PROSPECTUS

                         [OBJECT OMITTED -COMPANY LOGO]


                Offer to exchange our 13% senior notes due 2008,
              which have been registered under the Securities Act,
        for our 13% senior notes due 2008, which have not been registered

Terms of the Exchange Offer:

o Offer to exchange up to $600,000,000 aggregate principal amount of our new 13% senior notes and EURO 200,000,000 aggregate principal amount of our new 13% Senior Notes, all of which will mature in 2008, for an equal amount of our old 13% senior notes, which will mature in 2008.

o In the case of the dollar notes, expires 5:00 p.m., New York City time, on September 1, 2000 unless extended. In the case of the euro notes, expires 5:00 p.m., London time, on September 1, 2000 unless extended.

o You may withdraw your tender of old notes any time before the exchange offer expires.

o We will accept any and all old notes validly tendered and not withdrawn for exchange before the exchange offer expires.

o Not subject to any condition, other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission and certain other customary conditions.

o             We will not receive any proceeds from the exchange offer.

o             The exchange of notes will not be a taxable exchange for U.S.
              federal income tax purposes.

o The terms of the new notes and the old notes are identical in all material respects, except for certain transfer restrictions relating to the old notes.

o The new notes will be evidence of the same indebtedness as the old notes and will be issued under, and entitled to the benefits of, the same indentures that govern the old notes.

The New Notes:

o Interest Payment: semiannually in arrears on May 1 and November 1, beginning on November 1, 2000.

o Redemption: The new notes will not be redeemable, except in some instances relating to withholding taxes. Holders of the new notes may also require us to redeem all or any part of their new notes upon a change of control or if we sell certain assets.

         See "Risk Factors," which begins on page 15, for a discussion of certain factors that should be considered by holders before tendering their old notes in the exchange offer.

                     --------------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                     --------------------------------------

                 The date of this prospectus is August 3, 2000.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Prospectus Summary............................................................1
Risk Factors.................................................................15
The Exchange Offer...........................................................35
Description of Notes.........................................................44
Description of Other Indebtedness............................................87
Description of Book-Entry System.............................................91
Material United States and Canadian Income Tax Considerations................96
Plan of Distribution........................................................100
Legal Matters...............................................................103
Experts.....................................................................103
Enforceability of Civil Liabilities Against Foreign Persons.................103
Currency Translation........................................................103
Where You Can Find More Information.........................................104
General Listing Information.................................................106
Index to Pro Forma Financial Information...................................PF-1

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully. Worldwide Fiber Inc. recently has been renamed 360networks inc. to reflect our global focus and evolution from constructing networks to offering a range of network and value-added services. References in this prospectus to "360networks," "we," "our" and "us" refer to 360networks inc. (and its predecessor) and all of its subsidiaries as a combined entity, except where it is clear that those terms mean only the parent company. Industry and market data in this prospectus are based on or derived from sources that we believe are reliable. There can be no assurance, however, as to the accuracy of the industry or market data.

                               The Exchange Offer

Purpose and Effect.............     360networks inc. sold $600 million 13%
                                    senior notes due 2008 (the "old dollar
                                    notes") on April 26, 2000 and sold EURO 200 million 13% senior notes due 2008 (the "old euro notes" and, together with the old dollar notes, the "old notes") on April 28, 2000. The old notes were sold to Donaldson, Lufkin & Jenrette Securities Corporation,
                                    Goldman, Sachs & Co., Bear Stearns & Co.
                                    Inc., Chase Securities Inc., Credit Suisse
                                    First Boston Corporation, Morgan Stanley &
                                    Co. Incorporated, Salomon Smith Barney Inc.,
                                    RBC Dominion Securities Corporation and TD
                                    Securities (USA) Inc., the initial
                                    purchasers, who privately placed the old notes with certain institutional investors.
                                    In connection with this sale, we executed and delivered for the benefit of the holders of the old notes registration rights agreements providing for, among other things, the exchange offer. See "The
                                    Exchange Offer--Terms of the Exchange
                                    Offer."

Terms of the Exchange Offer....     We are offering to exchange $1,000 principal
                                    amount of new dollar notes (as defined) for each $1,000 principal amount of old dollar notes. Old dollar notes may only be exchanged in $1,000 principal amount increments. We are offering to exchange EURO
                                    1,000 principal amount of new euro notes (as defined) for each EURO 1,000 principal amount of old euro notes. Old euro notes may only be exchanged in EURO 1,000 principal amount increments. We will issue the new notes (as defined) on or promptly after the expiration of the exchange offer. See "Risk
                                    Factors--Consequences of Failure to
                                    Exchange."

Minimum Condition..............     The exchange offer is not conditioned upon
                                    any minimum total amount of old notes being tendered or accepted for exchange. See "The
                                    Exchange Offer--Certain Conditions to the
                                    Exchange Offer."

Expiration Date................     In the case of the dollar notes, 5:00 p.m.,
                                    New York City time, on September 1, 2000, unless the exchange offer is extended, and in the case of the euro notes, 5:00 p.m., London time, on September 1, 2000, unless the exchange offer is extended, in which case the expiration date means the latest date and time to which the exchange offer is extended. See "The Exchange Offer--Terms of the Exchange Offer."

Conditions......................    The exchange offer is subject to certain
                                    customary conditions, which may be waived by us. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if these conditions occur. The exchange offer is also subject to the terms and provisions of the registration rights agreements. See "The Exchange
                                    Offer--Certain Conditions to the Exchange
                                    Offer."

Procedures for Tendering
  Old Notes.....................    If you wish to tender your old notes through
                                    the exchange offer, you must either (1)
                                    complete, sign and date the letter of
                                    transmittal, or a facsimile of it, according to the instructions contained in this prospectus and in the letter of transmittal or (2) with respect to the old dollar notes, send an agent's message to the exchange agent for the old dollar notes, which is a message that indicates you have agreed to the contents of the letter of transmittal and the letter of transmittal may be enforced against you. You must mail or otherwise deliver the letter of transmittal, or a facsimile of it, or the agent's message with the old notes or a Book-Entry
                                    Confirmation (as defined) and any other
                                    required documentation to the appropriate exchange agent at the address listed in this prospectus. The method of delivery of this documentation is at your election and risk.
                                    By executing the letter of transmittal or sending the agent's message you will represent to us, among other things, that:

                                    o     the new notes acquired through the
                                          exchange offer by you and any
                                          beneficial owners of old notes are
                                          being obtained in the ordinary course
                                          of business of the person receiving
                                          the new notes;

                                    o     neither you nor the beneficial owner
                                          is participating in, intends to
                                          participate in or has an arrangement
                                          or understanding with any person to
                                          participate in the distribution of the
                                          new notes; and

                                    o     neither you nor the beneficial owner
                                          is an affiliate, as defined under Rule
                                          405 of the Securities Act, of
                                          360networks inc.

                                    Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker or dealer as a result of market-making activities or other trading activities (except for old notes acquired directly from us), must acknowledge in the letter of transmittal that it will deliver a prospectus for any resale of the new notes. See "The Exchange Offer--Procedures for Tendering Old Notes" and "Plan of Distribution."

Special Procedures for
    Beneficial Owners..........     If you are a beneficial owner whose old
                                    notes are registered in the name of a
                                    broker, dealer, commercial bank, trust
                                    company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed before the expiration date. See
                                    "The Exchange Offer--Procedures for
                                    Tendering Old Notes."

Book-Entry Transfer............     Any financial institution that is a
                                    participant in the Book-Entry Transfer
                                    Facility's (as defined) system may make
                                    book-entry delivery of old notes by causing the Book-Entry Transfer Facility to transfer these old notes into the appropriate exchange agent's account at the Book-Entry
                                    Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. See "The Exchange Offer--Book
                                    Entry Transfer."

Withdrawal Rights..............     In the case of the dollar notes, tenders may
                                    be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date, and in the case of the euro notes, tenders may be withdrawn at any time before 5:00 p.m., London time, on the expiration date.
                                    See "The Exchange Offer--Withdrawal of
                                    Tenders."

Acceptance of Old Notes and
      Delivery of New Notes....     Upon satisfaction or waiver of all
                                    conditions of the exchange offer, we will accept for exchange any and all old dollar notes which are properly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date and any and all old euro notes which are properly tendered and not withdrawn before 5:00 p.m., London time, on the expiration date.. The new notes issued through the exchange offer will be delivered promptly following acceptance of the old notes by us after the expiration date. See "The Exchange Offer--Acceptance of
                                    Old Notes for Exchange; Delivery of New
                                    Notes."

U.S. Federal Income Tax
  Consequences.................     The exchange of old notes for new notes by
                                    tendering holders will not be a taxable
                                    exchange for United States federal income tax purposes. See "Material United States and Canadian Federal Income Tax
                                    Considerations--United States."

Regulatory Approvals...........     We do not believe that the receipt of any
                                    material federal or state regulatory
                                    approvals will be necessary for the exchange offer. See "The Exchange Offer--Regulatory
                                    Approvals."

Use of Proceeds................     We will not receive any proceeds from the
                                    exchange offer.

Exchange Agents................     HSBC Bank USA is serving as exchange agent
                                    in the exchange offer for the Dollar Notes
                                    (the "dollar note exchange agent"). HSBC
                                    Bank plc is serving as exchange agent in the exchange offer for the Euro Notes (the "euro note exchange agent"). See "The Exchange
                                    Offer--Exchange Agents."

Resales of the New Notes.......     The new notes are being offered by this
                                    prospectus to satisfy certain obligations contained in the registration rights agreements. Based on positions of the Securities and Exchange Commission and no-action or interpretive letters issued to others, we believe that the new notes issued through the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

                                        o       you are acquiring the new notes
                                                in the ordinary course of your
                                                business;

                                        o       you are not participating, do
                                                not intend to participate and
                                                have no arrangement or
                                                understanding with any person to
                                                participate in the distribution
                                                of the new notes; and

                                        o       you are not an affiliate of
                                                360networks inc.

                                    If you acquire new notes in the exchange offer to distribute or participate in a distribution of new notes, you cannot rely on the position of the staff of the Securities and Exchange Commission contained in its no-action and interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act concerning a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives new notes for its own account through the exchange offer must acknowledge that:

                                        o       old notes tendered by it in the
                                                exchange offer were acquired in
                                                the ordinary course of its
                                                business as a result of
                                                market-making or other trading
                                                activities; and

                                        o       it will deliver a prospectus in
                                                connection with any resale of
                                                new notes received in the
                                                exchange offer.

                                    This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of the new notes received in exchange for old notes where the old notes were acquired by a broker-dealer as a result of market-making or other trading activities, except for old notes acquired directly from us. We have agreed that, for a period of 180 days following the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use with resale. See "The Exchange Offer--Resales of the New Notes" and "Plan of Distribution."

                        Summary Description of New Notes

Total Amount of New Notes
  Offered......................     $600.0 million in aggregate principal amount
                                    of 13% Senior Notes due 2008 (the "new
                                    dollar notes").

                                    EURO 200.0 million in aggregate principal amount of 13% Senior Notes due 2008 (the "new euro notes"). The new euro notes, together with the new dollar notes, are referred to in this prospectus as the "new notes." The old notes, together with the new notes, are referred to in this prospectus as the "notes."

Issuer.........................     360networks inc.

Maturity.......................     New dollar notes: May 1, 2008.
                                    New euro notes: May 1, 2008.

Interest.......................     Interest on the new dollar notes will accrue
                                    at the rate of 13% per annum and will be payable in cash in arrears semiannually on May 1 and November 1 of each year, commencing on November 1, 2000.

                                    Interest on the new euro notes will accrue at the rate of 13% per annum and will be payable in cash in arrears semiannually on May 1 and November 1 of each year, commencing on November 1, 2000.

Ranking of the New Notes.......     The new notes are senior debts. They will
                                    effectively rank behind all of our secured debts to the extent of the value of the assets securing those debts and all existing and future debts and other liabilities of our subsidiaries.

                                    They will rank equally with all of our
                                    existing and future unsubordinated,
                                    unsecured debts that do not expressly
                                    provide that they are subordinated to the new notes.

                                    They will rank ahead of all of our future debts that expressly provide that they are subordinated to the new notes.

                                    Assuming we had sold the old notes on
                                    December 31, 1999 and applied the proceeds as intended, the old notes would have been effectively subordinated to approximately $244 million of liabilities of our subsidiaries. In addition, the new notes will rank equally with our outstanding $175 million principal amount of 12 1/2% Senior Notes due 2005 and our outstanding $500 million principal amount of 12% Senior Notes due 2009. No other debt of ours having an equal ranking with the old notes or that is subordinate to the old notes would have been outstanding on such date.

Optional Redemption............     The new notes may not be redeemed at our
                                    option, except in certain instances relating to withholding taxes. Upon a change in the withholding tax laws of Canada, we may redeem all of the new notes at any time at the face amount of the new notes.

Mandatory Offer to Repurchase..     If in we sell certain assets or experience
                                    specific kinds of changes in control, we must offer to repurchase the new notes at the prices listed in the section
                                    "Description of Notes" under the heading
                                    "Repurchase at the Option of Holders."

Basic Covenants of Indentures..     The indentures governing the new notes,
                                    among other things, place certain
                                    limitations on our ability, and the ability of some of our subsidiaries, to:

                                        o       borrow money;

                                        o       pay dividends on stock or
                                                repurchase stock;

                                        o       make investments;

                                        o       use assets as security in other
                                                transactions; and

                                        o       sell certain assets or merge
                                                with or into other companies.

                                    For more details, see the section
                                    "Description of Notes" under the heading
                                    "Certain Covenants."

Form of the Notes..............     The old notes were issued in global form and
                                    are governed by the laws of the State of New
                                    York.

                                    When issued, the new notes will be issued in global form and governed by the laws of the State of New York.

Trustee, Paying Agent
  and Registrar................     HSBC Bank USA

Luxembourg Paying Agent
and Registrar..................     Banque Generale du Luxembourg

London Paying Agent and Common
  Depositary...................     HSBC Bank plc

                                   The Company

         We are a leading independent, facilities-based provider of fiber optic communications network products and services. By the end of 2001, we expect our currently planned network to consist of approximately 70,000 route miles in North America, Europe, South America and Asia, including undersea cables between North America and Europe, North America and South America and across Asia.

         We intend to expand our network to provide connectivity on a global basis. Our network's design uses state-of-the-art optical technologies that we believe greatly reduce complexity and cost while allowing us to offer increased reliability and a wide range of products and services.

         We offer network services to meet our customers' requirements and enable Internet services and intend to develop products and services that capitalize on the convergence of telecommunications and high-bandwidth applications and services.

         We believe that there is growing demand for fiber optic capacity and related network elements to transmit and service high-bandwidth data, voice and video. This growing demand is being accelerated by new applications and services and by improvements in "last mile" technology such as digital subscriber line and cable modems. In this changing market environment, we believe that we are in a favorable competitive position to satisfy this demand relative to other service providers due to our low-cost, seamless technologies and consistent operating architecture. We have achieved a low-cost position by:

          o       leveraging our construction skills;

          o co-developing and swapping along some corridors of our network;

          o using equity as payment for important elements such as bulk rights-of-way; and

          o using optical design and technologies that eliminate layers of equipment traditionally required to support legacy systems.

         Our current and targeted customers include new and incumbent telecommunications service providers, Internet service providers, application service providers, storage service providers and large organizations with enterprise network needs. We believe that these customers have a limited choice of independent service providers capable of offering high-capacity, reliable, secure and cost-effective services, including enabling Internet services, between major population centers in North America, Europe and South America. As a result, we believe that our targeted customers will buy services from us rather than purchase them from another source or build these service capabilities themselves. To meet our customers' requirements, we offer a wide range of services on a scalable basis, including:

          o network services--optical channels, private line transmission, packet-based data services such as Internet protocol transport and Asynchronous Transfer Mode, and virtual voice trunking; and

          o network infrastructure--dark fiber and conduit for sale, grant of indefeasible right of use or lease and construction services supporting the development of our network.

         Through the colocation facilities that we have agreed to acquire or are co-developing and through additional colocation facilities that we intend to acquire, we intend to provide additional network services such as Internet data centers, applications hosting, electronic commerce support and web hosting. We also intend to expand our business to include additional network services such as video transport, independent Internet access for transport and peering and management services to allow carriers to migrate from circuit-switched technologies to packet-based technologies.

         We expect to enable our customers to establish and maintain a strong competitive position in providing services to their end users. We believe that our independence, product design, seamless technology, consistent network architecture, simple billing systems and end-to-end international connectivity will enable us to gain a strong market position.

         Our principal executive offices are located at 1500-1066 West Hastings Street, Vancouver, British Columbia, Canada V6E 3X1, and our electronic mail address for investor relations is ir@360.net. Our telephone number is (604) 681-1994.

Recent Development

         We have entered into a letter of intent to enter into a strategic relationship with C2C, a subsidiary of Singapore Telecommunications ("SingTel"), to develop a fully redundant, diversified Asia-Pacific network capable of providing city-to-city connectivity. This matter is subject to finalization and execution of definitive documentation.

                             Summary Financial Data

         The summary historical financial data for the year ended March 31, 1996, the five months ended August 31, 1996, the year ended August 31, 1997 and the nine months ended May 31, 1998 of our predecessor, the telecommunications division of Ledcor Industries, are derived from the audited financial statements of the predecessor division, which have been audited by Deloitte & Touche LLP, independent auditors.

         Our summary consolidated historical financial data for the period from February 5, 1998 to December 31, 1998 and year ended December 31, 1999 are derived from our audited consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent auditors. Our summary consolidated historical financial data as of and for the six months ended June 30, 1999 and June 30, 2000 are derived from our unaudited interim consolidated financial statements and include, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the data for these periods.

         The unaudited pro forma consolidated income statement data for the year ended December 31, 1999 are derived from our audited consolidated financial statements for the year ended December 31, 1999, and the audited consolidated financial statements of GlobeNet Communications Group Limited ("GlobeNet") for the year ended December 31, 1999, audited by PricewaterhouseCoopers LLP, independent auditors, incorporated by reference in this prospectus. The unaudited pro forma consolidated income statement data for the year ended December 31, 1999 gives effect to the following transactions as if they occurred on January 1, 1999:

          o       our acquisition of all outstanding stock of GlobeNet;

          o the issuance of the old dollar notes and old euro notes giving rise to interest expense;

          o the issuance in July 1999 of $500 million of senior notes giving rise to interest expense; and

          o the acquisition of the minority equity interests in certain of our subsidiaries giving rise to amortization of goodwill.

         The unaudited pro forma consolidated income statement data for the six months ended June 30, 2000 is derived from our unaudited consolidated financial statements for the six months ended June 30, 2000 incorporated by reference in this prospectus. The unaudited pro forma consolidated income statement for the six months ended June 30, 2000 gives effect to the following transactions as if they occurred on January 1, 2000:

          o       our acquisition of all outstanding stock of GlobeNet;

          o the issuance of the old dollar notes and old euro notes giving rise to interest expense;

          o the acquisition of the minority equity interests in certain of our subsidiaries giving rise to the amortization of goodwill.

         Our consolidated financial statements and the divisional financial statements of the predecessor division have been prepared in accordance with U.S. GAAP. The results of operations for the predecessor division are not comparable to our results of operations after the telecommunications division of Ledcor was reorganized.

         EBITDA presented in the following table consists of net income (loss) before interest expense, net of interest income, provision for income taxes, depreciation, stock based compensation, amortization of goodwill and income attributable to minority interest. EBITDA is presented because we believe that it is a useful indicator of our ability to meet debt service and capital expenditure requirements. It is not intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally acceptable accounting principles). EBITDA is not necessarily comparable to similarly titled measures for other companies and does not necessarily represent amounts of funds available for management's discretionary use.


         For purposes of calculating the ratio of earnings to fixed charges, earnings consists of earnings (loss) before equity income, provision for income taxes, income attributable to minority interest and fixed charges. Fixed charges consists of interest expensed and capitalized, plus the portion of rental expense which we believe to be representative of interest (assumed to be one-third of rental expense) and pre-tax earnings required to cover the accretion on the redeemable convertible preferred shares. Pro forma loss for the year ended December 31, 1999 would have been insufficient to cover fixed charges by approximately $152 million. Net loss for the six months ended June 30, 2000 would have been insufficient to cover fixed charges by approximately $150 million. Pro forma loss for the six month period ended June 30, 2000 would have been insufficient to cover fixed charges by approximately $227 million.

         Capital expenditures represent actual cash expenditures incurred during the period and do not include acquisitions of assets for non-cash consideration. Route miles represent the number of miles spanned by fiber optic cable owned by us or in respect of which we have acquired capacity pursuant to swaps, leases, indefeasible rights of use or other contractual rights at the end of the period, calculated without including physically overlapping segments of cable.

         The following table presents summary consolidated financial data derived from our consolidated financial statements. You should read the following information along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and the related notes incorporated by reference in this prospectus.

                             Summary Financial Data
                 (Dollars in millions except per share amounts)
                                360networks inc.

                                                               Pro Forma                                         Pro Forma
                            February 5, 1998  Year Ended       Year Ended       Six Months        Six Months     Six Months
                            to December 31,   December 31,     December 31,     Ended June        Ended          Ended
                            1998              1999             1999             30, 1999          June 30, 2000  June 30, 2000
                            ----------------  ----------       ----------       ----------        -------------  --------------
                                                               (unaudited)     (unaudited)        (unaudited)    (unaudited)

Income Statement Data:
Revenue .................   $         164    $         360    $         386    $         124    $         234    $         247
Operating expenses:
   Costs ................             147              251              262               86              147              151
   General and
    administrative ......               2               22               37                6               36               55
   Stock-based
    compensation ........            --                  7               11                2              153              164
   Depreciation .........               1                3                5             --                  2                9
   Amortization of ......            --               --                 52             --                  6               20
    goodwill
                            -------------    -------------    -------------    -------------    -------------    -------------
Total operating expenses              150              283              367               94              344              399
                            -------------    -------------    -------------    -------------    -------------    -------------
Operating income (loss) .              14               77               19               30             (110)            (152)
Interest expense, net ...            --                 16              166                6               24               58
                            -------------    -------------    -------------    -------------    -------------    -------------
Income (loss) before
    income taxes,
    minority interest
    and equity ..........              14               61             (147)              24             (134)            (210)
    accounted for
    investment
Provision for income ....               6               30              (35)              11               13               (2)
    taxes
                            -------------    -------------    -------------    -------------    -------------    -------------
                                        8               31             (112)              13             (147)            (208)
Income attributable to
    minority interest
    and equity
    accounted for .......               1               (7)              (1)              (3)              (2)            --
    investment
                            -------------    -------------    -------------    -------------    -------------    -------------
Net income (loss) .......   $           9    $          24    $        (113)   $          10    $        (149)   $        (208)
                            =============    =============    =============    =============    =============    =============
Basic and fully diluted
    earnings (loss) per
    share (1) ...........   $        0.43    $       (0.03)   $       (0.19)   $        0.04    $       (0.33)   $       (0.29)
Shares used to
    calculate earnings
    (loss) per share :
    Basic ...............      20,964,178      327,313,808      614,964,070      231,429,000      542,174,000      724,945,262
    Fully diluted .......      20,964,178      327,313,808      614,964,070      236,921,000      542,174,000      724,945,262
Other Financial Data
    (unaudited):
EBITDA ..................   $          15    $          87                     $          32    $          51
Capital expenditures ....               1              300                                19              535
Ratio of earnings to
    fixed charges .......           26.8x             1.7x                              3.8x             --
Statement of Cash Flows
    Data:
Operating activities ....   $         (13)   $         (97)                    $         (50)   $         (63)
Investing activities ....               1             (321)                              (19)            (535)
Financing activities ....             168              785                                (1)           1,607
Operating Data:
Route miles .............           2,735           12,217                             5,255           19,751

                                                               Actual
                                                               ------
                                             December 31, 1999     June 30, 2000
                                             -----------------     -------------
Balance Sheet Data:                                                 (unaudited)
Cash and cash equivalents ..................       $  521             $1,529
Property and equipment .....................           77                310
Assets under construction ..................          301                799
Total assets ...............................        1,311              4,564
Total debt .................................          675              2,021
Redeemable convertible preferred shares ....          350               --
Shareholders' equity .......................           30              2,180

(1) To compute basic and fully diluted loss per share for the year ended December 31, 1999 and six months ended June 30, 2000 net loss attributable to common stockholders is computed as follows (amounts in millions):

                                              December 31, 1999    June 30, 2000
                                              -----------------    -------------
                                                                     (unaudited)
Net income (loss)...........................          $24             $(149)
Stock dividend..............................           (5)               --
Preferred stock accretion...................           (7)               (6)
Purchase price adjustment
to preferred shares.........................          (22)              (24)
                                                    ------           -------
Net income (loss)...........................         $(10)            $(179)

                             Summary Financial Data
                 (Dollars in millions except per share amounts)
                              Predecessor Division

                                                                         Five Months                      Nine Months
                                                      Year Ended            Ended          Year Ended        Ended
                                                    March 31, 1996     August 31, 1996  August 31, 1997   May 31, 1998

Income Statement Data:
Revenue.......................................               $4               $7             $58             $55
Operating expenses:
   Costs......................................                4                5              48              45
   General and administrative.................               --               --               1               1
   Depreciation...............................               --               --              --              --
Total operating expenses......................                4                5              49              46
Operating income..............................               --                2               9               9
Interest expense, net.........................               --               --               1              --
Equity income.................................               --               --              --              --
Earnings before income taxes..................               --                2               8               9
Income tax expense............................               --                1               4               4
                                                             --                1               4               5
Income attributable to minority interest......               --               --              --              --
Net income....................................             $ --             $  1              $4              $5

Other Financial Data (unaudited):
EBITDA........................................            $  --               $2              $9              $9
Capital expenditures..........................               --               --               1               7
Ratio of earnings to fixed charges............            24.3x            45.5x           10.3x           17.7x

Statement of Cash Flows Data:
Operating activities..........................             $  1             $(3)            $(4)            $(3)
Investing activities..........................               --               --             (1)             (7)
Financing activities..........................              (1)                3               5               9

Operating Data:
Route miles...................................               --               --           1,090           1,430

Balance Sheet Data:
Cash and cash equivalents.....................            $  --            $  --             $--            $ --
Fixed assets, net.............................               --                1               2               8
Total assets..................................               --                6              32              40
Total debt....................................               --                2               7              11
Redeemable convertible preferred shares.......               --               --              --              --
Shareholders' equity..........................               --                1               6               9

                                  RISK FACTORS

         You should carefully consider the risks described below before deciding whether to invest in the notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also impair our business operations.

         If we do not successfully address any of the risks described below, there could be a material adverse effect on our business, financial condition or results of operations. We cannot assure you that we will successfully address these risks.

Leverage

Negative Cash Flows--Our negative cash flows while our network is being built may adversely affect our ability to make payments when due on the notes.

         Continued negative cash flow may restrict our ability to pursue our business strategy. In addition, if we cannot achieve profitability or positive cash flows from operating activities, we may not be able to meet our debt service obligations, including our obligations under our existing indebtedness, capital expenditure requirements or working capital needs.

         We intend to use most of the proceeds from the sale of the old notes to develop and construct our network and expand our network services business. Until the principal segments of the network are complete, we will spend more money building the network than we will earn from exploiting it. Accordingly, we expect to experience negative cash flows after capital expenditures during network development. We cannot assure you that the exploitation of our network, including the sale of our fiber and network services, will result in an adequate revenue base to meet our debt service obligations or that we will ever generate profitability or positive cash flow.

Substantial Leverage--Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

         We have substantial debt and debt service requirements.

         Our substantial indebtedness could have important consequences to you. For example, it could:

         o increase our vulnerability to general adverse economic and industry conditions;

         o limit our ability to fund future capital expenditures, working capital and other general corporate requirements;

         o require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our indebtedness, reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes;

         o make it more difficult for us to make interest and principal payments on our other indebtedness, which would be a default under the indentures;

         o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

         o place us at a competitive disadvantage compared to our competitors that have less debt. We also intend to obtain other sources of financing for the construction of the network, including project financing for individual segments of our network. This project financing would also be secured by the assets being financed. The following chart shows some important credit statistics as of the date or for the periods specified below:

                                                          As of June 30, 2000
                                                              (unaudited)
                                                         ---------------------
                                                         (dollars in millions)
Total indebtedness                                                $2,021
Shareholders' equity                                              $2,180
Debt to equity ratio                                                0.9x
-------------------------

         The initial annual interest expense on the old dollar notes and old euro notes is $109 million.

         Pro forma loss for the year ended December 31, 1999 would have been insufficient to cover fixed charges by approximately $152 million. Net loss for the six months ended June 30, 2000 would have been insufficient to cover fixed charges by approximately $150 million. Pro forma loss for the six months ended June 30, 2000 would have been insufficient to cover fixed charges by approximately $227 million.

Additional Borrowings Required--Despite our current debt level, we and our subsidiaries may incur substantially more debt. Increased debt could worsen the risks described above, but failure to obtain the debt needed could prevent the completion of the network.

         If additional debt is incurred, the risks mentioned above that are associated with high leverage will increase. We expect to need significant amounts of additional capital to complete the development of our planned network and fulfill our long-term business strategies. The terms of our indentures generally permit us and our restricted subsidiaries to incur additional debt to finance the cost of designing and building or acquiring our network. The indentures also allow us to incur additional indebtedness for other purposes, subject to some limitations. In addition, the indentures permit us to create "unrestricted subsidiaries" that will be allowed to incur debt without regard to the limitations on debt incurrence contained in the indentures. Our ability to arrange financing and the cost of financing depend upon many factors, including:

         o general economic and capital markets conditions, and in particular the non-investment grade debt market;

         o   conditions in the telecommunications industry;

         o   regulatory developments;

         o investor confidence and credit availability from banks or other lenders;

         o   the success of our network; and

         o   provisions of tax and securities laws that affect raising capital.

         Our inability to raise additional funds would have an adverse effect on our ability to complete the network. If we decide to raise additional funds through the incurrence of debt, we may become subject to additional or more restrictive financial covenants. In addition, we expect to incur additional debt that is secured by our assets and therefore those assets will be available to other creditors before they are available to you.

         A portion of our investment in 360atlantic was funded from our recently completed private sale of our equity securities. The indebtedness to finance that project has been or will be incurred by our subsidiary without recourse to 360networks inc. We estimate that approximately $565 million of indebtedness will be required for the 360atlantic project. 360atlantic will be owned by one or more subsidiaries created for the purpose of owning the project. They will not hold any assets unrelated to 360atlantic and will not be restricted subsidiaries under the indentures. If we were to incur additional debt at the 360networks inc. level in order to contribute to the financing of 360atlantic, however, it would further increase the risks associated with high leverage.

Ability to Service Debt--To service our debt we will require significant amounts of cash and our ability to generate sufficient cash will depend on many factors beyond our control.

         We cannot assure you that we will be successful in implementing our strategy or in realizing our anticipated financial results. You should be aware that our ability to repay or refinance our debt we incur will depend on our successful financial and operating performance and on our ability to successfully implement our business strategy. You should also be aware that our financial and operating performance depends upon a number of factors, many of which are beyond our control. These factors include:

         o our ability to complete network development on time and in a cost-effective manner;

         o the economic and competitive conditions in the telecommunications industry, including the demand for fiber optic systems;

         o any construction or operating difficulties, increased operating costs or pricing pressures we may experience;

         o the passage of legislation or other regulatory developments that may adversely affect us; and

         o   any material delays in implementing any strategic projects.

         We cannot assure you that our cash flow and capital resources will be sufficient to repay the notes and any of our other existing or future debt, or that we will be successful in obtaining alternative financing. If we are unable to repay our debts, we may be forced to reduce or delay the completion or expansion of our network, sell some of our assets, obtain additional equity capital or refinance or restructure our debt. If we are unable to meet our debt service obligations or comply with our covenants, a default under our debt agreements would result. To avoid a default, we might need waivers from third parties, which might not be granted.

Financing Change of Control Offer--We may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures.

         Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our credit facilities or other indebtedness will not allow these repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indentures. See "Description of Notes--Repurchase at the Option of Holders."

Effective Subordination--Although your notes are referred to as "senior notes," they will be effectively subordinated to our secured debt and the debt of our subsidiaries.

         The notes are unsecured and therefore will be effectively subordinated to any secured debt we may incur to the extent of the value of the assets securing it. In the event of a bankruptcy or similar proceeding involving us, our assets which serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on the notes. In addition, our subsidiaries will not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us, except to the extent we may also have a claim as a creditor.

Holding Company Structure--We will depend on the cash flow of our subsidiaries to satisfy our obligations under our indebtedness.

         Our operating cash flow and our ability to service our indebtedness, including the notes, depends upon the operating cash flow of our subsidiaries and their payments to us in the form of loans, dividends or otherwise. Our subsidiaries are separate legal entities and have no obligation to pay any amounts due on the notes or to make any funds available for that purpose, whether by dividends, interest, loans, advances or other payments. In addition, our subsidiaries' payment of dividends and the making of loans, advances and other payments to us may be subject to regulatory and contractual restrictions. These restrictions include requirements to maintain minimum levels of working capital and other assets. Subsidiary payments are contingent upon earnings and various business and other considerations. As part of the Canadian telecommunications arrangement we placed certain operating assets in 360 Urbanlink Ltd. ("Urbanlink"), which subsidiary we do not and cannot control.

Restrictions Imposed by Terms of Our Indebtedness--We may be unable to repay our indebtedness if there is an event of default.

         If an event of default occurs under any of our credit facilities or indentures, the lenders under the credit facilities and the holders of our notes could elect to declare all amounts outstanding under the credit facilities and the notes, along with accrued and unpaid interest, to be immediately due and payable. Our indentures limit, among other things, our ability to incur additional indebtedness, pay dividends and make certain other restricted payments, incur liens, enter into some transactions with affiliates and consummate asset sales and impose restrictions on our ability to merge or consolidate or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. In addition, credit facilities that we may enter into in the future may contain other and more restrictive covenants, including concerning debt incurrence and the making of capital expenditures and may require us to meet or maintain specified financial ratios and tests. Our ability to meet these financial ratios could be affected by events beyond our control, and no assurance can be given that we will be able to comply with these provisions. A breach of any of these covenants could result in a default under these credit facilities and/or the indentures. If we were unable to repay any of these amounts, the lenders could proceed against any collateral securing the indebtedness, which could include security interests in all of our future accounts receivable and inventory and other assets. If the lenders under potential credit facilities were to accelerate the payment of the indebtedness under these credit facilities, there would be no assurance that our assets at the time would be sufficient to repay in full the indebtedness and our other indebtedness, including the notes.

Capital Markets

Currency Exchange Rate Fluctuations Could Adversely Affect Our Financial
Results.

         Fluctuations in foreign currency exchange rates may affect our results of operations and the value of our foreign assets, which in turn may adversely affect reported earnings and the comparability of period-to-period results of operations. Changes in currency exchange rates may affect the relative prices at which we and foreign competitors sell products in the same market. In addition, changes in the value of the relevant currencies may affect the cost of items required in our operations.

No Prior Market for Notes--You cannot be sure that an active trading market will develop for the notes.

         There is no public market for the notes. We have been informed by the initial purchasers that they intend to make a market in the notes after this offering are completed. However, the initial purchasers may cease their market-making at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the notes.

There May Be No Public Market for the New Notes.

         There has previously been only a limited secondary market, and no public market, for the old notes. The new notes are a new issue of securities, have no established trading market and may not be widely distributed. We do not intend to list the new notes on any national securities exchange or The Nasdaq Stock Market or to apply for the trading of the new notes on any automated quotation system. No assurance can be given that an active public or other market will develop for the new notes or as to the liquidity of or the trading market for the new notes. If a trading market does not develop or is not maintained, holders of the new notes may experience difficulty in reselling the new notes or may be unable to sell them at all. If a market for the new notes develops, this market may be discontinued at any time. If a public trading market develops for the new notes, future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our results of operations and the market for similar securities, and the price at which the holders of new notes will be able to sell the new notes is not assured and the new notes could trade at a premium or discount to their purchase price or face value. Depending on prevailing interest rates, the market for similar securities and other factors, including our financial condition, the new notes may trade at a discount from their principal amount.

Failure to Exchange or Comply with the Exchange Offer--This will result in continuing transfer restrictions or result in the inability to exchange.

         There has previously been only a limited secondary market, and no public market, for the old notes. To the extent that old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes not so tendered could be adversely affected. We cannot assure the future development of a market for the old notes or the ability of holders of the old notes to sell their old notes or the price at which the old notes may be sold. If you do not exchange your old notes for new notes under the exchange offer, you will continue to be restricted from transferring your old notes.

         In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. Based on interpretations by the staff of the Securities and Exchange Commission contained in no-action letters issued to third parties, we believe that the new notes issued to you under the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by any holder of them, except for any holder which is an affiliate of 360networks within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, if the new notes are acquired in the ordinary course of the holder's business and the holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for any resale of new notes received in exchange for old notes where the old notes were acquired by this broker-dealer as a result of market-making activities or other trading activities, except for old notes acquired from us. We have agreed that, for a period of 180 days following the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use in any resale. However, your ability to resell the new notes is subject to applicable state securities laws. See "The Exchange Offer" and "Plan of Distribution."

         To participate in the exchange offer and avoid the restrictions on transfer of the old notes, you must deliver a properly completed letter of transmittal, including all other documents required by the letter of transmittal, to the appropriate exchange agent at one of the addresses listed below under "The Exchange Offer--Exchange Agents" on or before the expiration date. In addition, either

         o certificates for the old notes must be received by the appropriate exchange agent along with the letter of transmittal, or

         o a timely confirmation of book-entry transfer of the old dollar notes, if this procedure is available, into the dollar exchange agent's account at the Book-Entry Transfer Facility under the procedure for book-entry transfer described in this prospectus, or for the old euro notes, the participants must advise Euroclear or Clearstream their intention to exchange. Euroclear or Clearstream will then notify the euro exchange agent of the participant's intention to exchange (thereby blocking the participant's account). The letter of transmittal or agent's message, must be received by the appropriate exchange agent before the expiration date, or

         o the holder must comply with the guaranteed delivery procedures described in this prospectus and in the letter of transmittal.

         You may elect to choose method of delivery of the old notes and the letter of transmittal and all other required documents to the appropriate exchange agent but it is at your own risk. See "The Exchange Offer."

General Business

Limited History of Operations--Given our limited operating history, you should consider the notes to be a highly speculative investment.

         You have very limited historical financial information upon which to base your evaluation of our performance and an investment in the notes. We began operations as an independent company in May 1998 and have a limited operating history. Before that time we conducted business as the telecommunications division of Ledcor Industries. We believe that our financial results are not directly comparable to theirs. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development.

RisksAssociated with Development and Expansion of Our Network--Our inability to implement our business strategy and manage our growth could impair our operating results.

         Successful implementation of our business strategy depends on numerous factors beyond our control, including economic, competitive and other conditions and uncertainties, the ability to obtain licenses, permits, franchises and rights-of-way on reasonable terms and conditions and the ability to hire and retain qualified personnel. Adverse economic or competitive conditions or the failure to obtain the necessary authorizations or to hire and retain qualified personnel could prevent or delay the completion of all or part of our network or increase completion costs. In order to implement our proposed business strategy, we must accomplish the following in a timely manner at a reasonable cost to us and on acceptable conditions:

         o   obtain continued access to capital markets;

         o   design, engineer and operate fiber networks;

         o install fiber optic facilities, transmission equipment and related infrastructure;

         o   acquire additional rights-of-way;

         o   obtain required regulatory approvals;

         o swap, lease, purchase or obtain other contractual rights in additional fiber optic facilities;

         o   attract and retain high-quality operating personnel and management;
             and

         o continue to implement and improve our operational, financial and accounting systems.

         In addition, construction of future networks entails significant risks, including:

         o management's ability to effectively control and manage these projects;

         o   shortages of materials, equipment or skilled labor;

         o   unforeseen engineering, environmental or geological problems; and

         o work stoppages, weather interference, floods and unanticipated cost increases.

         We cannot assure you that the anticipated costs of our current and future projects will not be exceeded or that these projects will commence operations within the contemplated schedules, if at all.

         Our success will depend, to a significant degree, upon our ability to secure a market for our network capacity and obtain and maintain contractual and other relationships with telecommunications service providers, Internet service providers, application service providers, storage service providers and large organizations with enterprise network needs. If we are unable to enter into contracts, comply with the terms of contracts or maintain relationships with these constituencies, our operations would be materially and adversely affected. Some of our current contracts to supply fiber capacity allow the buyer or lessee to terminate the contracts and provide for liquidated damages if we do not supply the stated fiber capacity by a specified time. Terminating any of these contracts could adversely affect our operations.

         Additionally, we expect to significantly expand the range of services that we offer. This expansion includes providing various network services to carriers and other service providers. We may enter into joint ventures where we or our partners supply the venture with dark fiber and the appropriate optical transmission equipment by facilitating the involvement of third party suppliers, vendors and contractors. We cannot assure you that a market will develop for our new services, that implementing these services will be technically or economically feasible, that we can successfully develop or market them or that we can operate and maintain our new services profitably.

         In order to reach our operating and financial goals, we must substantially increase the current volume of voice, data, Internet and video transmission on our network. If we do not develop long-term commitments with new large-volume customers as well as maintain our relationships with current customers, we will be unable to increase traffic on our network, which would adversely affect our profitability.

Risk of Network Failure--Network disruptions could adversely affect our operating results.

         Our success will require that our network provide competitive reliability, capacity and security. Some of the risks to our network and infrastructure include:

         o   physical damage;

         o   power loss;

         o   capacity limitations;

         o   hardware and software defects;

         o   excessive sustained or peak user demand;

         o   breaches of security; and

         o   disruptions beyond our control.

         These disruptions may cause interruptions in service or reduced capacity for customers, any of which could have an adverse effect on our ability to retain customers.

         The sale or lease of network services will require the addition of transmission equipment to our network. The network will use a combination of communications equipment, software, operating protocols and proprietary applications for the high speed transportation of large quantities of digital signals among multiple locations. Given the complexity of our network, digital signals may become lost or distorted, which may cause significant losses to our customers. The network may also contain undetected design faults and software "bugs" that, despite our testing, may be discovered only after the network has been completed and is in use. The failure of any equipment or facility on our network could result in the interruption of customer service until we make necessary repairs or install replacement equipment and have an adverse impact on our revenues and our ability to secure customers in the future. We do not possess adequate insurance to guard against the losses we could incur as a result of the factors enumerated above.

Limited Experience--We have little experience in the offering of bandwidth and value added network services and this could increase our risk of failure.

         We expect an increasing portion of our revenues to be derived through our offering of bandwidth and value added network services. We have limited experience offering these services. Presently, we derive substantially all of our revenues from the sale, grant of an indefeasible right of use or lease of dark fiber and conduit and construction services. See "Description of Business--Customers" and "--Competition" incorporated herein by reference from our annual report on Form 20-F for the year ended December 31, 1999.

Pricing Pressures--We anticipate that prices for network services and fiber assets will decline.

         We anticipate that prices for our products and services specifically, and network transmission capacity in general, will continue to decline over the next several years, due primarily to the following:

         o price competition as various network providers complete construction of networks that will compete with our network;

         o installation by us and our competitors of fiber capacity in excess of actual demand;

         o recent technological advances that enable substantial increases in the transmission capacity of both new and existing fiber optic networks; and

         o strategic alliances or similar transactions, such as long distance capacity purchasing alliances, that increase our customers' purchasing power.

Need for Rights-of-Way--A failure to obtain or maintain appropriate rights-of-way could delay the completion of the network and increase its cost.

         We cannot assure you that we will be successful in obtaining additional rights-of-way and other permits required to install underground conduit from parties such as railroads, utilities, highway authorities and governments and transit authorities. After we have obtained rights-of-way, we may not be able to maintain them. Some of our rights-of-way agreements may be short-term or revocable at will. Some rights-of-way may require regulatory filings or may be subject to legal challenge by third parties such as municipal governments, aboriginal citizens or land owners concerning rights-of-way granted for specific purposes. For example, Urbanlink, the Canadian telecommunications common carrier which has granted indefeasible rights of use to us of its fiber optic transmission facilities in Canada for sale on a resale basis, is seeking an order from the Canadian Radio-television and Telecommunications Commission to prescribe the terms and conditions of access to street crossings and other municipal properties in the city of Vancouver. In a related matter, the city of Vancouver has served the company that provides conduit to Urbanlink for certain of its facilities located in the city of Vancouver with a notice of termination for access to street crossings and other municipal property in the city. Failure on the part of Urbanlink to obtain the order requested in its application to the Canadian Radio-television and Telecommunications Commission or a renegotiation of municipal access arrangements with the city of Vancouver by Urbanlink's conduit provider which results in an increase to the costs of municipal access could have a material adverse effect on the business of Urbanlink and, as a result, on our resale business in Canada. See "Description of Business--Regulation--Canada--CRTC Proceedings" incorporated herein by reference from our annual report on Form 20-F for the year ended December 31, 1999.

         In addition, in the United States, landholders who granted rights-of-way to some railroad companies in the past have filed class action lawsuits against communications carriers that received rights-of-way from railroad companies in order to develop their fiber optic networks. The rights-of-way challenged in these class action lawsuits are similar to some of the rights-of-way that we use to develop our network, including the rights-of-way granted to us in the agreements with Canadian National Railway Company and Illinois Central Railroad Company. Loss of substantial rights and permits or loss of the ability to use these rights-of-way or the failure to enter into or maintain required arrangements for the network could have a material adverse effect on our business, financial condition and results of operations, if, as a result, the completion of our network is delayed or becomes more costly. See "Description of Business--Rights-of-way and Permitting." incorporated herein by reference from our annual report on Form 20-F for the year ended December 31, 1999.

RisksAssociated with Joint Ventures--Our business strategy contemplates investments in joint ventures to leverage our fiber assets. These investments may involve significant risks and our capital assets may not be returned.

         We are continually evaluating potential joint ventures and strategic opportunities to expand our network, enhance our connectivity and add traffic to our network. Any investments, strategic alliances or related efforts are accompanied by risks such as:

         o the difficulty of identifying appropriate joint venture partners or opportunities;

         o the time our senior management must spend negotiating agreements and monitoring joint venture activities;

         o potential regulatory issues applicable to telecommunications businesses;

         o the possibility that we may not be able to reach agreement on definitive agreements, including for our proposed colocation acquisitions;

         o the investment of our capital or fiber assets and the loss of control over the return of this capital or assets;

         o the inability of management to capitalize on the growth opportunities presented by joint ventures; and

         o   the insolvency of any joint venture partner.

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

         We cannot assure you that we would be successful in overcoming these risks or any other problems encountered with these joint ventures, strategic alliances or related efforts.

Risks Associated with International Markets--We will encounter additional risks as we pursue international business opportunities.

         Our strategy includes expanding our services to provide fiber optic networks and network services outside of North America. In particular, we have entered into an agreement for an undersea cable between North America and Europe called 360atlantic. We have acquired GlobeNet, which is constructing an undersea cable between South America and North America that we call 360americas. We also recently announced the expansion of our network into Europe. We are still evaluating all of the risks associated with these new projects. The risks associated with 360atlantic and 360americas include:

         o activities from our competitors which could limit the market share obtained by 360atlantic and 360americas;

         o   pricing pressures which could reduce profitability;

         o risk that there will be delay under our supply agreement as a result of the highly concentrated nature of the cable manufacturing and installation industry; and

         o inability to obtain sufficient pre-construction sales commitments and post-construction sales targets.

         Other risks associated with our international plans, including our expansion into Europe and South America, are:

         o regulatory limitations restricting or prohibiting us from providing our services;

         o additional regulatory requirements, tariffs, customs, duties and other trade barriers;

         o   difficulties in staffing and managing foreign operations;

         o   problems in collecting accounts receivable; o political risks;

         o fluctuations in the currency exchange and restrictions on the repatriation of earnings;

         o   delays from customs brokers or government agencies;

         o potentially adverse tax consequences resulting from operating in multiple countries with different laws and regulations; and

         o an economic downturn in the countries in which we expect to do business.

         Furthermore, the international rates customers are charged are likely to decrease in the future for many reasons, including increased competition between existing carriers, increased competition with new carriers in the international markets and additional strategic alliances or joint ventures among large international carriers that facilitate targeted pricing and cost reductions. We cannot assure you that we will be successful in overcoming these risks or any other problems arising from operating in international markets.

Competition--Our business is very competitive and increased competition could adversely affect us.

         The telecommunications industry is extremely competitive, particularly concerning price and service. It is relatively common for telecommunications service providers to be both customers and competitors. This is a concept referred to as co-opetition. Therefore, we face competition and co-opetition from existing and planned telecommunications service providers and customers on each of our planned routes. Our competitors include:

         o interexchange carriers, including AT&T Corp., MCI WorldCom, Inc., Sprint Corporation, British Telecommunications plc, Deutsche Telekom AG, France Telecom S.A. and Qwest Communications International Inc.;

         o wholesale providers of terrestrial and undersea connectivity, including Williams Communications Group, Inc., Global Crossing Ltd. ("Global Crossing"), KPNQwest, N.V., Colt Telecom Group plc and Level 3 Communications, Inc.;

         o incumbent local exchange carriers, which currently dominate their local telecommunications markets, including SBC Communications Inc. and BellSouth Corporation;

         o competitive local exchange carriers, including NEXTLINK Communications, Inc. and Metromedia Fiber Network, Inc.; and

         o companies capable of offering services similar to those provided by us, including communications service providers, cable television companies, electric utilities, microwave carriers, satellite carriers and wireless telephone operators.

         Some of our competitors have already made substantial long-term investments in the construction of fiber optic networks and the acquisition of bandwidth. Some of these competitors have substantially greater resources and more experience than we do and could directly compete with us in marketing fiber assets or network services.

         In addition, some communications carriers and local cable companies have extensive networks in place that could be upgraded to fiber optic cable, as well as numerous personnel and substantial resources to begin construction to equip their networks. If communications carriers and local cable companies decide to equip their networks with fiber optic cable, they could become significant competitors of ours in a short period of time.

         Other companies may choose to compete with us in our current or planned markets, by selling or leasing fiber assets or bandwidth to our targeted customers. A significant increase in industry capacity or reduction in overall demand would adversely affect our ability to maintain or increase prices. Additional competition could materially and adversely affect our operations. See "Description of Business--Competition" incorporated herein by reference from our annual report on Form 20-F for the year ended December 31, 1999.

         Future sources of competition for the 360atlantic cable include:

         o AC-2, a transatlantic cable system which is being developed by Global Crossing;

         o FLAG Atlantic, a 50/50 joint venture between Global Telesystems Inc. and Flag Telecom Holdings Ltd.;

         o   Level 3 Communications Inc.'s linear Yellow cable project; and

         o   Tyco International Ltd.'s proposed transatlantic cable project.

         Future sources of competition for the 360americas cable include:

         o Americas-2, a new carriers' consortium cable system with a scheduled ready for service date in the first half of 2000 that will connect Brazil, Venezuela, Florida and the Caribbean;

         o South American Crossing, a new self-healing ring cable system being developed by Global Crossing that will link coastal countries in South America to Global Crossing's planned Mid-Atlantic Crossing in St. Croix, U.S.V.I. and Global Crossing's planned Pan American Crossing in Ft. Amador, Panama; and

         o the SAm-I cable system, a self-healing ring cable system being developed by Telefonica Internacional S.A. and Tyco International Ltd. that will connect the United States, Guatemala, Brazil, Argentina, Chile, Peru and Colombia.

Dependence on Third Parties, Including Suppliers--The loss of key sources of supply could adversely affect us.

         We are dependent upon third party suppliers, including Pirelli Cables and Systems Inc., for fiber optic cable and a number of components and parts used in the network, including optical equipment. Recently, some companies have experienced a shortage of fiber optic cable. We cannot assure you that we will not experience such a shortage. We are also dependent on Nortel Networks Corp., Newbridge Networks Corporation and Marconi plc for the transmission equipment we need to offer network services. We believe that there are alternative suppliers or alternative components for all of the components, including fiber optic cable and transmission equipment contained in the network or required to offer network services. However, any delay or extended interruption in the supply of fiber optic cable or any other key network components, changes in the pricing arrangements with our suppliers and manufacturers or delay in a transition to a replacement supplier's product into the network could disrupt our operations. If the disruption continued for an extended period of time, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we have contracted with Tyco Submarine Systems Ltd. as our primary contractor for our 360atlantic undersea cable project. Alcatel Submarine Networks, Inc. is the primary contractor on the 360americas undersea cable project. We plan to continue to use third-party contractors on various segments of the network. The failure of the contractors to complete their activities in a timely manner, within anticipated budgets and in accordance with our quality standards and performance criteria could have a material adverse effect on our business, financial condition and results of operations, if, as a result, the completion of our network is delayed or becomes more costly.

Rapid Technological Change--New technologies could reduce the demand for fiber optic systems.

         The telecommunications industry generally is subject to rapid and significant changes in technology that may adversely affect the continued use of fiber optic cable. Although we have been able to capitalize on some recent technological advances, such as the use of dense wave division multiplexing to greatly expand the capacity of our network at constant construction costs, we cannot assure you that the introduction of new products or the emergence of new technologies will not enable competitors to install competing systems at a lower per-circuit cost on routes currently targeted by us. Moreover, these potential competitors may be able to expand capacity on existing competitive systems, which could render our network and network services uncompetitive from a cost perspective. We cannot predict the likelihood of these changes and we cannot assure you that any technological changes will not materially and adversely affect our business and operating results.

Potential Conflicts of Interest with Ledcor--We are controlled by Ledcor and rely on it for particular things. Its interests may conflict with your interests.

         As of May 31, 2000, Ledcor holds shares in us which entitle Ledcor to approximately 69% of the votes attached to our shares and Ledcor has the ability to control our affairs and business. Ledcor also owns 66 2/3% of the voting shares of Urbanlink, which owns certain Canadian telecommunications facilities used by us. See "Interest of Management in Certain Transactions--Transactions with Ledcor--Description of reorganization and related agreements" incorporated herein by reference from our annual report on Form 20-F for the year ended December 31, 1999. It is possible that Ledcor's interests could conflict with your interests. In addition, Ledcor may have an interest in causing us or Urbanlink to pursue transactions that, in its judgment, enhance the value of its equity investment in us or in Urbanlink, even though these transactions may involve greater risks to you. There can be no assurance that any of these conflicts of interests will be resolved in your favor.

         In Canada, our network is comprised in part of indefeasible rights of use in fiber optic transmission facilities obtained from Urbanlink, as part of our Canadian telecommunications arrangement. Because Urbanlink is controlled by Ledcor, Urbanlink's interests could conflict with our interests as well as your own. In addition, because we have no control over Urbanlink's operations, there can be no assurance that Urbanlink will continue to supply us with fiber optic transmission facilities and services should we require these facilities and services from Urbanlink in the future. As part of our Canadian telecommunications arrangement, we entered into a number of contractual arrangements with Ledcor. "Interest of Management in Certain Transactions--Transactions with Ledcor--Description of reorganization and related agreements" incorporated herein by reference from our annual report on Form 20-F for the year ended December 31, 1999.

         Ledcor has agreed not to compete with us in the business of developing or constructing fiber optic communications infrastructure for a period ending on the earlier of May 31, 2008 and six months after a change of control of 360networks inc. Ledcor has also agreed to grant to us a worldwide exclusive license for the use and other exploitation of the railplow technology. The license will cease to be exclusive six months after a change of control of 360networks inc. As a result, if a change of control of 360networks inc. were to occur, Ledcor would be legally entitled to compete with us and to grant a license for the use and other exploitation of the railplow technology to competitors of ours. Either of these events could have a material adverse effect on our business, financial condition and results of operations. "Interest of Management in Certain Transactions--Transactions with Ledcor--Description of reorganization and related agreements" incorporated herein by reference from our annual report on Form 20-F for the year ended December 31, 1999.

Telecommunications Regulation

Extensive Regulation--Regulatory matters could impact our ability to conduct our business.

         Existing and future governmental regulation may substantially affect the way in which we conduct business and the procedural and substantive regulatory requirements with which we must comply. These regulations may increase the cost of doing business or may restrict the way in which we offer products and services. There is no way to predict the future regulatory framework of our business. These regulations are summarized in more detail in the section entitled "Description of Business--Regulation" incorporated herein by reference from our annual report on Form 20-F for the year ended December 31, 1999.

         United States

         Federal telecommunications law directly shapes the telecommunications market. Consequently, regulatory requirements and/or changes could adversely affect our operations by increasing our costs or restricting the way in which we offer products and services. Federal telecommunications law imposes special legal requirements on "common carriers" who engage in "interstate or foreign communication by wire or radio," and on "telecommunications carriers." The different ways we intend to offer fiber-optic supported services could trigger four alternative types of regulatory requirements: (1) non-communications services, (2) private carrier services, (3) telecommunications services or common carriage and (4) competitive local exchange carrier offerings. The law establishing these alternative regulatory requirements is often unclear, so it is impossible to predict in many instances how the Federal Communications Commission will classify our services. Risks associated with each type of offering are described below.

         Non-communications Services

         The provision of dark fiber can be viewed as a non-communications service in that it is not a service, but rather the provision of a physical facility that is indistinguishable from other non-communications offerings such as the construction of an office building. Many providers of dark fiber are currently operating on the assumption that they are providing unregulated facilities. Nevertheless, the Federal Communications Commission had previously found that when an incumbent local exchange carrier provided dark fiber it was providing a common carrier service. A federal appeals court reversed and remanded this decision to the agency for further proceedings. The Federal Communications Commission's action in response to this remand could affect our position that dark fiber is not a communications service.

         Private Carrier Services

         Even if some of our offerings are treated as communications services, they could be viewed as a private carrier offering. Private carrier offerings typically entail the offering of telecommunications, but are provided to a limited class of users on the basis of individually negotiated terms and conditions that do not meet the definition of a telecommunications service under the Telecommunications Act of 1996. If our services are treated as private carriage, they are generally unregulated by the Federal Communications Commission, but would be subject to universal service payments based on the gross revenues from end users. See "Description of Business--Regulation--United States--Federal--Telecommunications Services--Universal Service" incorporated herein by reference from our annual report on Form 20-F for the year ended December 31, 1999. Private carriers may also be subject to access charges if they interconnect with local exchange carriers.

         Telecommunications Services

         Some of our services, such as the provision of bandwidth capacity and lit fiber, may be treated as telecommunications services by the Federal Communications Commission. If any of our services are treated as telecommunications services, we could be subject to a number of new and potentially burdensome regulations.

         The precise parameters of the definition of a telecommunications service are currently unclear. The Federal Communications Commission has held that telecommunications and common carrier services are essentially the same. Some railroad, power and telecommunications providers have asked the Federal Communications Commission to clarify the status of fiber providers. If the Federal Communications Commission decides that these companies are telecommunication carriers, we would be subject to certain regulatory requirements which may impose substantial administrative and other burdens on us. If any of our services are treated as telecommunications services, we may be subject to a number of new and potentially burdensome regulations. These general regulations include the obligation not to charge unreasonable rates or engage in unreasonable practices, the obligations not to unreasonably discriminate in our service offerings, the need to tariff our services (subject to the proceeding described below), the potential obligation to permit others to offer their services for resale under certain circumstances and the fact that third parties may file complaints against us at the Federal Communications Commission for violations of the Communications Act of 1934 or the Federal Communications Commission regulations. Certain statistical reporting requirements may also apply. Telecommunications carriers are also required to interconnect, either directly or indirectly, with the facilities of other telecommunications carriers and to ensure that they do not install network features, functions or capabilities that do not comply with Federal Communications Commission guidelines on accessibility by disabled persons and regulations promoting interconnectivity of networks. In addition, Federal Communications Commission rules require that telecommunications carriers contribute to universal service support mechanisms, the Telecommunications Relay Services fund, the number portability fund and the North American Numbering Plan Administrator fun. Also, the Communications Assistance for Law Enforcement Act requires telecommunications carriers to provide law enforcement officials with call-related information and reserved circuits. We cannot assure you that the cost of compliance with these various programs will not have a material adverse effect upon our results of operations and financial condition and our ability to meet our obligations.

         The continuation of tariff filing requirements for interstate domestic services provided by non-dominant carriers is in dispute. The Federal Communications Commission has ordered that all non-dominant carriers, the classification we would qualify for, may not file tariffs with the Federal Communications Commission for domestic service. The D.C. Circuit has recently upheld that decision, but further appeals challenging the Federal Communications Commission's order may be filed. Filing tariffs can entail increased costs and may lead to intrusive regulation by the Federal Communications Commission, although to date the Federal Communications Commission has engaged in only minor regulation of non-dominant carriers. On the other hand, if tariffs are no longer required, telecommunications carriers will no longer be able to rely on the filing of tariffs with the Federal Communications Commission as a means of providing notice to customers of prices, terms and conditions on which they offer interstate services, since tariff provisions limit carriers' liability for defects in service and consequential damages from such defects. The Federal Communications Commission has ruled that by January 31, 2001 non-dominant interexchange carriers must post on their Internet web site their rates, terms and conditions for all of their interstate, domestic services if they have an Internet web site. With the elimination of tariffs, we may become subject to significantly increased liability risks, and there can be no assurance that the liabilities will not have a material adverse effect on our results of operations and financial conditions and our ability to meet our obligations.

         The Federal Communications Commission adopted rules which govern the use of customer proprietary network information by telecommunications carriers. These rules may impede our ability to effectively market integrated packages of services and to expand existing customers' use of our offerings.

         Competitive Local Exchange Carrier Offerings

         It is also possible that some of our lit fiber or bandwidth capacity services could be viewed as the provision of local exchange service. See "Description of Business--Regulation--United States--Federal--Competitive Local Exchange Carrier Offerings" incorporated herein by reference from our annual report on Form 20-F for the year ended December 31, 1999. To the extent that any of our offerings are treated as competitive local exchange carrier services, we would also be subject to a number of interconnection obligations under the Telecommunications Act of 1996. We would be required to offer our services for resale at retail prices, provide number portability if technically feasible, provide dialing parity to competing providers and non-discriminatory access to telephone numbers, directory assistance, operator services and directory listings, provide access to poles, ducts, conduits and rights-of-way and establish reciprocal compensation arrangements for the transport and termination of telecommunications. Although competitive local exchange carrier interstate access charges are generally regulated as non-dominant carrier offerings and subject to minimal burdens, the Federal Communications Commission recently adopted a Notice of Proposed Rulemaking that asks whether it should regulate the terminating access charges of such providers.

         The Federal Communications Commission determined that Internet traffic is interstate in nature, not local, and has initiated a proceeding to determine appropriate carrier-to-carrier compensation. At the same time, the Federal Communications Commission declined to overturn a multitude of state decisions requiring incumbent local exchange carriers to pay competitive local exchange carriers compensation for delivering Internet traffic to Internet service providers. A federal court has recently remanded that decision to the Federal Communications Commission on the grounds that it did not adequately justify its decision. To the extent we are treated as a competitive local exchange carrier, this ruling would adversely affect the revenues that we might expect to receive from the carriage of Internet service provider-bound traffic.

         International Facilities

         We are required to obtain regulatory approval to construct and operate facilities used to provide international telecommunications services. If any of our services are treated as international telecommunications services, we may be required to obtain regulatory approvals and file tariffs to offer these international services. Although these facilities authorizations and tariffs are regulated on a streamlined basis subject to minimal regulation, there is a risk that the Federal Communications Commission may deny or place burdensome conditions on authorizations and tariff filings.

         Other Federal Communications Regulations

         With limited exceptions, the current policy of the Federal Communications Commission prohibits incumbent local exchange carriers from lowering prices to certain customers without also lowering charges for the same service to all similarly situated customers in the same geographic area. The Federal Communications Commission, however, modified this constraint on incumbent local exchange carriers who have specified levels of competition from competing local exchange service providers and permit them to offer special rate packages to certain customers, as it has done in a few cases, and permit other forms of rate flexibility. The rules contemplate an increasing level of flexibility on a city-by-city basis as competitors have facilities in place to compete for local exchange services in those markets. Once such facilities attain 50% coverage the rules contemplate only minimal regulation of carrier access offerings. This added flexibility could have a material adverse effect on our ability to compete in providing facilities or services that compete with incumbent local exchange carriers interstate access services.

         The Telecommunications Act of 1996 currently requires Regional Bell Operating Companies to obtain Federal Communications Commission authorization prior to providing inter-local area and transport area telecommunications. Bell Atlantic received such authorization for New York in December 1999. It is anticipated that additional Regional Bell Operating Companies may receive authorization in some states to provide telecommunications during 2000. Such authority, if granted, could increase competition from Regional Bell Operating Companies in providing fiber and fiber services, which could adversely affect our business operations.

         The Federal Communications Commission has the responsibility under the Telecommunications Act of 1996 to determine what elements of an incumbent local exchange carrier's network must be provided to competitors on an unbundled basis. In August 1999, the Federal Communications Commission required dark fiber to be offered as an unbundled element. In addition, the Federal Communications Commission had previously allowed state commissions to establish additional unbundling requirements, and some states have required that incumbent local exchange carriers unbundle dark fiber. The decisions by the Federal Communications Commission to require unbundling of incumbent local exchange carriers' dark fiber could increase the supply of dark fiber and decrease the demand for our dark fiber and thereby have an adverse effect on the results of our operations.

         The Federal Communications Commission recently instituted a proceeding that could impose obligations on telecommunication carriers' obligation to provide access to competitors or customers to their wiring located in multi-tenant residential and business buildings. It is unknown at this time how the Federal Communications Commission will rule in this proceeding so it is impossible to evaluate its impact on our operations.

         State Regulation

         Each state in the United States, as well as the District of Columbia and U.S. territories, which are treated as states for the purpose of regulation of telecommunications services, has its own laws for regulating providers of some telecommunications-related services as "common carriers," as "public utilities," or under similar rubrics. We believe that the sale or lease of dark fiber facilities is not subject to this type of regulation in most jurisdictions in which we plan to construct facilities. However, our offering of transmission services, as distinct from dark fiber capacity, likely will be subject to regulation in each of these jurisdictions to the extent that these services are offered for intrastate use, and the regulation may have an adverse effect on the results of our operations.

         Local Regulation

         In addition to federal and state laws, local governments exercise legal authority that may affect our business. For example, some local governments retain the ability to license public rights-of-way, subject to the federal limitation that local authorities may not prohibit entities from entering telecommunications markets. Compliance with local requirements may delay entry and increase our costs of doing business.

         Canada

Regulation under the Telecommunications Act (Canada)

Regulation of Resellers

         We offer network services to our customers in Canada through resale arrangements. Under these resale arrangements, we obtain the use of transmission facilities on a contractual basis from Urbanlink and then offer bandwidth services to our customers through the subsequent sale or lease, on a commercial basis, of these contracted facilities. As a reseller, we are not generally subject to the regulatory requirements of the Telecommunications Act (Canada). However, there can be no assurance that the regulation of resellers in Canada may not become more extensive in the future. In addition, while we believe that our operations as a reseller in Canada fully comply with Canadian law, there can be no assurance that a future determination of the Canadian Radio-television and Telecommunications Commission or events beyond our control will not result in a change in our status or affect our ability to offer services in Canada.

Restrictions on Foreign Ownership

         Under the Canadian ownership provisions of the Telecommunications Act, a "telecommunications common carrier" is not eligible to operate in Canada unless it is owned and controlled by Canadians. Furthermore, no more than 20% of the members of the board of directors of a telecommunications common carrier may be non-Canadians, and no more than 20% of the voting shares of a telecommunications common carrier may be beneficially owned by non-Canadians. In addition, no more than 33 1/3% of the voting shares of a non-operating parent corporation of a telecommunications common carrier may be beneficially owned or controlled by non-Canadians and neither the telecommunications common carrier nor its parent may be otherwise controlled in fact by non-Canadians.

         Although we believe that our activities in Canada, including the Canadian telecommunications arrangement, comply with the foreign ownership provisions of the Telecommunications Act, there can be no assurance that a future Canadian Radio-television and Telecommunications Commission determination or events beyond our control will not result in our being required to comply with the ownership provisions of the Telecommunications Act.

         On October 1, 1998, the Canadian Radio-television and Telecommunications Commission issued Telecom Decision CRTC 98-17, which established a framework for competition in Canada's international telecommunications services market to coincide with the Government of Canada's decision to terminate the monopoly of Teleglobe Canada Inc. over telecommunications facilities linking Canada to overseas destinations. In that decision, the Canadian Radio-television and Telecommunications Commission determined that a party acquiring an indefeasible right of use interest in an international submarine cable would not necessarily fall within the definition of a telecommunications common carrier. As a result, acquirers of indefeasible rights of use in international submarine cables need not be Canadian owned and controlled. However, given the fact that the Canadian Radio-television and Telecommunications Commission's findings in Decision 98-17 were limited to indefeasible right of use interests held in international submarine cables, as well as the fact that indefeasible right of use arrangements can involve varying degrees of ownership and control over fiber facilities, there can be no assurance that holders of indefeasible rights of use acquired in domestic fiber facilities, including those obtained by us from Urbanlink, would be exempt from the Canadian ownership provisions contained in the Telecommunications Act.

Contribution

         The Canadian Radio-television and Telecommunications Commission is considering reform of the current contribution regime. The Canadian Radio-television and Telecommunications Commission's contribution regime was originally established in 1992 as a means of ensuring that rates for local residential telephone service remain affordable. Under the regime, providers of certain types of long distance voice and data services are required to pay a subsidy or "contribution" on each minute of traffic that is originated or terminated on local switched telephone networks or on cross-border or overseas access circuits. These contribution payments are pooled within each incumbent local exchange carriers' territory and are paid out to incumbent local exchange carriers and competitive local exchange carriers serving residential local customers, based on the number of residential network access services they serve and the level of the subsidy available in the rate band being served. On March 1, 1999, the Canadian Radio-television and Telecommunications Commission initiated a proceeding to consider possible reforms to the current contribution mechanism. In the public notice that initiated the proceeding, the Canadian Radio-television and Telecommunications Commission invited interested parties to submit proposals on other mechanisms which could be used to collect contribution. Although this public notice proceeding is not yet closed, some parties in the proceeding have advocated that the current contribution regime be converted to a revenue-based regime under which contribution would be paid on a percentage of a telecommunications service provider's revenues (regardless of the types of services offered by the service provider), rather than on certain types of telecommunications traffic.

         We do not believe that the majority of our operations in Canada are subject to any requirement to pay contributions under the current contribution regime. However, given that the current contribution regime is under review by the Canadian Radio-television and Telecommunications Commission, there can be no assurance that we would be exempt from the requirement to pay contributions in the future, particularly if the Canadian Radio-television and Telecommunications Commission decides to adopt a revenue-based regime.

         Europe

         In Europe, in addition to those risk factors mentioned, there may be additional regulatory or legal factors or changes which could adversely affect our operations by increasing our costs or restricting the way in which we offer, or our ability to offer, products, services or dark fiber capacity.

         Major delays in the construction and establishment of submarine cables could occur due to delays in the granting of the environmental, planning and other permissions relating to land which are required in order to land such cables.

         We may be refused other requisite rights of way, or there may be delays in construction due to delays in the granting of such rights of way.

         Contrary to what is expected to be the case, in some or all European countries, an individual telecommunications license or other telecommunications authorization may be required in order for us to offer or control dark fiber, and there may consequently either be a delay in carrying out the construction of the projected dark fiber network, or, contrary to European Community directive requirements, national authorities in particular states of the European Union may refuse to grant a license for such activities.

         Concerning other planned services, including the offering of lit capacity and other telecommunications services, individual Member States of the European Union might refuse to grant a license, contrary to the requirement of European Community directives, or may subject the grant of a license or other authorization to onerous conditions, including but not limited to investment requirements or commitments, guarantees or bonds, which make the supply of the projected services less profitable or not commercially viable.

         Regulatory intervention by the European Community or Member State telecommunications or antitrust authorities could reduce the price level of local, national or international leased circuits/capacity to a level where it is less profitable or not commercially viable for the projected activities to be undertaken in specific countries or in the European Union.

         To the extent that we qualify in any individual Member State of the European Union as an operator with a right to interconnect pursuant to the European Community Interconnection directive, we may be required to negotiate interconnection with other operators with a right to interconnect in that Member State or throughout the European Union.

         If we are required to obtain a license or authorization in any Member State of the European Union then we may be obliged to pay license or authorization fees which are high, or higher than anticipated, or we may be subject to statistical reporting requirements or other regulatory burdens pursuant to such licenses or authorizations.

         Other Regulation

         We have operations based in Canada and the United States, Brazil, Venezuela and Bermuda and anticipate operations in Europe and other foreign jurisdictions. We are exposed to risks inherent in international operations, including the following:

         o   general economic, social and political conditions;

         o the difficulty of enforcing agreements and collecting receivables through some foreign legal systems;

         o tax rates in some foreign countries may exceed those in Canada and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

         o   required compliance with a variety of foreign laws and regulations;
             and

         o changes in Canadian laws and regulations relating to foreign trade and investment.

You May Not Be Able to Rely on Forward-Looking Statements.

         The information contained in this prospectus includes some forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by our forward-looking statements. These factors include, but are not limited to:

         o general economic and business conditions, both nationally and in the markets in which we operate or will operate;

         o our ability to access markets, design effective fiber optic routes, install cable and facilities, and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions;

         o   demographic change;

         o   competition;

         o existing government regulations and changes in, or the failure to comply with, government regulations;

         o   the loss of any significant number of customers;

         o   changes in business strategy or development plans;

         o   technological developments;

         o   the ability to attract and retain qualified personnel; and

         o other factors we refer to throughout this prospectus and the other documents incorporated by reference herein.

         Certain of these factors are discussed in more detail elsewhere in this prospectus including, without limitation, in this section, "Risk Factors" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein.

         In addition, forward-looking statements depend upon assumptions, estimates and dates that may not be correct or precise and involve known and unknown risks, uncertainties and other factors. Accordingly, a forward-looking statement in this prospectus is not a prediction of future events or circumstances and those future events or circumstances may not occur. Given these uncertainties, you are warned not to rely on the forward-looking statements. Neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. A forward-looking statement is usually identified by our use of certain terminology, including "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends" or by discussions of strategy or intentions. We are not undertaking any obligation to update these factors or to publicly announce the results of any changes to our forward-looking statements due to future events or developments.

                               THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer

         We sold the old dollar notes and the old euro notes on April 26, 2000 and April 28, 2000, respectively, to the initial purchasers, who placed the old notes with certain institutional investors. We and the initial purchasers entered into registration rights agreements, concerning the placement of the old notes, under which we agreed, for the benefit of the holders of the old notes, that we would, at our sole cost, (1) within 90 days following the original issuance of the old notes, file with the Securities and Exchange Commission the exchange offer registration statement under the Securities Act concerning an issue of a series of new notes of 360networks inc. identical in all material respects to the series of old notes and (2) use our best efforts to cause the exchange offer registration statement to become effective under the Securities Act within 180 days following the original issuance of the old notes. Upon the effectiveness of the exchange offer registration statement, we will offer to the holders of the old notes the opportunity to exchange their old notes for an equal amount of new notes, to be issued without a restrictive legend and which may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. The term "holder" concerning any note means any person in whose name the note is registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

Terms of the Exchange Offer

         Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), we will accept for exchange old notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. In the case of the dollar notes the term expiration date means 5:00 p.m., New York City time, on September 1, 2000, and in the case of the euro notes the term expiration date means 5:00 p.m., London time, on September 1, 2000; but if we, in our sole discretion, extend the period of time during which the exchange offer is open, the term expiration date means the latest time and date to which the exchange offer is extended. We may choose to extend the period of time during which the exchange offer is open if we do not receive substantially all of the old notes in the exchange offer.

         As of the date of this prospectus, $600,000,000 aggregate principal amount of old notes and EURO 200,000,000 aggregate principal amount of old notes are outstanding. This prospectus, along with the letter of transmittal, is first being sent on or about August 3, 2000, to all holders of old notes known to us. Our obligation to accept old notes for exchange under the exchange offer is subject to certain customary conditions as described below under "--Certain Conditions to the Exchange Offer."

         We expressly reserve the right, at any time and from time to time, to extend the period of time during which the exchange offer is open, and, therefore, to delay acceptance for exchange of any old notes, by giving oral or written notice of an extension to the holders of the old notes as described below. During the extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holders of old notes as promptly as practicable after the expiration or termination of the exchange offer.

         Old dollar notes tendered in the exchange offer must be in denominations of $1,000 or any integral multiple of $1,000. Old euro notes tendered in the exchange offer must be in denominations of EURO 1,000 or any integral multiple of EURO 1,000.

         We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified below under "--Certain Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holder of the old notes as promptly as practicable, the notice in the case of any extension to be issued by a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

           If you are a registered holder of old notes you may tender your old notes in the exchange offer. If you tender old notes to 360networks inc. as described below, our acceptance of your old notes will constitute a binding agreement between you and 360networks inc. upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal. Except as described below, if you wish to tender old notes for exchange through the exchange offer, you must transmit either (1) a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal to the appropriate exchange agent at one of the addresses listed below under "Exchange Agents" on or before the expiration date or (2) if you tender your old dollar notes under the procedures for book-entry transfer described below, you may transmit an agent's message to the exchange agent for the old dollar notes instead of the letter of transmittal, in either case on or prior to the expiration date. In addition, either

         o certificates for the old notes must be received by the appropriate exchange agent along with the letter of transmittal, or

         o a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of the old dollar notes, if this procedure is available, into the dollar exchange agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") under the procedure for book-entry transfer described in this prospectus, or for the old euro notes, the participants must advise Euroclear or Clearstream their intention to exchange. Euroclear or Clearstream will then notify the euro exchange agent of the participant's intention to exchange (thereby blocking the participant's account). The letter of transmittal or agent's message, must be received by the appropriate exchange agent before the expiration date, or

         o the holder must comply with the guaranteed delivery procedures described below.

         The term "agent's message" means a message, transmitted to the exchange agent for the old dollar notes, which states that the Book-Entry Transfer Facility has received an express acknowledgment from you that you have received and agree to be bound by the letter of transmittal and that 360networks inc. may enforce the letter of transmittal against you.

         The method of delivery of old notes, letters of transmittal or the agent's message and all other required documents is at your election and risk. If you mail these documents, we recommend that you use registered mail, properly insured, with return receipt requested. Always allow sufficient time to assure timely delivery. Do not send letters of transmittal or old notes to the company. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

         If your old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your old notes in the exchange offer, then you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering the old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         Signatures on a letter of transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders") must be guaranteed (see "--Guaranteed Delivery Procedures") unless the old notes surrendered for exchange are tendered (1) by a registered holder of the old notes who has not completed the box entitled "Special

Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of an Eligible Institution (as defined below). If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, these guarantees must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program (collectively, "Eligible Institutions"). If old notes are registered in the name of a person other than a signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by or be accompanied by a written instrument or instruments of transfer or exchange in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder exactly as the name or names of the registered holder or holders appear on the old notes with the signature on it guaranteed by an Eligible Institution.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange will be determined by us in our discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or the acceptance of which might, in our judgment or in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date (including the right to waiver the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date (including the letter of transmittal and its instructions) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time as we shall determine. None of 360networks inc., the exchange agent or any other person shall be under any duty to notify of any defect or irregularity of any tender of old notes for exchange, nor shall any of them have any liability for failure to notify.

         By tendering old notes for exchange, you represent to us that, among other things:

         o the new notes acquired through the exchange offer are being acquired in the ordinary course of business of the person receiving the new notes, whether or not this person is the holder, and

         o that neither the holder nor the other person has any arrangement or understanding with any person to engage or participate in a distribution of the new notes.

         If any holder or an other person is an affiliate, as defined under Rule 405 of the Securities Act, of us or is engaged in or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes to be acquired through the exchange offer, the holder or the other person (1) may not rely on the applicable interpretation of the staff of the Securities and Exchange Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not have admitted that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

         Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be considered to have accepted properly tendered old notes for exchange when we have given oral or written notice of it to the exchange agent.

         For each old note accepted for exchange you will receive a new note having a principal amount equal to that of the surrendered old note. Accordingly, registered holders of new dollar notes or new euro notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date of which interest has been paid on the old dollar notes or old euro notes, as the case may be, or, if no interest has been paid, from April 26, 2000, in the case of the dollar notes and from April 28, 2000 in the case of the euro notes. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders whose old notes are accepted for exchange will not receive any payment of accrued interest on these old notes otherwise payable on any interest payment date for which the record date occurs on or after the completion of the exchange offer. Old notes not tendered or not accepted for exchange will continue to accrue interest from and after the date of the completion of the exchange offer.

         In all cases, issuance of new notes for old notes that are accepted for exchange through the exchange offer will be made only after timely receipt by the appropriate exchange agent of certificates for these old notes or a timely Book-Entry Confirmation of these old notes into the appropriate exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal and all other required documents or, in the case of a Book-Entry Confirmation, an agent's message. If any tendered old notes are not accepted for any reason under the terms and conditions of the exchange offer or if old notes are submitted for a greater amount than the holder desires to exchange, those unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the notes or, in the case of old notes tendered by book-entry transfer into the appropriate exchange agent's account at the Book-Entry Transfer Facility according to the book-entry procedures described below, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of old notes by causing the Book-Entry Transfer Facility under the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or facsimile of it, with any required signature guarantees or an agent's message instead of a letter of transmittal, and any other required documents, must be transmitted to and received by exchange agent at the addresses described below under "--Exchange Agents" on or before the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

         If a registered holder of the old notes desires to tender its old notes and the old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the appropriate exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

         o   the tender is made through an Eligible Institution;

         o in the case of the dollar notes, on or before 5:00 p.m., New York City time, on the expiration date, and in the case of the euro notes, on or before 5:00 p.m., London time, on the expiration date, the appropriate exchange agent receives from the Eligible Institution a properly completed and duly executed letter of transmittal or a facsimile of it, and Notice of Guaranteed Delivery, substantially in the form provided by us, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the old notes and the amount of old notes tendered, stating that the tender is being made by the delivery of the letter of transmittal and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the appropriate exchange agent; and

         o the certificates for all physically tendered old notes, in paper form for transfer, or a Book-Entry Confirmation, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal of Tenders

         Tenders of old dollar notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date, and tenders of old euro notes may be withdrawn at any time before 5:00 p.m., London time, on the expiration date. For a withdrawal to be effective, a written notice of withdrawal must be received by the appropriate exchange agent at one of the addresses described below under "--Exchange Agents." This notice of withdrawal must specify the name of the person having tendered the old notes to be withdrawn, identify the old notes to be withdrawn, including the principal amount of the old notes, and, where certificates for old notes have been transmitted, specify the name in which the old notes are registered, if different from that of the withdrawing holder. If certificates for old notes have been delivered or otherwise identified to the appropriate exchange agent, then before the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless the holder is an Eligible Institution in which case the guarantee will not be required. If old notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility. We will determine all questions concerning the validity, form and eligibility, including time of receipt, of the notices. This determination will be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange and will be returned to the holder of the old notes without cost to the holder, or, in the case of old notes tendered by book-entry transfer into the appropriate exchange agent's account at the Book-Entry Transfer Facility maintained with the Book-Entry Transfer Facility for the old notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or before the expiration date.

Material Conditions to the Exchange Offer

         Despite any other provisions of the exchange offer, and subject to our obligations under the registration rights agreements, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes, and may terminate or amend the exchange offer, if, at any time before the acceptance of the new notes for exchange, any of the following events shall occur:

             (a) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer;

             (b) any change, or any development involving a prospective change, in our business or financial affairs or any or our subsidiaries has occurred which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

             (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

             (d) any governmental approval has not been obtained, which approval we shall, in our sole discretion, consider necessary for the completion of the exchange offer; or

             (e) the exchange offer will violate any applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

         The above conditions are for our sole benefit and may be asserted by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the above rights shall not be considered a waiver of any of these rights, and these rights shall be considered ongoing rights which may be asserted at any time and from time to time.

         In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any of these old notes, if at the time any stop order is threatened by the Securities and Exchange Commission or in effect concerning the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

         The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agents

         HSBC Bank USA has been appointed as the exchange agent for the dollar notes for the exchange offer. HSBC Bank plc has been appointed as exchange agent for the euro notes for the exchange offer . All executed letters of transmittal should be directed to the appropriate exchange agent at one of the addresses listed below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests or Notices of Guaranteed Delivery should be directed to the appropriate exchange agent addressed as follows:

                                 HSBC Bank USA,
                           Dollar Note Exchange Agent

                        By Registered or Certified Mail:
                                  HSBC Bank USA
                              140 Broadway, Level A
                          New York, New York 10005-1180
                            Attention: Paulette Shaw

                          By Hand or Overnight Courier:
                                  HSBC Bank USA
                              140 Broadway, Level A
                          New York, New York 10005-1180
                            Attention: Paulette Shaw

                                  By Facsimile:
                                 (212) 658-2292

                              Confirm by Telephone:
                                 (212) 658-5931

                                 HSBC Bank plc,
                            Euro Note Exchange Agent

                        By Registered or Certified Mail:
                                  HSBC Bank plc
                           Issuer Services (3rd Floor)
                                  Mariner House
                                  Pepys Street
                         London EC3N 4DA, United Kingdom
                    Attn: Mark Allen, Bond Paying Agency Desk

                          By Hand or Overnight Courier:
                                  HSBC Bank plc
                           Issuer Services (3rd Floor)
                                  Mariner House
                                  Pepys Street
                         London EC3N 4DA, United Kingdom
                    Attn: Mark Allen, Bond Paying Agency Desk

                                  By Facsimile:
                                 44 20 7260 8932

                              Confirm by Telephone:
                                 44 20 7260 6702



         Delivery of the letter of transmittal to an address other than one listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery of the letter of transmittal.

Resales of the New Notes

         Based on positions of the Securities and Exchange Commission described in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available July 2, 1993) and K-III Communications Corporation (available May 14, 1993), and similar no-action letters issued to third parties, we believe that the new notes issued in the exchange offer to a holder in exchange for old notes may be offered for resale, resold and otherwise transferred by any holder of old notes, except for a holder which is an affiliate of 360networks inc. within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, if the new notes are acquired in the ordinary course of the holder's business and the holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of the new notes. We have not requested or obtained, and do not intend to seek, an interpretive letter from the staff of the Securities and Exchange Commission concerning this exchange offer, and neither we nor the holders of notes are entitled to rely on interpretive advice provided by the staff of the Securities and Exchange Commission to other persons, which advice was based on the facts and conditions represented in the letters. Although there can be no assurance that the staff of the Securities and Exchange Commission would make a similar determination relating to the exchange offer, the exchange offer is being conducted in a manner intended to be consistent with the facts and conditions represented in these letters. If any holder acquires new notes in the exchange offer to distribute or participate in a distribution of the new notes, the holder cannot rely on the position of the staff of the Securities and Exchange Commission described in the above no-action and interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act concerning a secondary resale transaction, unless an exemption from registration is otherwise available.

         Each broker-dealer that receives new notes for its own account through the exchange offer must acknowledge that it will deliver a prospectus concerning any resale of these new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer concerning resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, except for old notes acquired directly from us. We have agreed that, for a period of 180 days following the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use with any of these resales. See "Plan of Distribution." Under the registration rights agreements, we are required to allow the broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus concerning the resale of the new notes.

Fees and Expenses

         We will pay the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers and regular employees and our affiliates.

         We have not retained any dealer-manager relating to the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses relating to these services.

         We will pay the cash expense incurred for the exchange offer. These expenses include fees and expenses of the exchange agents and trustee, accounting and legal fees and printing costs, among others.

         We will pay all transfer taxes, if any, applicable to the exchange of old notes through the exchange offer. If, however, certificates representing new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer, then the amount of these transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder. If satisfactory, evidence of payment of these taxes or exemption from payment of these taxes is not submitted with the letter of transmittal, the amount of the transfer taxes must accompany the tender of old notes.

Accounting Treatment

         The new notes will be recorded at the same carrying value as the old notes, which is the aggregate principal amount less discount as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes will be amortized over the term of the new notes.

Regulatory Approvals

         We do not believe that we need to obtain any material federal or state regulatory approvals concerning the exchange offer.

Transfer Taxes

         Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on the old notes.

Other

         Participation in the exchange offer is voluntary and you should carefully consider whether to accept the terms and conditions of the exchange offer. You are urged to consult your financial and tax advisors in making your decisions on what action to take concerning to the exchange offer.

         As a result of the making of, and upon acceptance for exchange of all validly tendered old notes under the terms of the exchange offer, we will have fulfilled a covenant contained in the terms of the old notes and the registration rights agreements. If you do not tender your old notes in the exchange offer you will continue to hold these old notes and will be entitled to all the rights, and limitations applicable to them, under the indentures, except for the rights under the registration rights agreements, including rights to receive Additional Interest, which by their terms terminate or cease to have further effect as a result of the making and completion of the exchange offer. All untendered old notes will continue to be subject to the restrictions on transfer contained in the indentures and we do not currently anticipate that we will register the old notes under the Securities Act. If old notes are tendered and accepted in the exchange offer, the trading market, if any, for any remaining old notes could be adversely affected. See "Risk Factors--Failure to Exchange or Comply with the Exchange Offer--This will result in continuing transfer restrictions or result in the inability to exchange."

                              DESCRIPTION OF NOTES

         You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "360networks" refers only to 360networks inc. and not to any of its subsidiaries.

         The old dollar notes were, and the new dollar notes will be, issued under an Indenture (the "Dollar Indenture") between 360networks and HSBC Bank USA, as trustee (the "Dollar Notes Trustee"), and the old euro notes were, and the new euro notes will be, issued under an Indenture (the "Euro Indenture" and together with the Dollar Indenture, the "Indentures") between 360networks and HSBC Bank USA, as trustee (the "Euro Notes Trustee" and together with the Dollar Notes Trustee, the "Trustee"). The terms of the new notes are identical in all material respects to the old notes, except that the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions providing for an increase in interest on them under certain circumstances described in the registration rights agreements, the provisions of which will terminate upon the completion of the exchange offer. The terms of the Notes include those stated in the Indentures and those made part of the Indentures by reference to the U.S. Trust Indenture Act of 1939 (the "Trust Indenture Act").

         The following description is a summary of the material provisions of the Indentures and the Registration Rights Agreements. It does not restate those agreements in their entirety. We urge you to read the Indentures and Registration Rights Agreements because they, and not this description, define your rights as holders of these Notes. Copies of the proposed form of Indentures and Registration Rights Agreements are available as set forth below under "Additional Information."

Description of the Notes

         The Notes:

         o   are our general unsecured obligations;

         o are effectively subordinated in right of payment to all of our existing and future secured Indebtedness to the extent of the value of the assets securing such Indebtedness and to all liabilities (including trade payables) of our subsidiaries;

         o are equal in right of payment to all our existing and future unsubordinated, unsecured Indebtedness; and

         o will be senior in right of payment to any of our future subordinated Indebtedness.

         The Indentures will permit us to incur additional Indebtedness, including secured Indebtedness.

         We conduct substantially all of our operations through our subsidiaries. As a result, we depend upon the cash flow of our subsidiaries to meet our obligations, including our obligations under the Notes. As of the Issue Date, all of our subsidiaries, other than the Hibernia Subsidiaries, will be "Restricted Subsidiaries." However, under the circumstances described below under the caption "Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain other of our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indentures. None of our subsidiaries will guarantee these Notes.

Principal, Maturity and Interest

         We issued Dollar Notes and Euro Notes with an aggregate principal amount of $600.0 million and EURO 200.0 million, respectively. The Dollar Notes and Euro Notes are and will be in denominations of $1,000 and EURO 1,000 and integral multiples of $1,000 and EURO 1,000, respectively. The Notes will mature on May 1, 2008.

         Interest on the Dollar Notes and Euro Notes will accrue at the rate of 13% per annum and will be payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2000. 360networks will make each interest payment to the Holders of record of these Notes on the immediately preceding April 15 and October 15.

         Interest on these Notes will accrue from the Issue Date or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

         If a Holder has given wire transfer instructions to 360networks, 360networks will make all principal, premium, if any, and interest payments on those Notes in accordance with those instructions. With respect to the Dollar Notes, all other payments will be made at the office of the Paying Agent in New York City and, subject to any applicable laws and regulations, at the office of the Paying Agent in Luxembourg. With respect to the Euro Notes, all other payments will be made at the office of the Paying Agent in Luxembourg. Holders of Euro Notes who wish to receive payment in any currency other than euros must make arrangements at their own expense.

         For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, 360networks will maintain a Paying Agent in Luxembourg. If a payment date is not a Business Day (as defined in the Indentures) at a place of payment, payment may be made at that place on the next succeeding Business Day and no interest shall accrue for the intervening period.

Paying Agent and Registrar for the Notes

         The Trustee will initially act as Paying Agent and Registrar at its office in New York and Banque Generale du Luxembourg will initially act as an additional Paying Agent in Luxembourg. 360networks may change the Paying Agent or Registrar without prior notice to the Holders, and 360networks or any of its Subsidiaries may act as Paying Agent or Registrar; provided, however, that for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, 360networks will publish notice of the change in the Paying Agent in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort). Any notices regarding the Notes to be published in Luxembourg will be published in this same manner.

Transfer and Exchange

         A Holder may transfer or exchange Notes in accordance with the applicable Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and 360networks may require a Holder to pay any transfer taxes and similar fees required by law or permitted by the Indentures. 360networks is not required to transfer or exchange any Note selected for redemption. Also, 360networks is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

         The registered Holder of a Note will be treated as the owner of it for all purposes, other than with respect to the payment of Additional Amounts (as defined below).

Optional Redemption

         Except as set forth below under the caption "Redemption for Changes in Canadian Withholding Taxes," the Notes will not be redeemable at 360networks' option.

Redemption for Changes in Withholding Taxes

         In the event we become obligated to pay any Additional Amounts as a result of a change in the laws or regulations of Canada or any Canadian Taxing Authority, or a change in any official position regarding the application or interpretation thereof, which is publicly announced or becomes effective on or after the Issue Date, the affected issue of Notes may be redeemed at our option. Upon the occurrence of any such change, 360networks may, at any time, redeem all, but not part, of the affected issue of Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. We will inform the Luxembourg Stock Exchange and give written notice of any such redemption not less than 30 nor more than 60 days prior to the redemption date. At any time that the aggregate principal amount of Notes of the affected issue is greater than $100.0 million, any Holder of Notes of the affected issue may, to the extent that it does not adversely affect 360networks' after-tax position, at its option, waive 360networks' compliance with the covenant set forth under the caption "Payment of Additional Amounts," provided that if any Holder waives such compliance, 360networks may not redeem that Holder's Notes pursuant to this "Redemption for Changes in Withholding Taxes" provision.

Payment of Additional Amounts

         All payments made by or on behalf of 360networks on or with respect to the Notes will be made without withholding or deduction for any Taxes imposed by any Canadian Taxing Authority, unless required by law or the interpretation or administration thereof by the relevant Taxing Authority. If 360networks or any other payor is required to withhold or deduct any amount on account of Taxes from any payment made with respect to the Notes, 360networks will:

         (1)   make such withholding or deduction;

         (2) remit the full amount deducted or withheld to the relevant government authority in accordance with applicable law;

         (3) pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted;

         (4) furnish to the Holders, within 30 days after the date the payment of any Taxes is due, certified copies of tax receipts evidencing such payment by 360networks;

         (5) indemnify and hold harmless each Holder (other than an Excluded Holder) for the amount of (a) any Taxes paid by such Holder as a result of payments made on or with respect to the Notes, (b) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto and (c) any Taxes imposed with respect to any reimbursement under (a) or (b), but excluding any such Taxes on such Holder's net income; and

         (6) at least 30 days prior to each date on which any Additional Amounts are payable, deliver to the Trustee an Officers' Certificate stating the amounts so payable and such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date.

         Notwithstanding the foregoing, no Additional Amounts will be payable to a Holder in respect of a beneficial owner of a Note (an "Excluded Holder"):

         (1) with which 360networks does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment; or

         (2) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere acquisition, holding or disposition of Notes or the receipt of payments thereunder.

         Whenever in the Indentures there is mentioned, in any context, the payment of principal, premium, if any, redemption price, Change of Control Payment, offer price and interest, or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. The obligation of 360networks to make payments of Additional Amounts hereunder shall survive any termination of the Indentures or the defeasance of any rights thereunder. For a discussion of the exemption from Canadian withholding taxes applicable to payments under or with respect to the Notes, see "Material United States and Canadian Income Tax Considerations--Canada."

Mandatory Redemption

         Except as set forth below under "Repurchase at the Option of Holders," 360networks is not required to make mandatory redemption with respect to the Notes. In addition, 360networks is not required to make any sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

         Change of Control

         If a Change of Control occurs, each Holder of Notes will have the right to require 360networks to repurchase all or any part (equal to $1,000 or an integral multiple thereof with respect to Dollar Notes and equal to EURO 1,000 or an integral multiple thereof with respect to Euro Notes) of that Holder's Notes pursuant to the Change of Control Offer. In the Change of Control Offer, 360networks will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, thereon to the date of purchase. Within 20 days following any Change of Control, 360networks will mail a notice to each Holder (with a copy to the Trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indentures and described in such notice. 360networks will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

         On the Change of Control Payment Date, 360networks will, to the extent lawful:

         (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

         (2) deposit with the Paying Agent an amount equal to the Change of Control Payment plus accrued and unpaid interest, if any, thereon in respect of all Notes or portions thereof so tendered; and

         (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by 360networks.

         The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment plus accrued and unpaid interest, if any, thereon for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof in the case of Dollar Notes and EURO 1,000 or an integral multiple thereof in the case of Euro Notes. 360networks will publicly announce the results of the Change of Control Offer and give notice to the Luxembourg Stock Exchange on or as soon as practicable after the Change of Control Payment Date. See "--Paying Agent and Registrar for the Notes."

         The provisions described above that require 360networks to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indentures are applicable. Except as described above with respect to a Change of Control, the Indentures do not contain provisions that permit the Holders of the Notes to require that 360networks repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

         360networks' ability to purchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. In the event that 360networks enters into one or more Credit Facilities, as currently anticipated, any such Credit Facility is expected to prohibit 360networks from purchasing any Notes and is expected to provide that certain change of control events with respect to 360networks would constitute a default thereunder. In the event a Change of Control occurs at a time when 360networks is prohibited from purchasing Notes, 360networks could seek consent to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or repay such borrowings, 360networks will remain prohibited from purchasing Notes. In such case, 360networks' failure to purchase tendered Notes would constitute an Event of Default under the Indentures which likely would, in turn, constitute a default under any such Credit Facility and under the terms of the 1998 Notes and the 1999 Notes. In such circumstances, any security granted in respect of any such Credit Facility could result in the Holders of Notes receiving less ratably than the lenders under such Credit Facility.

         We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by 360networks and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

         The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of 360networks and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require 360networks to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of 360networks and its Subsidiaries taken as a whole to another Person or group may be uncertain.

         Asset Sales

         360networks will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

         (1) 360networks (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

         (2) such fair market value is determined by 360networks' Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee;

         (3) at least 80% of the consideration therefor received by 360networks or such Restricted Subsidiary is in the form of cash or Telecommunications Assets. For purposes of this provision, each of the following shall be deemed to be cash:

               (a) any liabilities (as shown on our or such Restricted Subsidiary's most recent balance sheet), of 360networks or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases 360networks or such Restricted Subsidiary from further liability;

               (b) any securities, notes or other obligations received by us or any such Restricted Subsidiary from such transferee that are within 180 days converted by 360networks or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

         (4) 360networks delivers to the Trustee, with respect to any Asset Sale involving aggregate consideration in excess of $100.0 million, an opinion as to the fairness to 360networks of such Asset Sale from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

         Within 360 days after the receipt of any Net Proceeds from an Asset Sale, 360networks or such Restricted Subsidiary, as applicable, may apply such Net Proceeds at its option:

         (1)   to permanently repay or retire

               (a) secured Indebtedness of 360networks, including Indebtedness under Credit Facilities, or

               (b) Indebtedness of any Restricted Subsidiary of 360networks (in each case other than any Indebtedness owed to 360networks or any Restricted Subsidiary); or

         (2)   to acquire Telecommunications Assets.

Pending the final application of any such Net Proceeds, 360networks may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indentures.

         Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million, 360networks will be required to make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that, is pari passu with the Notes containing provisions similar to those set forth in the Indentures with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, thereon to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, 360networks may use such Excess Proceeds for any purpose not otherwise prohibited by the Indentures. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Selection and Notice

         If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis.

         No Dollar Notes of $1,000 or less or Euro Notes of EURO 1,000 or less, shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

         If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

         In the case of any redemption, 360networks will inform the Luxembourg Stock Exchange, and a notice will be published. See "--Paying Agent and Registrar for the Notes."

Certain Covenants

         Restricted Payments

         360networks will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

         (1) declare or pay any dividend or make any other payment or distribution on account of 360networks' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving 360networks or any of its Restricted Subsidiaries) or to the direct or indirect holders of 360networks' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of 360networks or to 360networks or a Restricted Subsidiary of 360networks);

         (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving 360networks) any Equity Interests of 360networks or any direct or indirect parent of 360networks (other than any such Equity Interests owned by 360networks or any Restricted Subsidiary of 360networks);

         (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at the Stated Maturity thereof; or

         (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above, being collectively referred to as "Restricted Payments"),

unless:

         (1) at the time of and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

         (2) 360networks would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to clause (i) or (ii) of the first paragraph of the covenant described below under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock"; and

         (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by 360networks and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7),
               (8)(i), (9), (10), (11) and (13)), is less than the sum, without duplication, of

               (a) Consolidated Cash Flow less 1.5 times Interest Expense for the period (taken as one accounting period) from the Issue Date to the end of 360networks' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Cash Flow for such period is a deficit, less 100% of such deficit), plus

               (b) 100% of the aggregate net cash proceeds received by 360networks (i) since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of 360networks (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of 360networks that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of 360networks), plus the aggregate net cash proceeds received by 360networks upon any such conversion or exchange and (ii) without duplication, from the sale by 360networks of its Subordinate Voting Shares in the Concurrent Equity Offering, plus

               (c) 100% of the net reduction in Investments on and after the Issue Date, resulting from payments of interest on Indebtedness, dividends, repayments of loan or advances, or other transfers of property (but only to the extent such interest, dividends, repayments or other transfers of property are not included in the calculation of Consolidated Net Income), in each case to 360networks or any of its Restricted Subsidiaries from any Person (including, without limitation, from Unrestricted Subsidiaries of 360networks) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case, valued as provided in the definition of "Investments"), not to exceed in the case of any Person the amount of Restricted Investments previously made by 360networks or any of its Restricted Subsidiaries in such Unrestricted Subsidiary (subsequent to the Issue Date) and in each such case which was treated as a Restricted Payment (other than any such Restricted Payment that was made pursuant to the provisions of paragraph (1) through (13) below).

         The preceding provisions will not prohibit:

         (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indentures;

         (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of 360networks or of any Equity Interests of 360networks or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of 360networks) of, Equity Interests of 360networks (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

         (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of 360networks with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; provided that the amount of any such net cash proceeds that are so utilized shall be excluded from clause
               (3)(b) of the preceding paragraph;

         (4) Investments made out of the net cash proceeds from the issue and sale (other than to a Subsidiary of 360networks) of Equity Interests (other than Disqualified Stock) of 360networks; provided that the amount of any such net cash proceeds that are utilized for any such Investment shall be excluded from clause
               (3)(b) of the preceding paragraph;

         (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of 360networks pursuant to any management equity subscription agreement or stock option agreement and the repurchase of Equity Interests of 360networks from employees, officers or directors of 360networks or any of its Restricted Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such officers, directors and employees in an aggregate amount not to exceed $5.0 million in any calendar year plus (i) the aggregate cash proceeds from any issuance during such calendar year of Equity Interests by 360networks to employees, officers or directors of 360networks and its Restricted Subsidiaries and (ii) the aggregate cash proceeds received by 360networks or any of its Restricted Subsidiaries from any payments on life insurance policies in which 360networks or any of its Restricted Subsidiaries is the beneficiary with respect to any employees, officers or directors of 360networks or its Restricted Subsidiaries which proceeds are used to purchase Equity Interests of 360networks held by any such employees, officers or directors;

         (6) Investments in Telecommunications Assets; provided that the aggregate fair market value of any such Investment, when taken together with all other Investments made pursuant to this clause
               (6) (measured on the date each such Investment was made), does not exceed $75.0 million;

         (7)   Permitted Fiber Investments in Telecommunications Assets;

         (8) Investments in any Unrestricted Subsidiary of 360networks, if either (i) such Investment is a Permitted Project Financing Investment or (ii) the aggregate fair market value of any such Investment, when taken together with all other Investments made pursuant to this subclause 8(ii) (measured on the date each such Investment was made), does not exceed $20.0 million;

         (9) Investments the payment for which consists exclusively of Equity Interests (other than Disqualified Stock) of 360networks;

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         (10)  pro rata dividends or other distributions made by a Restricted
               Subsidiary of 360networks to minority stockholders (or owners of an equivalent interest in the case of a Restricted Subsidiary that is not a corporation);

         (11) an Investment in any Person the primary business of which is Telecommunication Business in an amount not to exceed at any one time outstanding 20% of the Adjusted Consolidated Cash Flow, if positive, accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the first full fiscal quarter immediately following the Issue Date and ending on the last day of the last fiscal quarter preceding the date of such Investment;

         (12) payment when due of cash dividends on preferred stock of any Person that merges with or otherwise becomes a Restricted Subsidiary of 360networks which preferred stock is not issued in contemplation of such merger or other transaction, pursuant to the terms of such preferred stock as in effect on the date on which such Person merges with or otherwise becomes a Restricted Subsidiary of 360networks; provided that the aggregate amount of cash dividends paid on any series of preferred stock so acquired by 360networks pursuant to this clause (12) shall not exceed the aggregate liquidation preference of such series; and

         (13) the repurchase of Equity Interests of 360networks deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (2), (3), (4), (5), (8)(ii), (10) and
(11) above, no Default in the payment of interest on the Notes or Event of Default exists or would occur as a consequence thereof.

         The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by 360networks or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $15.0 million. No such opinion or appraisal shall be required for any Restricted Payment made pursuant to clause (7) above. In any year in which 360networks makes one or more Restricted Payments, 360networks shall include in its compliance certificate to the Trustee a certification stating that all such Restricted Payments are, or were, permitted by the Indentures and shall set forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indentures.

Incurrence of Indebtedness and Issuance of Preferred Stock

         360networks will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt), and 360networks will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that 360networks may incur Indebtedness (including Acquired
Debt) and issue Disqualified Stock and any Restricted Subsidiary may incur Acquired Debt, if either:

         (i) the Consolidated Leverage Ratio at the end of 360networks' most recently ended full fiscal quarter (the "Reference Period") for which a consolidated balance sheet of 360networks is available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been less than 5.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom),

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

               as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of the Reference Period; or

         (ii) the Consolidated Capital Ratio at the end of the Reference Period would have been less than 2.0 to 1.0, determined after giving effect to the incurrence or issuance of such Indebtedness or Disqualified Stock and, to the extent set forth in the definitions used herein, on a pro forma basis (including, to the extent set forth in the definitions used herein, a pro forma application of the net proceeds therefrom).

         The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

         (1) the incurrence by 360networks or any of its Restricted Subsidiaries of Indebtedness under Credit Facilities or Permitted Vendor Facilities; provided that the aggregate principal amount of all Indebtedness of 360networks and its Restricted Subsidiaries outstanding under all Credit Facilities or Permitted Vendor Facilities after giving effect to such incurrence (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of 360networks thereunder) does not exceed an amount equal to $725.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by 360networks or any of its Restricted Subsidiaries since the Issue Date to permanently repay Indebtedness under a Credit Facility pursuant to the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales;"

         (2) the incurrence by 360networks and its Restricted Subsidiaries of Existing Indebtedness;

         (3) the incurrence by 360networks of Indebtedness represented by the Notes and the Series B Notes;

         (4) the incurrence by 360networks or any of its Restricted Subsidiaries of Purchase Money Indebtedness and Vendor Financing Indebtedness; provided (A) that the amount thereof does not exceed 100% of 360networks' and its Restricted Subsidiaries' aggregate cost (determined in accordance with GAAP in good faith by the Board of Directors of 360networks) of the construction, acquisition, development, engineering, installation and improvement of the applicable Telecommunications Assets and (B) in the case of the incurrence of either Purchase Money Indebtedness or Vendor Financing Indebtedness by a Restricted Subsidiary, such Indebtedness shall be Qualified Subsidiary Indebtedness;

         (5) the incurrence by 360networks or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indentures to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (12),
               (14), (15) or (16) of this paragraph;

         (6) the incurrence by 360networks or any of its Restricted Subsidiaries of intercompany Indebtedness between or among 360networks and any of its Restricted Subsidiaries and the issuance of preferred stock by a Restricted Subsidiary to 360networks or another Restricted Subsidiary of 360networks; provided, however, that:

               (a) if 360networks is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes; and

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

               (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness or preferred stock being held by a Person other than 360networks or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness or preferred stock to a Person that is not either 360networks or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by 360networks or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

         (7) the incurrence by 360networks or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest or foreign currency exchange rate risk with respect to any floating rate Indebtedness or foreign currency based Indebtedness, respectively, that is permitted by the terms of the Indentures to be outstanding; provided that the notional amount of any such Hedging Obligation does not exceed the amount of Indebtedness or other liability to which such Hedging Obligation relates; and provided further that such Hedging Obligations are not incurred for speculative purposes;

         (8) the guarantee by 360networks or any of its Restricted Subsidiaries of Indebtedness of 360networks or any Restricted Subsidiary of 360networks that was permitted to be incurred by another provision of this covenant;

         (9) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock; provided, in each such case, that the amount thereof is included in Fixed Charges of 360networks as accrued;

         (10) 360networks and its Restricted Subsidiaries may incur Indebtedness solely in respect of bankers acceptances, letters of credit and performance bonds or similar arrangements, all in the ordinary course of business (other than to the extent not supporting Indebtedness);

         (11) the incurrence by 360networks or any of its Restricted Subsidiaries arising from agreements of 360networks or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn out or other similar obligation, in each case, incurred or assumed in connection with the disposition of any business, assets or Restricted Subsidiary of 360networks or any of its Restricted Subsidiaries, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition;

         (12) the incurrence of Indebtedness by Foreign Subsidiaries not to exceed $50.0 million (or the equivalent amount thereof, in other foreign currencies);

         (13) the incurrence by 360networks or any of its Restricted Subsidiaries of Acquired Debt in an aggregate amount not to exceed $100.0 million at any time outstanding;

         (14) Indebtedness of 360networks not to exceed, at any one time outstanding, two times the net cash proceeds received by 360networks after the Measurement Date from the issuance and sale of its Equity Interest (other than Disqualified Stock) to a Person that is not a Subsidiary of 360networks, to the extent such net cash proceeds have not been used pursuant to (A) clause 3(b) of the first paragraph of the "Restricted Payments" covenant described above or (B) clauses (2) or (4) of the second paragraph of the "Restricted Payments" covenant described above to make a Restricted Payment; and

         (15) the incurrence by 360networks or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $50.0 million.

         Indebtedness or preferred stock of any Person which is outstanding at the time such Person becomes a Restricted Subsidiary of 360networks (including upon designation of any Subsidiary or other Person as a Restricted Subsidiary) or is merged with or into or consolidated with 360networks or a Restricted Subsidiary of 360networks shall be deemed to have been incurred at the time such Person becomes such a Restricted Subsidiary of 360networks or is merged with or into or consolidated with 360networks or a Restricted Subsidiary of 360networks, as applicable.

         360networks will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of 360networks unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of 360networks shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of 360networks solely by virtue of being unsecured.

         Notwithstanding any other provisions of this covenant, the maximum amount of Indebtedness that 360networks or a Restricted Subsidiary may incur shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies.

         For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, 360networks will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

         Liens

         360networks will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens, without providing that the Notes shall be secured equally and ratably with the Indebtedness so secured for so long as such obligations are so secured; provided, that if the Indebtedness so secured is subordinated to the Notes, the Notes shall be secured by a Lien senior to the Lien securing such secured Indebtedness.

         Dividend and Other Payment Restrictions Affecting Restricted
         Subsidiaries

         360networks will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

         (1) pay dividends or make any other distributions on its Capital Stock to 360networks or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to 360networks or any of 360networks' Restricted Subsidiaries;

         (2) make loans or advances to 360networks or any of our Restricted Subsidiaries; or

         (3) transfer any of its properties or assets to 360networks or any of our Restricted Subsidiaries.

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

         However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

         (1) Existing Indebtedness as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the Issue Date;

         (2) the Credit Facilities, the Indentures, the Notes and the Series B Notes, Qualified Subsidiary Indebtedness and Indebtedness ranking pari passu with the Notes; provided that with respect to Indebtedness ranking pari passu with the Notes such provisions are no more restrictive than those set forth in the Notes;

         (3)   applicable law;

         (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by 360networks or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indentures to be incurred;

         (5) customary non-assignment provisions restricting subletting or assignment in leases or other agreements entered into in the ordinary course of business and consistent with past practices;

         (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

         (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition; provided that the consummation of such transaction would not result in a Default or an Event of Default, that such restriction terminates if such transaction is not consummated and that the consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into;

         (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

         (9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "Liens" that limit the right of 360networks or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

         (10) customary limitations on the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

         (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

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

         (12) encumbrances and restrictions in Indebtedness incurred by Foreign Subsidiaries in accordance with the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock;" and

         (13) any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only upon a payment or financial covenant default or event of default contained in such Indebtedness or agreement and
               (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Board of Directors of 360networks).

         Amalgamation, Merger, Consolidation, or Sale of Assets

         360networks may not, directly or indirectly: (1) amalgamate or consolidate or merge with or into another Person (whether or not 360networks is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

         (1) either: (a) 360networks is the surviving corporation; or (b) the Person formed by or surviving any such amalgamation, consolidation or merger (if other than 360networks) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of Canada or any province thereof or the United States, any state thereof or the District of Columbia;

         (2) the Person formed by or surviving any such amalgamation, consolidation or merger (if other than 360networks) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of 360networks under the Notes, the Series B Notes, the Indentures and the Registration Rights Agreements pursuant to agreements reasonably satisfactory to the Trustee;

         (3) no Default or Event of Default (or an event that, with the passing of time or giving of notice or both, would constitute an Event of Default) shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction;

         (4) 360networks or the Person formed by or surviving any such amalgamation, consolidation or merger (if other than 360networks), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable Reference Period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test or the Consolidated Capital Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock";

         (5) the transaction will not result in 360networks or the Person formed by or surviving any such amalgamation, consolidation or merger (if other than 360networks) being required to make any deduction or withholding on account of Taxes as described under the caption "Redemption for Changes in Canadian Withholding Taxes" and "Payment of Additional Amounts" from any payment under or in respect of the Notes that 360networks would not have been required to make had such transaction or series of related transactions not occurred; and

         (6) 360networks shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such amalgamation, consolidation, merger or transfer and such supplemental indenture, if any, comply with the Indentures.

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

         In addition, 360networks may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Amalgamation, Merger, Consolidation, or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among 360networks and any of its Wholly-Owned Restricted Subsidiaries.

         Upon any amalgamation, consolidation or merger or any transfer of all or substantially all of the assets of 360networks in accordance with the foregoing, the successor corporation formed by such amalgamation or consolidation or into which 360networks is merged or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, 360networks under the Indentures with the same effect as if such successor corporation had been named therein as 360networks, and (except in the case of a lease) 360networks shall be released from the obligations under the Notes, and the Indentures except with respect to any obligations that arise from, or are related to, such transaction.

         For purposes of the foregoing, the transfer (by assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, 360networks, interest in which constitutes all or substantially all of the properties and assets of 360networks, shall be deemed to be the transfer of all or substantially all of the properties and assets of 360networks.

         In the case of any such amalgamation, consolidation or merger or any transfer of all or substantially all of our assets, a notice will be published in Luxembourg. See "--Paying Agent and Registrar for the Notes."

         Transactions with Affiliates

         360networks will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties, assets or securities to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

         (1) such Affiliate Transaction is on terms that are no less favorable to 360networks or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by 360networks or such Restricted Subsidiary with a Person that is not an Affiliate; and

         (2)   360networks delivers to the Trustee:

               (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and is in the best interests of 360networks or such Restricted Subsidiary; and

               (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

         The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

         (1) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees, agents or consultants of 360networks or any of its Restricted Subsidiaries as determined in good faith by the Board of Directors or senior management of 360networks;

         (2) transactions between or among 360networks and any of its Restricted Subsidiaries;

         (3) any sale or other issuance of Equity Interests (other than Disqualified Stock) of 360networks;

         (4) Restricted Payments that are permitted by the provisions of the Indentures described above under the caption "Restricted Payments" or by clause (1), (3), (7), (8) or (9) of the definition of "Permitted Investments";

         (5) any agreement or arrangement as in effect on the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement or arrangement thereto so long as any such amendment or replacement agreement or arrangement is not more disadvantageous to 360networks or its Restricted Subsidiaries, as the case may be, in any material respect than the original agreement as in effect on the Issue Date;

         (6) transactions involving aggregate consideration of up to $25.0 million between 360networks or its Restricted Subsidiaries and Ledcor Inc. or any of its Subsidiaries (other than 360networks and its Restricted Subsidiaries); provided that 360networks delivers to the Trustee a resolution of the Board of Directors, set forth in an Officers' Certificate, stating that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

         (7) transactions with Urbanlink pertaining to the Canadian telecommunications arrangements consistent with the description under "Related Party Transactions--Transactions with Ledcor--Canadian telecommunications arrangements," and any contracts, transactions and arrangements in connection therewith.

         Issuances of Guarantees by Restricted Subsidiaries

         360networks will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of 360networks which is pari passu (other than any Indebtedness incurred under a Credit Facility) with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indentures providing for a guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim, or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against 360networks or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

         Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person that is not an Affiliate of 360networks, of all of our and each Restricted Subsidiary's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indentures) or (ii) the release or discharge of the guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such guarantee.

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         Designation of Restricted and Unrestricted Subsidiaries

         The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by 360networks and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "Restricted Payments." All such outstanding Investments will be valued at their fair market value at the time of such designation; provided that any determination of fair market value equal to or greater than $100.0 million shall be determined by an independent accounting, appraisal or investment banking firm of national standing. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default and such redesignation will increase the amount available for Restricted Payments under the first paragraph of the covenant described under the caption "Restricted Payments" as provided therein or Permitted Investments, as applicable.

         Business Activities

         360networks will not, and will not permit any Restricted Subsidiary to, engage to any material extent in any business other than the Telecommunications Business.

         Payments for Consent

         360networks will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indentures or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

         Reports

         For so long as any Notes remain outstanding, 360networks will furnish to the Holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Whether or not 360networks is subject to
Section 13(a) or 15(d) of the Exchange Act, 360networks shall file with the Commission and furnish to the Holders and the Trustee (i) within 140 days after the end of each fiscal year, annual reports on Form 20-F or 40-F, as applicable (or any successor form), containing the information required to be contained therein (or required in such successor form) and (ii) (a) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q or (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K (or any successor form) which, regardless of applicable requirements, shall, at a minimum, contain a "Management's Discussion and Analysis of Financial Condition and Results of Operations." All reports and information required by the section will also be available for review by Holders, without charge, at the offices of the Paying Agent and Registrar in Luxembourg.

Events of Default and Remedies

         Each of the following is an Event of Default under each Indenture:

         (1) default for 30 days in the payment when due of interest on, or Additional Amounts, if any, with respect to, the Notes;

         (2) default in payment when due of the principal of or premium, if any, on the Notes;

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

         (3) failure by 360networks or any of its Restricted Subsidiaries to comply with the provisions described under the captions "--Certain Covenants--Restricted Payments," "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," "--Certain Covenants--Amalgamation, Merger, Consolidation or Sale of Assets" and "--Certain Covenants--Transactions with Affiliates";

         (4) failure by 360networks or any of its Restricted Subsidiaries for 15 days after written notice thereof has been given to 360networks by the Trustee or to 360networks and the Trustee by Holders of at least 25% of the aggregate principal amount of Notes outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders--Change of Control" or "Asset Sales";

         (5) failure by 360networks or any of its Restricted Subsidiaries for 60 days after written notice thereof has been given to 360networks by the Trustee or to 360networks and the Trustee by Holders of at least 25% of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the Indentures or the Notes;

         (6) the voluntary relinquishment by 360networks of any of its rights under the Non-Competition Agreement or the failure by 360networks for 30 days after written notice thereof has been given to 360networks by the Trustee or to 360networks and the Trustee by Holders of at least 25% of the aggregate principal amount of Notes outstanding to enforce any of such rights, in each case which is materially detrimental to the interests of 360networks or the Holders;

         (7) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by 360networks or any of its Restricted Subsidiaries (or the payment of which is guaranteed by 360networks or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

               (a) is caused by a failure to pay principal of or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

               (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

         (8) failure by 360networks or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $10.0 million (net of applicable insurance coverage which is acknowledged in writing by the insurer), which judgments are not paid, discharged or stayed for a period of 60 days; and

         (9) certain events of bankruptcy or insolvency with respect to 360networks or any of its Restricted Subsidiaries.

         In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to 360networks, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee by notice to 360networks or the Holders of at least 25% of the aggregate principal amount of the then outstanding

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

Notes under an Indenture by notice to 360networks and the Trustee may declare all such Notes to be due and payable immediately.

         Holders of the Notes may not enforce the Indentures or the Notes except as provided in the Indentures. Subject to certain limitations, Holders of a majority of the aggregate principal amount of the then outstanding Notes under an Indenture may direct the Trustee in its exercise of any trust or power.

         The Holders of a majority in aggregate principal amount of the Notes then outstanding under an Indenture by notice to the Trustee may on behalf of the Holders of such Notes waive any existing Default or Event of Default and its consequences under the relevant Indenture except a continuing Default or Event of Default in the payment of premium, if any, or interest on, or the principal of, the Notes.

         360networks is required to deliver to the Trustee annually a statement regarding compliance with the Indentures. Upon becoming aware of any Default or Event of Default, 360networks is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

         No director, officer, employee, incorporator or stockholder of 360networks or any of its Subsidiaries, as such, shall have any liability for any obligations of 360networks or its Subsidiaries under the Notes, the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

         360networks may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes of any series ("Legal Defeasance") except for:

         (1) the rights of Holders of outstanding Notes of such series to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

         (2) our obligations with respect to the Notes of such series concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

         (3) the rights, powers, trusts, duties and immunities of the Trustee, and 360networks' obligations in connection therewith;

         (4)   the Legal Defeasance provisions of the Indentures; and

         (5)   360networks' obligation to pay Additional Amounts.

         In addition, 360networks may, at its option and at any time, elect to have the obligations of 360networks released with respect to certain covenants that are described in the Indentures ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the affected Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the affected Notes.

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

         In order to exercise either Legal Defeasance or Covenant Defeasance:

         (1) 360networks must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes of such series, cash in U.S. dollars or legal tender in the countries constituting the European Monetary Union, non-callable Government Securities or EEA Government Obligations, or a combination thereof in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and 360networks must specify whether such Notes are being defeased to maturity or to a particular redemption date;

         (2) in the case of Legal Defeasance, 360networks shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) 360networks has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred and 360networks shall have delivered to the Trustee an opinion of counsel in Canada reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes of such series will not recognize income, gain or loss for Canadian federal income tax purposes as a result of such Legal Defeasance and will be subject to Canadian federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

         (3) in the case of Covenant Defeasance, 360networks shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred and 360networks shall have delivered to the Trustee an opinion of counsel in Canada reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes of such series will not recognize income, gain or loss for Canadian federal income tax purposes as a result of such Covenant Defeasance and will be subject to Canadian federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

         (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

         (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indentures) to which 360networks or any of its Restricted Subsidiaries is a party or by which 360networks or any of its Restricted Subsidiaries is bound;

         (6) 360networks must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by 360networks with the intent of preferring the Holders of Notes over the other creditors

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

               of 360networks with the intent of defeating, hindering, delaying or defrauding creditors of 360networks or others; and

         (7) 360networks must deliver to the Trustee an Officers' Certificate and an opinion of counsel, in the case of the Officers' Certificate, stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with and, in the case of the opinion of counsel, that the conditions precedent in clauses (1) (with respect to the validity and perfection of the security interest), (2), (3) and
               (5) have been complied with and that the trust referred to in clause (1) will not be required to register under the Investment Company Act of 1940.

Indemnification for Judgment Currency Fluctuations

         The obligations of 360networks to any Holder of Notes shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than the Agreement Currency (in the case of Dollar Notes, U.S. Dollars shall constitute the "Agreement Currency" and in the case of Euro Notes, euros shall constitute the "Agreement Currency"), be discharged only to the extent that on the day following receipt by such Holder of Notes or the Trustee, as the case may be, of any amount in the Judgment Currency, such Holder of Notes may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such Holder of Notes or the Trustee, as the case may be, in the Agreement Currency, 360networks will pay the difference and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such Holder of Notes or the Trustee, as the case may be, such Holder of Notes or the Trustee, as the case may be, will pay to or for the account of 360networks such excess; provided that such Holder of Notes or the Trustee, as the case may be, shall not have any obligation to pay any such excess as long as a Default by 360networks in its obligations under the Notes or the Indentures has occurred and is continuing, in which case such excess may be applied by such Holder of Notes to such obligations.

Satisfaction and Discharge

         An Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to 360networks) have been delivered to the Trustee for cancellation; or (b)(i) all such Notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and 360networks or a Subsidiary Guarantor, if any, has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust an amount of money sufficient to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; (ii) no Default or Event of Default with respect to such Indentures or such Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which 360networks or a Subsidiary Guarantor, if any, is a party or by which 360networks or a Subsidiary Guarantor, if any, is bound; (iii) 360networks or a Subsidiary Guarantor, if any, has paid or caused to be paid all sums payable by it under such Indenture; and (iv) 360networks has delivered irrevocable instructions to the Trustee under such Indenture to apply the deposited money toward the payment of such Notes at maturity or the redemption date, as the case may be.

         In addition, 360networks must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

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

Amendment, Supplement and Waiver

         With the consent of Holders of not less than a majority of the Notes of any series issued under an Indenture at the time outstanding, 360networks and the Trustee are permitted to amend or supplement such Indenture or any supplemental indenture or modify the rights of the Holders of such series of Notes; provided that without the consent of each Holder affected, no amendment, supplement, modification or waiver may (with respect to any Notes of such series held by a non-consenting Holder):

         (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

         (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of such Note (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders");

         (3) reduce the rate of or change the time for payment of interest on any Note;

         (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on such Notes (except a rescission of acceleration of such Notes by the Holders of at least a majority of such series of Notes then outstanding issued under an Indenture and a waiver of the payment default that resulted from such acceleration);

         (5) make any Note payable in money other than that stated in such Note;

         (6) make any change in the provisions of the relevant Indenture relating to waivers of past Defaults or the rights of Holders of such Notes to receive payments of principal of or premium, if any, or interest on such Notes;

         (7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders");

         (8) cause such Notes to become subordinate in right of payment to any other Indebtedness or to otherwise reduce the ranking of such Notes;

         (9) make any change that would adversely affect the rights of the Holders to receive Additional Amounts;

         (10) modify the obligation of 360networks to make a Change of Control Offer to purchase Notes after the occurrence of an event which constitutes a Change of Control; or

         (11)  make any change in the preceding amendment and waiver provisions.

         Notwithstanding the preceding, without the consent of any Holder of Notes, 360networks and the Trustee may amend or supplement the Indentures or the
Notes:

         (1)   to cure any ambiguity, defect or inconsistency;

         (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

         (3) to provide for the assumption of our obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

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

         (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indentures of any such Holder; or

         (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indentures under the Trust Indenture Act.

         360networks will inform the Luxembourg Stock Exchange of any amendment or supplement to either Indenture, and notice will be published in Luxembourg. See "--Paying Agent and Registrar for the Notes."

Concerning the Trustee

         If the Trustee becomes a creditor of 360networks, the Indentures limit its right to obtain payment of claims in certain cases, or to realize, on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The Holders of a majority of the then outstanding Notes under an Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indentures provide that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

         Anyone who receives this prospectus may obtain copies of the Indentures and Registration Rights Agreements without charge by writing to 360networks inc., 1500-1066 West Hastings Street, Vancouver, British Columbia, Canada V6E 3X1, Attention: Secretary.

Governing Law

         The Indentures provide that they and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of laws to the extent that the application of the law of another jurisdiction would be required thereby.

Enforceability of Judgments

         Since a portion of our assets are outside the United States, any judgments obtained in the United States against us, including judgments with respect to the payment of principal, premium, interest, Additional Amounts, Change of Control Payment, offer price, redemption price or other amounts payable under the Notes, may be not collectible within the United States.

         We have been informed by our Canadian counsel, Farris, Vaughan, Wills & Murphy, that the laws of the Province of British Columbia and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the Province of British Columbia (a "Canadian Court") on any final and conclusive judgment in personam of any federal or state court located in the Borough of Manhattan in The City of New York ("New York Court") that is not impeachable as void or voidable under the internal laws of the State of New York for a sum certain in respect of the enforcement of the Indentures or the Notes if (i) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the Canadian Court (and submission by us in the Indentures to the non-exclusive jurisdiction of the New York Court will be sufficient for that purpose),

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(ii) such judgment was not obtained by fraud or in
a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as that term is applied by a Canadian Court, or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada), (iii) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of such foreign revenue, expropriatory or penal laws and (iv) the action to enforce such judgment is commenced within the applicable limitation period. We have been advised by Farris, Vaughan, Wills & Murphy that it knows of no reason, based upon public policy under the laws of the Province of British Columbia and the federal laws of Canada applicable therein, for avoiding recognition of a judgment of a New York Court to enforce the Indentures or the Notes.

Listing

         The Notes are listed on the Luxembourg Stock Exchange. The legal notice relating to the issuance of the Notes and the Articles of Association of 360networks will be registered prior to the listing with the Registrar of the District Court in Luxembourg, where such documents are available for inspection and where copies thereof can be obtained upon request. As long as the Notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, Notes will be maintained in Luxembourg. 360networks has initially designated Banque Generale du Luxembourg as its agent for such purposes.

Consent to Jurisdiction and Service

         The Indentures provide that 360networks will irrevocably appoint CT Corporation System as its agent for service of process in any suit, action, or proceeding with respect to the Indentures or the Notes and for actions brought under federal or state securities laws in any federal or state court located in the Borough of Manhattan in The City of New York, and submits to such non-exclusive jurisdiction.

Certain Definitions

         Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Debt" means, with respect to any specified Person:

         (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person; provided that such Indebtedness was not incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

         (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "Adjusted Consolidated Cash Flow" means Consolidated Cash Flow minus all non-cash items increasing Consolidated Net Income for the applicable period to the extent not previously deducted in computing Consolidated Cash Flow, whether or not such non-cash items were accrued or incurred in the ordinary course of the business or otherwise.

         "Adjusted Fiber Value" means, at any time after certain Affiliates of Ledcor Inc. have contributed dark fiber strands to 360networks pursuant to the Undertaking Agreements, an amount equal to $72.5 million less one-twelfth (1/12) of such amount for each of such dark fiber strands which has been sold, leased, contributed or with respect to which an IRU has been granted to any Person.

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

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

         "Asset Sale" means:

         (1) the sale, lease, conveyance or other disposition of any assets or rights other than any sale, lease, transfer, conveyance or other disposition of telecommunications capacity, transmission rights, or other telecommunications services provided over our network in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of 360networks and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indentures described above under the caption "Change of Control" and/or the provisions described above under the caption "Merger, Consolidation or Sale of Assets" and not by the provisions of the "Asset Sale" covenant; and

         (2) the issuance of Equity Interests by any of our Restricted Subsidiaries or the sale of Equity Interests in any of our Subsidiaries,

         Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

         (1)   any single transaction or series of related transactions that:
               (a) involves assets having a fair market value of less than $1.0 million; or (b) results in net proceeds to 360networks and its Restricted Subsidiaries of less than $1.0 million;

         (2) a transfer of assets between or among 360networks and its Restricted Subsidiaries or between Restricted Subsidiaries,

         (3)   Permitted Telecommunication Asset Dispositions;

         (4) an issuance of Equity Interests by a Restricted Subsidiary to 360networks or to a Wholly-Owned Restricted Subsidiary;

         (5) a Permitted Investment or a Restricted Payment that is permitted by the covenant described above under the caption "Restricted Payments;" and

         (6) sales of Equity Interests to minority shareholders; provided such sales do not increase the ownership percentage of the minority shareholders.

         "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

         "Canadian Taxing Authority" shall mean any federal, provincial, territorial or other Canadian government or any authority or agency therein or thereof having power to tax.

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         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means:

         (1)   in the case of a corporation, corporate stock;

         (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

         (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

         (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means any of the following:

         (1) any investment in direct obligations of the United States of America or any agency thereof, of any member states of the European Union or any agency thereof or of Canada or any province or agency thereof, of obligations guaranteed by the United States of America or any agency thereof, of any member states of the European Union or any agency thereof or of Canada or any province or agency thereof, in each case with a term of not more than one year (provided that any province of Canada must be rated at least "R-1" by the Dominion Bond Rating Service Limited);

         (2) investments in time deposit accounts, term deposit accounts, certificates of deposit, money-market deposits, bankers acceptances and obligations maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof, any member state of the European Union, Canada or any province thereof, and which bank or trust company has, or the obligations of which bank or trust company is guaranteed by a bank or trust company which has, capital, surplus and undivided profits aggregating in excess of $150.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act) or by Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc. or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

         (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

         (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than 360networks or an Affiliate of 360networks) organized and in existence under the laws of the United States of America, a member state of the European Union or Canada with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P or at least "R-1" by Dominion Bond Rating Service Limited or Canadian Bond Rating Service (in the case of a Canadian issuer);

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         (5)   investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth, territory or province of the United States of America, a member state of the European Union or Canada, or by any political subdivision or taxing authority thereof, and rated at least "R-1" by the Dominion Bond Rating Service Limited (in the case of a Canadian issuer);

         (6) investments in money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

         (7) all obligations of the United States of America, a member state of the European Union, Canada or any other sovereign nation which are authorized under the terms governing any Indebtedness of 360networks from time to time outstanding to be deposited in connection with a legal defeasance, covenant defeasance or final discharge of such Indebtedness.

         "Change of Control" means the occurrence of any of the following:

         (1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of 360networks and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

         (2) the adoption of a plan relating to the liquidation or dissolution of 360networks;

         (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% (the "Voting Threshold") of the Voting Stock of 360networks, measured by voting power rather than number of shares provided that if, in the opinion of nationally recognized tax counsel to 360networks, based on a change to the Income Tax Act (Canada) or regulations adopted thereunder, the published administrative practices of the Canada Customs and Revenue Agency or the publication of a judicial decision in each case enacted, promulgated or published after the date of the sale of the Series A Notes, which change in law, regulation or publication of an administrative practice or judicial decision provides that in reference to a change of control which is an acceptable "triggering event" for purposes of subparagraph 212(1)(b)(vii) of the Income Tax Act (Canada), requiring 360networks to initiate a Change of Control Offer, that control generally means a voting threshold of 50% or less (the "Reduced Voting Threshold"), then the Voting Threshold shall be reduced on a prospective basis to such Reduced Voting Threshold, but in no event shall the Reduced Voting Threshold be less than 35%;

         (4) the first day on which a majority of the members of the Board of Directors of 360networks are not Continuing Directors;

         (5) 360networks consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, 360networks, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of 360networks is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of 360networks outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance;

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

         (6) any person other than a Permitted Holder shall succeed in having a sufficient number of its nominees elected to the Board of Directors of 360networks such that such nominees will constitute a majority of 360networks' Board of Directors; or

         (7) certain events of bankruptcy or insolvency with respect to 360networks or any of its Restricted Subsidiaries.

         "Concurrent Equity Offering" means the initial public offering by 360networks of its Subordinate Voting Shares to be made pursuant to a registration statement on Form F-1 (No. 333-95621) filed with the Commission on January 28, 2000, as such registration statement is amended or supplemented from time to time.

         "Consolidated Capital Ratio" means, with respect to 360networks as of any date, the ratio of (i) the aggregate consolidated principal amount of Indebtedness of 360networks and its Restricted Subsidiaries then outstanding to
(ii) the Consolidated Net Worth of 360networks and its Restricted Subsidiaries as of such date, in each case as shown on the consolidated balance sheet of 360networks in accordance with GAAP.

         "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

         (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

         (2) Fixed Charges of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers acceptance financings, and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

         (3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

         (4) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of 360networks shall be added to Consolidated Net Income to compute Consolidated Cash Flow of 360networks only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to 360networks by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

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

         "Consolidated Leverage Ratio" means, with respect to 360networks, as of any date, the ratio of (i) the aggregate amount of Indebtedness of 360networks and its Restricted Subsidiaries then outstanding (other than intercompany debt) to (ii) the Consolidated Cash Flow of 360networks and its Restricted Subsidiaries on a consolidated basis for the most recently ended four fiscal quarters immediately preceding the date of determination for which consolidated financial statements of 360networks are available (the "Reference Period").

         In addition to the foregoing, for purposes of this definition, "Consolidated Cash Flow" shall be calculated on a pro forma basis after giving effect to the issuance of the Notes and the incurrence of the Indebtedness (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of Indebtedness, other than the incurrence or repayment of Indebtedness for ordinary working capital purposes, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period.

         "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

         (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

         (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, it being understood that the Net Income of any such Restricted Subsidiary for such period shall be included in Consolidated Net Income up to the aggregate amount of cash that such Restricted Subsidiary could have paid pursuant to such dividends or similar distributions during such period to 360networks or any of its Restricted Subsidiaries;

         (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

         (4) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries, except for purposes of the covenants described under the caption "Certain Covenants--Restricted Payments" and "--Incurrence of Indebtedness Issuance of Preferred Stock" in which case the Net Income of any Unrestricted Subsidiary will be included to the extent it would otherwise be included under clause (1) of this definition above; and

         (5) the cumulative effect of a change in accounting principles shall be excluded.

         "Consolidated Net Worth" means, with respect to 360networks as of any date, the sum of (i) the consolidated equity of the common stockholders of 360networks and its Restricted Subsidiaries that are Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on 360networks' balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by 360networks upon issuance

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

of such Preferred Stock plus (iii) the Adjusted Fiber Value, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by 360networks or a Restricted Subsidiary of 360networks, (y) all outstanding net Investments as of such date in unconsolidated Restricted Subsidiaries and in Persons that are not Restricted Subsidiaries, and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

         "Continuing Director" means, as of any date of determination, any member of the Board of Directors of 360networks who:

         (1)   was a member of such Board of Directors on the Issue Date; or

         (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election

         "Credit Facilities" means, with respect to 360networks or any of its Restricted Subsidiaries, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for loans or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

         "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

         Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require 360networks to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that 360networks may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "Certain Covenants--Restricted Payments."

         "EEA Government Obligation" means direct non-callable obligations of, or non-callable obligations guaranteed by, any European Union member for the payment of which obligation or guarantee the full faith and credit of the respective nation is pledged; provided that such nation has a credit rating at least equal to that of the highest rated member nation of the European Economic Area.

         "Eligible Investments" means cash or Cash Equivalents or such other investment grade debt securities as the Board of Directors shall approve from time to time; provided, however, that in no event shall any funds required to be held as Eligible Investments be used, directly or indirectly, to repurchase any Notes, except as specifically provided in the Unrestricted Offer.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

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

         "European Economic Area" means the member nations of the European Economic Area pursuant to the Oporto Agreement on the European Economic Area, dated May 2, 1992, as amended.

         "European Union Member" means any country that is or becomes a member of the European Union or any successor organization thereto.

         "Existing Indebtedness" means Indebtedness of 360networks or any of its Restricted Subsidiaries outstanding on the Issue Date (other than the Credit Facilities).

         "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

         (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; plus

         (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

         (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

         (4) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock (including, without limitation, Disqualified Stock) of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of 360networks (other than Disqualified Stock) or to 360networks or a Restricted Subsidiary of 360networks, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

         "Foreign Subsidiary" means any Restricted Subsidiary of 360networks which (i) is not organized under the laws of (x) the United States or any state thereof, (y) the District of Columbia or (z) Canada or any province thereof and
(ii) conducts substantially all of its business operations outside the United States of America and Canada.

         "GAAP" means generally accepted accounting principles in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

         "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

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

         "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

         (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

         (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

         "Hibernia Subsidiaries" means Worldwide Telecom (USA) Inc., Worldwide Telecom (Canada) Inc., WTI Telecom (UK) Limited, WTI Telecom (Ireland) Limited, Worldwide Telecom (Barbados) Inc., Worldwide Telecom (Bermuda) Ltd., Worldwide Telecom Limited, Worldwide Telecom (Denmark) ApS, WTI Telecom Distribution (UK) Limited and Worldwide Telecom Distribution (USA) Inc.

         "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

         (1)   borrowed money;

         (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

         (3)   banker's acceptances;

         (4)   representing Capital Lease Obligations;

         (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

         (6) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person, which shall be deemed the lesser of the full amount of such Indebtedness and the fair market value of the property or asset so secured) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

         The amount of any Indebtedness outstanding as of any date shall be:

         (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

         (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

         "Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings), all calculated after taking into account the effect of all Hedging Obligations, and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized

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during such period, and (iii) any interest expense on Indebtedness of another
Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If 360networks or any Restricted Subsidiary of 360networks sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of 360networks such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of 360networks, 360networks shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "Restricted Payments."

         "Issue Date" means the first date on which any Notes were issued under the Indentures.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

         "Measurement Date" means the date that begins the first fiscal quarter commencing after December 23, 1998.

         "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

         "Net Income" means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

         (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

         (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

         "Net Proceeds" means the aggregate cash proceeds received by 360networks or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required

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

to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale.

         "Network" means the fiber optic telecommunications network constructed or owned from time to time by 360networks and its Restricted Subsidiaries.

         "Non-Competition Agreement" means that certain Letter to 360networks from Ledcor Inc., dated as of May 31, 1998, regarding Ledcor Inc.'s agreement not to compete with 360networks in the business of developing or constructing fiber optic communications infrastructure.

         "Non-Recourse Debt" means Indebtedness:

         (1) as to which neither 360networks nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

         (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes, the 1998 Notes, the 1999 Notes or the Credit Facilities) of 360networks or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

         "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Parent Companies" means Ledcor Inc., an Alberta corporation, Worldwide Fiber Holdings Ltd., an Alberta corporation, Ledcor Industries Limited, an Alberta corporation, Ledcor Limited Partnership, a limited partnership of which Ledcor Industries Limited is the general partner, and Ledcom Holdings Ltd., an Alberta corporation.

         "Permitted Fiber Investment" means any Investment of up to 12 fibers on any Segment of the Network.

         "Permitted Holder" means any Parent Company and its Affiliates.

         "Permitted Investments" means:

         (1) any Investment in 360networks or in any Restricted Subsidiary of 360networks;

         (2)   any Investment in Cash Equivalents;

         (3) any Investment by 360networks or any Restricted Subsidiary of 360networks in a Person, if as a result of such Investment:

               (a)  such Person becomes a Restricted Subsidiary of 360networks;
                    or

               (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, 360networks or a Restricted Subsidiary of 360networks;

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         (4)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales";

         (5) any Investment made as a result of the receipt of non-cash consideration used or useful in a Telecommunications Business from any sale, lease, transfer, conveyance or other disposition of telecommunications capacity, transmission rights or other telecommunications services provided over 360networks' network in the ordinary course of business which, if treated as an Asset Sale, would have been made in compliance with the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales";

         (6) advances and loans to officers and employees of 360networks or any Restricted Subsidiary in an amount not exceeding $5.0 million any one time outstanding;

         (7) Investments in the form of intercompany Indebtedness to the extent permitted under clause (6) of the second paragraph under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock";

         (8) Hedging Obligations; provided that such Hedging Obligations constitute Permitted Indebtedness permitted by clause (7) of the second paragraph under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock";

         (9) Investments of 360networks or any Restricted Subsidiary existing on the Issue Date;

         (10) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; and

         (11) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause
               (11) since the Issue Date, not to exceed the sum of $150.0 million plus 33 1/3% of the net proceeds of the Concurrent Equity Offering at any one time outstanding.

         "Permitted Liens" means:

         (1) Liens on the assets of 360networks and any Restricted Subsidiary of 360networks securing Indebtedness and other Obligations under Credit Facilities that are permitted by the terms of the Indentures to be incurred;

         (2)   Liens in favor of 360networks or its Restricted Subsidiaries;

         (3) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of 360networks or is merged with or into or consolidated with 360networks or any Restricted Subsidiary of 360networks; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of 360networks or merger or consolidation and do not extend to any assets other than those of such person or the Person merged into or consolidated with 360networks or the Restricted Subsidiary;

         (4) Liens on property existing at the time of acquisition thereof by 360networks or any Restricted Subsidiary of 360networks; provided that such Liens were in existence prior to the contemplation of such acquisition;

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         (5)   Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

         (6) Liens to secure Purchase Money Indebtedness and Vendor Financing Indebtedness permitted by clause (4) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets (or portion thereof) acquired with such Indebtedness;

         (7)   Liens existing on the Issue Date;

         (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

         (9)   Liens created for the benefit of the Notes;

         (10) Liens imposed by law or arising by operation of law, including, without limitation, landlords' mechanics', carriers' warehousemen's materialmen's, suppliers' and vendors' Liens, Liens for master's and crew's wages and other similar maritime liens and mechanics' Liens, in each case which are incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made with respect thereto;

         (11) zoning restrictions, easements, license, covenants, reservations, restrictions on the use of real property and defects, irregularities and deficiencies in title to real property that do not, individually or in the aggregate, materially affect the ability of 360networks or any Restricted Subsidiary to conduct its business and are incurred in the ordinary course of business;

         (12) Liens incurred or pledges and deposits made in the ordinary course of business in connection with workers' compensation and unemployment insurance and other types of social security;

         (13) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (3), (4), (6), and (7) of this definition; provided that such Liens do not extend to any other property of 360networks or any Restricted Subsidiary and the principal amount of the Indebtedness secured by such Lien is not increased;

         (14) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

         (15) Liens securing obligations of 360networks under Hedging Obligations permitted to be incurred under clause (7) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" or any collateral for the Indebtedness to which such Hedging Obligations relate;

         (16) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of banker's acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

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         (17)  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

         (18) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of 360networks or any of its Restricted Subsidiaries, including rights of offset and set-off;

         (19) Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business;

         (20) any interest or title of a lessor in the Property subject to any lease other than a Capital Lease;

         (21) leases or subleases granted to others that do not materially interfere with the ordinary course of business of 360networks and its Restricted Subsidiaries;

         (22) Liens encumbering Property or other assets under construction arising from progress or partial payments by a customer or 360networks or its Restricted Subsidiaries relating to such Property or other assets;

         (23) Liens arising from filing Uniform Commercial Code financing statements regarding leases; provided that such Liens do not extend to any property or assets which are not leased property subject to such leases or subleases;

         (24) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

         (25)  Liens securing Permitted ROW Indebtedness;

         (26) Liens securing other Indebtedness not exceeding $5.0 million at any time outstanding;

         (27) Liens incurred in the ordinary course of business of 360networks or any Restricted Subsidiary of 360networks with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by 360networks or such Restricted Subsidiary;

         (28) Liens securing Qualified Subsidiary Indebtedness to the extent permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; and

         (29) Liens securing Indebtedness which does not exceed 1.5 times 360networks' Consolidated Cash Flow.

         "Permitted Project Financing Investment" means an Investment by 360networks or any Restricted Subsidiary in any Unrestricted Subsidiary for the purpose of facilitating the incurrence by such Unrestricted Subsidiary of Non-Recourse Debt for the purpose of financing a portion of the cost of construction, engineering, acquisition, installation, development or improvement by such Unrestricted Subsidiary of any Segment of the Network; provided, however, that the amount of any such Investment shall not exceed 55% of the total capitalization of any such Unrestricted Subsidiary.

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

         "Permitted Refinancing Indebtedness" means any Indebtedness of 360networks or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of 360networks or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

         (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

         (2) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

         (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

         (4) such Indebtedness is incurred either by 360networks or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "Permitted ROW Indebtedness" means Indebtedness evidencing the deferred obligation to the seller of any ROW on which any Segment of 360networks' Network is being constructed to pay the purchase price for such ROW; provided, however, that in no event shall the aggregate principal amount of any such Indebtedness exceed, with respect to any Segment of the Network, more than 50% of the total anticipated construction cost of such Segment, as determined by the Board of Directors in good faith.

         "Permitted Telecommunications Asset Disposition" means the transfer, conveyance, sale, lease, grant of an IRU or other disposition (each, a "Disposition") in the ordinary course of business of dark fiber, conduit or associated infrastructure of the Network, (i) the proceeds of which are treated as revenues by 360networks in accordance with GAAP and (ii) that, in the case of the sale of dark fiber, would not result in 360networks retaining less than (x) 24 fibers per route mile or (y) 12 fibers and one empty conduit per route mile, in each case, on every Segment of the Network constructed or developed by 360networks (other than the Canadian FOTS in which 360networks shall only be required to retain six fibers per route mile on each Segment); provided, however, that any Permitted Fiber Investment that results in 360networks retaining a minimum of 12 fibers per route mile (in the case of clause (x) above) or one empty conduit (in the case of clause (y) above) shall be deemed to be a Permitted Telecommunications Asset Disposition; provided further that any subsequent Disposition of such Permitted Fiber Investment shall be deemed to be an Asset Sale.

         "Permitted Vendor Facilities" shall mean Vendor Financing Indebtedness that is permitted to include working capital facilities.

         "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

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

         "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

         "Purchase Money Indebtedness" means Indebtedness of 360networks or a Restricted Subsidiary (including Acquired Indebtedness and Capital Lease Obligations, mortgage financings and purchase money obligations) incurred for the purpose of financing all or any part of the cost of construction, engineering, acquisition, installation, development or improvement by 360networks or any Restricted Subsidiary of any Telecommunications Assets of 360networks or any Restricted Subsidiary and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

         "Qualified Equity Offering" means (A) any underwritten public offering (other than on Form S-4 or S-8 or any successor forms thereto) of common stock of 360networks in which the gross proceeds to 360networks are at least $100.0 million; provided, however, that the Concurrent Equity Offering shall not be deemed to be a Qualified Equity Offering, or (B) the sale by 360networks of its Equity Interests to any Strategic Equity Investor, the net proceeds of which are at least $25.0 million.

         "Qualified Subsidiary Indebtedness" means Indebtedness of any Restricted Subsidiary under one or more senior credit agreements, senior secured loan agreements or similar senior credit facilities (including any supply or similar agreement under which the goods to be financed were obtained) entered into from time to time, including related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., or any successor to the rating agency business thereof.

         "Segment" means (x) with respect to the intercity portions of the Network, the through-portion of the Network between two local networks and (y) with respect to a local portion of the Network, the entire through- portion of the Network, excluding the spurs which branch off the through- portion.

         "Series A Notes" means 360networks' $600,000,000 13% Senior Notes due 2008 and EURO 200,000,000 13% Senior Notes due 2008.

         "Series B Notes" means 360networks' $600,000,000 13% Senior Notes due 2008 and EURO 200,000,000 13% Senior Notes due 2008, each to be issued pursuant to the Exchange Offer.

         "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

         "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

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         "Strategic Equity Investor" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses that has 80% or more of the voting power of its Capital Stock owned by a Person or Persons that has or have, as the case may be, at the time of the initial investment in 360networks, an equity market capitalization in excess of $1.0 billion; provided that in no event shall any Affiliate of 360networks (immediately prior to the time of such investment) be eligible to be a Strategic Equity Investor.

         "Subsidiary" means, with respect to any Person:

         (1) any corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is, at the date of determination, directly or indirectly, owned by such Person (a "subsidiary"), by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person; (2) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership; or

         (3) any partnership, limited liability company or other Person in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination, has (x) at least a majority ownership interest or (y) the power to elect or appoint or direct the election or appointment of the managing partner or member of such Person or, if applicable, a majority of the directors or other governing body of such Person.

         "Tax" shall mean any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

         "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business and the Equity Interests or Indebtedness of a Person engaged primarily in a Telecommunications Business.

         "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased terrestrial or submarine transmission facilities and
(ii) constructing, installing, maintaining, creating, developing or marketing terrestrial or submarine communications related network infrastructure, components, equipment, software and other devices for use in a telecommunications business and any other business or opportunity that is reasonably related or complementary thereto; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of 360networks.

         "Undertaking Agreements" means those certain Undertaking Agreements dated as of May 31, 1998 between 360networks (formerly known as Starfiber Inc.) and 786522 Alberta Ltd. pursuant to which 786522 Alberta Ltd. agreed to contribute 12 fiber strands on the Canadian FOTS to 360networks in exchange for the issuance of certain Capital Stock and the Agreement, dated May 28, 1999, as amended, between 360networks and certain affiliates of Ledcor Inc. whereby 360networks agreed to acquire certain fiber optic assets.

         "Unrestricted Subsidiary" means any Subsidiary of 360networks that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary:

         (1)   has no Indebtedness other than Non-Recourse Debt;

         (2) is not party to any agreement, contract, arrangement or understanding with 360networks or any Restricted Subsidiary of 360networks unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to 360networks or such Restricted Subsidiary

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               than those that might be obtained at the time from Persons who are not Affiliates of 360networks;

         (3) is a Person with respect to which neither 360networks nor any of its Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

         (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of 360networks or any of its Restricted Subsidiaries; and

         (5) has at least one director on its board of directors that is not a director or executive officer of 360networks or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of 360networks or any of its Restricted Subsidiaries.

         Any designation of a Subsidiary of 360networks as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "Certain Covenants Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indentures and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of 360networks as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," 360networks shall be in default of such covenant. The Board of Directors of 360networks may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of 360networks of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

         "Vendor Financing Indebtedness" means Indebtedness of 360networks or a Restricted Subsidiary incurred pursuant to any agreements between 360networks and one or more vendors or lessors (or any Affiliate of any such vendor or lessor) of Telecommunications Assets used or intended for use in a Telecommunications Business by 360networks providing financing for all or any part of the cost of construction, engineering, acquisition, installation, development or improvement by 360networks or any Restricted Subsidiary of any Telecommunications Assets from any such vendor or lessor (or any Affiliate of such vendor or lessor) and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time. Vendor Financing Indebtedness shall not include any working capital facility or Indebtedness to fund interest or other similar expenses made available by any vendor or lessor.

         "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

         (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

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         (2)   the then outstanding principal amount of such Indebtedness.

         "Wholly-Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly-Owned Restricted Subsidiaries of such Person.


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                        DESCRIPTION OF OTHER INDEBTEDNESS

1999 Notes

         General. The 1999 Notes are senior obligations of ours, limited to $500 million in principal amount, and mature on August 1, 2009. The 1999 Notes, which were issued pursuant to the 1999 Indenture, accrue interest at a rate of 12% per annum. Interest is payable each August 1 and February 1, commencing on February 1, 2000.

         Ranking. The 1999 Notes rank senior in right of payment to any of our future subordinated indebtedness and pari passu in right of payment with all of our senior indebtedness, including the 1998 Notes (see below).

         Optional Redemption. The 1999 Notes are not redeemable prior to August 1, 2004. Thereafter, the 1999 Notes will be redeemable, in whole or in part, at our option, at the redemption prices set forth in the 1999 Indenture, plus accrued and unpaid interest to the applicable redemption date. Specifically, if redeemed during the 12-month period beginning on August 1 of the years set forth below, the redemption price will be that amount, expressed as a percentage of the principal amount of the 1999 Notes, listed below:

Year                                                            Redemption Price
-----                                                            ---------------
2004......................................................          106.000%
2005......................................................          104.000%
2006......................................................          102.000%
2007......................................................          100.000%

         In addition, (1) prior to August 1, 2002, we may redeem up to 35% of the sum of (a) the originally issued principal amount of the 1999 Notes and b) any subsequent notes issued under the 1999 Indenture, at 112% of their principal amount, plus accrued and unpaid interest through the redemption date, with the net cash proceeds of one or more public equity offerings; provided, however, that at least 65% of the sum of (a) the originally issued principal amount of the 1999 Notes and (b) any subsequent notes issued under the 1999 Indenture, remains outstanding after the occurrence of the redemption and (2) we may redeem the 1999 Notes at their face value if we become obligated to pay any additional amounts as a result of change in the laws or regulations of Canada or any Canadian taxing authority, or a change in any official position regarding their application or interpretation.

         Change of Control. Upon the occurrence of a change of control, each holder of 1999 Notes will have the right to require us to repurchase all or any part of that holder's 1999 Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest to the date of purchase.

         Covenants. The 1999 Indenture contains certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

         o   borrow money;

         o   pay dividends on stock or repurchase stock;

         o   make investments;

         o   use assets as security in other transactions; and

         o   sell certain assets or merge with or into other companies.

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         Events of Default. The 1999 Indenture contains customary events of default, including:

         o   defaults in the payment of principal, premium or interest;

         o defaults in the compliance with covenants contained in the 1999 Indenture;

         o   cross defaults on more than $10 million of other indebtedness;

         o failure to pay more than $10 million of judgments that have not been stayed by appeal or otherwise; and

         o   the bankruptcy of 360networks inc. or certain of its subsidiaries.

1998 Notes

         General. The 1998 Notes are senior obligations of ours, limited to $175 million in principal amount and mature on December 15, 2005. The 1998 Notes, which were issued pursuant to the 1998 Indenture, accrue interest at a rate of 12 1/2% per annum. Interest is payable each June 15 and December 15, commencing on June 15, 1999.

         Ranking. The 1998 Notes rank senior in right of payment to any of our future subordinated indebtedness and pari passu in right of payment with all of our senior indebtedness, including the 1999 Notes.

         Optional Redemption. The 1998 Notes are not redeemable prior to December 31, 2003. Thereafter, the 1998 Notes will be redeemable, in whole or in part, at our option, at the redemption prices set forth in the 1998 Indenture, plus accrued and unpaid interest to the applicable redemption date. Specifically, if redeemed during the 12-month period beginning on December 31 of the years set forth below, the redemption price will be that amount, expressed as a percentage of the principal amount of the 1998 Notes, listed below:

Year                                                 Redemption Price
-----                                                ----------------
2003                                                     106.250%
2004                                                     100.000%

         Despite the foregoing, however, we shall not be permitted to make an optional redemption until we consummate an offer with respect to the amount of cash generated by us which is not used for the provision of taxes, fixed charges, extraordinary losses or to repay secured indebtedness (the "Accumulated Excess Cash Flow Amount") existing at December 31, 2003 as described in "Excess Cash Flow Offer" below.

         In addition, (1) prior to December 15, 2001, we may redeem up to 35% of the originally issued principal amount of the 1998 Notes at 112.5% of their principal amount, plus accrued and unpaid interest through the redemption date, with the net cash proceeds of one or more public equity offerings; provided, however, that at least 65% of the originally issued principal amount of the 1998 Notes remains outstanding after the occurrence of the redemption and (2) we may redeem the 1998 Notes at their face value if we become obligated to pay any additional amounts as a result of change in the laws or regulations of Canada or any Canadian taxing authority, or a change in any official position regarding their application or interpretation.

         Change of Control. Upon the occurrence of a change of control, each holder of 1998 Notes will have the right to require us to repurchase all or any part of that holder's 1998 Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest to the date of purchase.

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         Excess Cash Flow Offer. If at the end of our fiscal quarter ended
December 31, 2000 or any fiscal quarter ending on June 30 or December 31 thereafter, our Accumulated Excess Cash Flow Amount exceeds $10.0 million, we will be required to make an offer to all holders of 1998 Notes to purchase the maximum principal amount of 1998 Notes that may be purchased using that Accumulated Excess Cash Flow Amount at an offer price equal to 110% of the principal amount of the 1998 Notes, plus accrued and unpaid interest to the date of purchase, subject to a limitation that we are not obliged to repurchase more than 25% of the original principal amount of the 1998 Notes before December 31, 2003.

         Covenants. The 1998 Indenture contains certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

         o   borrow money;

         o   pay dividends on stock or repurchase stock;

         o   make investments;

         o   use assets as security in other transactions; and

         o   sell certain assets or merge with or into other companies.

         Events of Default. The 1998 Indenture contains customary events of default, including:

         o   defaults in the payment of principal, premium or interest;

         o defaults in the compliance with covenants contained in the 1998 Indenture;

         o   cross defaults on more than $10 million of other indebtedness;

         o failure to pay more than $10 million of judgments that have not been stayed by appeal or otherwise; and

         o   the bankruptcy of 360networks inc. or certain of its subsidiaries.

360atlantic Credit Facility

         In February 2000, a group of our subsidiaries entered into $565 million senior secured credit facilities arranged by Goldman Sachs Credit Partners L.P., DLJ Capital Funding, Inc., Credit Suisse First Boston and Export Development Corporation. This credit facility consists of a $365 million tranche A term loan facility, a $175 million tranche B term loan facility and a $25 million working capital revolving credit facility. Our subsidiaries have borrowed $175 million under this credit facility and will use these proceeds, as well as future proceeds, for the development, design, engineering, construction and installation of 360atlantic.

         The indebtedness outstanding under this credit facility is guaranteed by four of our subsidiaries within the borrowing group and is secured by all of their capital stock and substantially all of the assets and property owned by our subsidiaries within the borrowing group. This credit facility is non-recourse to 360networks inc.

         The credit facility contains customary covenants which restrict and limit the ability of our subsidiaries within the borrowing group with respect to, among other things, incurring indebtedness, entering into merger or consolidation transactions, making certain restricted payments, creating liens on assets, making investments and entering into sale and leaseback transactions and transactions with affiliates. The credit facility also limits the ability of our subsidiaries within the borrowing group to engage in activities unrelated to 360atlantic.

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In addition, the credit facility also requires that our subsidiaries within the borrowing group comply with various financial covenants, including the receipt of a minimum amount of revenue derived from sales of capacity on 360atlantic, maximum leverage ratios and a limit on capital expenditures.

         The credit facility also contains customary events of default, including the nonpayment of principal, interest, fees or other amounts, a cross-default with respect to other obligations of our subsidiaries within the borrowing group, failure to materially comply with certain covenants, conditions or provisions under the credit facility, the making of materially false or misleading representations or warranties, the occurrence of any default under material contracts related to 360atlantic that could have a material adverse effect on our subsidiaries within the borrowing group, the failure to achieve the commercial operation date of 360atlantic by a specified date, the occurrence of reorganization, bankruptcy, insolvency or similar proceedings or the occurrence of a change of control. Upon the occurrence and during the continuance of an event of default under the credit facility, all obligations under the credit facility could be deemed to be immediately due and payable.

Proposed Credit Facility

         A subsidiary of ours has accepted an underwritten commitment from The Chase Manhattan Bank and an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation to provide up to $2.0 billion of financing under a senior credit facility. The credit facility consists of a Senior Secured Tranche A Term Loan Facility in the aggregate principal amount of up to $600 million; a Senior Secured Tranche B Term Loan Facility in the aggregate principal amount of up to $300 million; a Senior Secured Revolving Credit Facility in the aggregate principal amount of up to $300 million; and additional term loan facilities, if required, in an aggregate principal amount of up to $800 million to be utilized solely to finance the development or improvement of telecommunications assets or to refinance indebtedness of our subsidiaries.

         All obligations of the borrower will be guaranteed on a senior basis by us and each existing and subsequently acquired or organized subsidiary other than unrestricted subsidiaries and GlobeNet; GlobeNet will be providing a guarantee once it is no longer prohibited from doing so under its existing $400 million bank facilities. The obligations of the borrower and the guarantees will be secured by substantially all our assets and those of our restricted subsidiaries other than GlobeNet, including (1) a first priority pledge of capital stock and inter-company indebtedness and (2) perfected first priority security interests in substantially all tangible and intangible assets.

         The proposed credit facility contains customary covenants and customary events of default similar to those of the 360atlantic credit facility described above.

         The proceeds of the credit facility will be used solely (1) to fund the construction, engineering, acquisition, installation, development or improvement of telecommunications assets or to refinance our indebtedness or that of our subsidiaries; (2) to refinance outstanding indebtedness of 360atlantic; and (3) to invest in GlobeNet so that GlobeNet may repay its outstanding 13% Senior Notes due 2008.

         This commitment is subject to negotiation of definitive documentation and other closing and lending conditions. Amounts borrowed under this facility will be required to be used in compliance with restrictions contained under our indentures. There can be no assurance that this credit facility will be entered into in a timely fashion or at all.

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                        DESCRIPTION OF BOOK-ENTRY SYSTEM

         The old dollar notes are, and the new dollar notes will be, represented by one or more notes in registered, global form (the "Dollar Global Notes"). The Dollar Global Notes will be deposited on the date of the acceptance for exchange of the old dollar notes and the issuance of the new dollar notes (the "Closing Date") with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co. as nominee of DTC, in each case for credit to the accounts of DTC Participants and indirect participants (each as defined below) including, without limitation, Morgan Guaranty Trust Company of New York, Brussels office, as operator (the "Euroclear Operator") of Euroclear, and Clearstream Banking. The old euro notes are, and the new euro notes will be, represented by one or more notes in registered, global form (the "Euro Global Notes," and together with the Dollar Global Notes, the "Global Notes"). The Euro Global Notes will be deposited on the date of the acceptance for exchange of the old euro notes and the issuance of the new euro notes with HSBC Bank plc, as common depositary (such capacity, the "Common Depositary") for Euroclear and Clearstream Banking. The new euro notes will not be eligible for clearance through DTC, except indirectly through DTC's participation in Euroclear or Clearstream Banking.

      Except in the limited circumstances set forth below, notes in certificated form will not be issued.

      Investors who purchased old euro notes pursuant to Rule 144A and investors who purchased old euro notes pursuant to Regulation S who exchange their old euro notes for new euro notes in the Exchange offer will each hold their interests through the Euro Global Notes.

Depositary Procedures

      DTC. DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for persons who have accounts with it ("DTC Participants") and to facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly ("indirect participants").

      Euroclear and Clearstream Banking. We understand as follows with respect to Euroclear and Clearstream Banking: Euroclear and Clearstream Banking each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of a simultaneous transfers of securities. Euroclear and Clearstream Banking each provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Each of Euroclear and Clearstream Banking can settle securities transactions in any of more than 30 currencies, including euros. Euroclear and Clearstream Banking each also deal with domestic securities markets in several countries through established depository and custodial relationships. The respective systems of Euroclear and Clearstream Banking have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other. Account holders in both Euroclear and Clearstream Banking are worldwide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to both Euroclear and Clearstream Banking is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system. An account holder's overall contractual relations with either Euroclear or Clearstream Banking are governed by the respective rules and operating procedures of Euroclear or Clearstream Banking and any applicable laws. Both Euroclear and Clearstream Banking act under such rules and operating procedures only on behalf of

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their respective account holders, and have no record of or relationship with any persons who are not direct account holders.

      Dollar Notes. With respect to the Dollar Global Notes, DTC has advised us that pursuant to procedures established by it, (i) upon initial deposit of a Dollar Global Note, DTC will credit the accounts of DTC Participants with portions of the principal amount of such Dollar Global Note deposited, (ii) for DTC participants, initial ownership of interests in such Dollar Global Notes will be shown on, and the transfer of ownership thereof will be effected through, records maintained by DTC and (iii) for non-DTC participant owners, ownership interests in such Dollar Global Notes will only be shown on, and the transfer of ownership thereof will only be effected through, the records of the DTC participants, including Euroclear and Clearstream Banking, or others through which they hold their account. All interests in a Dollar Global Note deposited with DTC, including those held through Euroclear or Clearstream Banking, are subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream Banking are also subject to the procedures and requirements of such system.

      Euro Notes. With respect to the Euro Global Notes, investors who hold accounts with the Euroclear Operator or Clearstream Banking may acquire, hold and transfer security entitlements with respect to the Euro Global Notes against the Euroclear Operator or Clearstream Banking and their respective property by book-entry to accounts with the Euroclear Operator or Clearstream Banking, each of which has an account with the Common Depositary and subject at all times to the procedures and requirements of Euroclear or Clearstream Banking, as the case may be. "Security entitlement" means the rights and property interests of an accountholder against its securities intermediary under applicable law in or with respect to a security, including any ownership, co-ownership, contractual or other rights. Investors who do not have accounts with the Euroclear Operator or Clearstream Banking may acquire, hold and transfer security entitlements with respect to the Euro Global Notes against the securities intermediary and its property with which such investors hold accounts by book-entry to accounts with such securities intermediary, which in turn may hold a security entitlement with respect to the Euro Global Notes through the Euroclear Operator on Clearstream Banking. Investors electing to acquire security entitlements with respect to the Euro Global Notes through an account with the Euroclear Operator or Clearstream Banking or some other securities intermediary must follow the settlement procedures of their securities intermediary with respect to the settlement of new issues of securities. Security entitlements with respect to the Euro Global Notes to be acquired through an account with the Euroclear Operator or Clearstream Banking will be credited to such account as of the settlement date against payment in Euro for value as of the settlement date. Investors electing to acquire, hold or transfer security entitlements with respect to a Euro Global Notes through an account with the Euroclear Operator, Clearstream Banking or some other securities intermediary other than in connection with the initial distribution of the Euro Notes must follow the settlement procedures of their securities intermediary with respect to the settlement of secondary market transactions in securities.

      Except as described below, owners of interests in the Dollar Global Notes and the Euro Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of notes for any purpose. So long as DTC (or its nominee) or the Common Depositary, as the case may be, is the registered owner or holder of a Global Note, such party will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indentures and the notes. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC, Euroclear and Clearstream Banking, as the case may be, and their participants or account holders to exercise any rights and remedies of a holder of notes under the indentures. Payments of principal and interest on the Global Notes will be made to DTC or its nominee, or to the Common Depositary on behalf of Euroclear and Clearstream Banking, as the case may be, as the registered owners thereof.

      The laws of some countries and some states in the United States require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC, Euroclear and Clearstream Banking can act only on behalf of their respective participants or account holders, as the case may be, the ability of a person

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having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the relevant clearing system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments on the Global Notes

      Payments in respect of the principal of, premium, if any, and interest on a Global Note will be made through a paying agent appointed pursuant to the applicable indenture and will be payable to DTC (or its nominee) or the Common Depositary on behalf of Euroclear and Clearstream Banking, as the case may be, each in its capacity as the registered holder of such notes under such indentures. Under the terms of the indentures, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the Trustee or any agent of ours or the Trustee has or will have any responsibility or liability for (i) any aspect or accuracy of the records of the relevant clearing system, the participants therein or the account holders thereof, as the case may be, relating to payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any records of such clearing system, participant or account holder relating to beneficial ownership interests in the Global Notes, or (ii) any other matter relating to the actions and practices of the relevant clearing system or the participants therein or the account holders thereof.

      DTC, Euroclear or Clearstream Banking, as the case may be, upon receipt of any such payment, will immediately credit the accounts of their relevant participants or account holders, as the case may be, with payments in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant Global Note, as shown on the records of DTC, Euroclear or Clearstream Banking, as the case may be. We expect that payments by such participants or account holders, as the case may be, to the beneficial owners of Global Notes will be governed by standing instructions and customary practices and will be the responsibility of such participants or account holders. Neither we nor the Trustee will have responsibility or liability for the payment of amounts owing in respect of beneficial interests in the Global Notes held by DTC or by the Common Depositary for Euroclear and Clearstream Banking.

Transfers of Global Securities and Interests Therein

      Unless definitive securities are issued, (i) the Dollar Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee, and (ii) the Euro Global Notes may be transferred, in whole and not in part, only by Euroclear and Clearstream Banking to the Common Depositary, as the case may be, or by the Common Depositary to Euroclear and Clearstream Banking, respectively, or to another nominee or successor thereof or a nominee of such successor.

      Transfers of beneficial interests in the Dollar Global Notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants (including, if applicable, those of Euroclear and Clearstream Banking), which are subject to change from time to time. Transfers of beneficial interests in the Euro Global Notes will be subject to the applicable rules and procedures of Euroclear and Clearstream Banking, as the case may be, and their respective account holders and intermediaries. Any secondary market trading activity in beneficial interests in the Global Notes is expected to occur through the participants or account holders and intermediaries, as the case may be, of DTC, Euroclear and Clearstream Banking, and the securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

      No service charge will be made for any registration of transfer or exchange of notes, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      Although DTC, Euroclear and Clearstream Banking have agreed to certain procedures to facilitate transfers of interests in the Global Notes among participants in DTC and account holders in Euroclear and Clearstream

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Banking, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of 360networks, the Trustee or any agent of ours or the Trustee will have any responsibility for the nonperformance or misperformance (as a result of insolvency, mistake, misconduct or otherwise) by DTC, Euroclear or Clearstream Banking or their respective participants, indirect participants, account holders or intermediaries of their respective obligations under the rules and procedures governing their operations.

      We understand that under existing industry practices, if either we or the Trustee requests any action of holders of notes, or if an owner of a beneficial interest in a Global Note desires to give instructions or take an action that a holder is entitled to give or take under the indentures, DTC, Euroclear or Clearstream Banking, as the case may be, would authorize their respective participants or account holders, as the case may be, owning the relevant beneficial interest to give instructions or take such action, and such participants or account holders would authorize indirect participants or intermediaries to give instructions or take such action, or would otherwise act upon the instructions of such indirect participants or intermediaries.

      We understand that under existing practices of DTC, Euroclear and Clearstream Banking if less than all of the respective class of notes are to redeemed at any time, DTC, Euroclear or Clearstream Banking, as the case may be, will credit their participants' or account holders' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as DTC, Euroclear or Clearstream Banking, as the case may be, deems fair and appropriate, provided that no beneficial interests of less than $1,000 or EURO 1,000, as the case may be, may be redeemed in part.

Certificated Notes

      Beneficial interests in a Global Note are exchangeable for definitive notes in registered certificated form only if: (i)in the case of the Dollar Global Notes, DTC (x) notifies us that it is unwilling or unable to continue as depositary for such Dollar Global Notes or (y) has ceased to be a "clearing agency" registered under the Exchange Act and, in each case, we thereupon fail to appoint a successor depositary within 90 days; (ii) in the case of the Euro Global Notes, Euroclear and Clearstream Banking are unwilling or unable to continue as depositary for such Euro Global Notes and we thereupon fail to appoint a successor depositary within 90 days; or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the applicable notes. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requesting by or on behalf of DTC, Euroclear or Clearstream Banking, as the case may be, in accordance with their customary procedures. The notes may not be issued in bearer form.

      In the case of the issuance of certificated notes in the limited circumstances set forth above, the Holder of any such certificated note may transfer such note by surrendering it at the offices or agencies of 360networks maintained for such purpose within the City and State of New York. Until otherwise designated by us, our office or agency in the City and State of New York will be the offices of the Trustee maintained for such purpose. In the event of a partial transfer of a holding of notes represented by one certificate, or partial redemption of such a holding represented by one certificate, a new certificate shall be issued to the transferee in respect of the part transferred or redeemed and a further new certificate in respect of the balance of the holding not transferred or redeemed shall be issued to the transferor, provided that no certificate in denominations less than $1,000 or EURO 1,000 as the case may be, shall be issued. Each new certificate to be issued shall be available for delivery within ten business days at the office of the Trustee. The cost of preparing, printing, packaging and delivering the certificated notes shall be borne by us.

      We shall not be required to register the transfer or exchange of certificated notes for a period of 15 days preceding (a) the due date for any payment or principal of or interest on the notes or (b) a selection of notes to be redeemed. Also, we are not required to register the transfer or exchange of any notes selected for redemption. In the event of the transfer of any certificated note, the Trustee may require a Holder, among other things, to furnish

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appropriate endorsements and transfer documents, and we may require a Holder to pay any taxes and fees required by law and permitted by the indentures and the notes.

      If certificated notes are issued and a Holder of a certificated note claims that the note has been lost, destroyed or wrongfully taken or if such note is mutilated and is surrendered to the Trustee, we shall issue and the Trustee shall authenticate a replacement note if the Trustee's and our requirements are met. If required by the Trustee or us, an indemnity bond sufficient in the judgment of both to protect us, the Trustee or any paying agent or authenticating agent appointed pursuant to the indentures from any loss which any of them may suffer if a note is replaced must be posted. We may charge for its expenses in replacing a note.

      In any case any such mutilated, destroyed, lost or stolen note has become or is about to become due and payable, or is about to be redeemed or purchased by us pursuant to the provisions of the indentures, we in our discretion may, instead of issuing a new note, pay, redeem or purchase such note, as the case may be.


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         MATERIAL UNITED STATES AND CANADIAN INCOME TAX CONSIDERATIONS

         The discussion below is a general description of certain material United States and Canadian income tax consequences to beneficial owners of the new notes. This discussion does not take into account the individual circumstances of any particular investor and does not purport to discuss all of the possible tax consequences of the exchange of old notes for new notes or the ownership and disposition of the new notes. Therefore, prospective investors are urged to consult their own tax advisors concerning the tax consequences of exchanging old notes for new notes and holding and disposing of the new notes, including the application of state, provincial, local, foreign and other tax laws.

United States

         The following is a general discussion of the material U.S. federal income tax consequences of the exchange of old notes for new notes under the exchange offer and the ownership and disposition of new notes to beneficial owners who are U.S. Holders. As used in this prospectus, "U.S. Holder" means a beneficial owner of a new note that is

         o an individual who is a citizen or resident of the United States,

         o a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any state of the United States (including the District of Columbia),

         o an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or

         o a trust if a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons have authority to control all substantial decisions of the trust.

         This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated under the Code, and administrative and judicial interpretations of the Code, all as in effect or proposed on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. This discussion is limited to U.S. Holders that purchased old notes at the issue price, held such notes as capital assets and will hold new notes as capital assets, within the meaning of Section 1221 of the Code. This discussion does not address federal alternative minimum tax consequences or all aspects of U.S. federal income taxation that may be relevant to particular purchasers in light of their personal circumstances or to purchasers subject to special treatment under U.S. federal income tax law (including, without limitation, dealers in securities or foreign currency, tax-exempt entities, banks, insurance companies or other financial institutions, persons that hold Notes as part of a "straddle," "hedge" or "conversion transaction," persons that have a "functional currency" other than the U.S. dollar and persons that own Notes through partnerships or other pass-through entities). This discussion also does not address any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

         Prospective purchasers are urged to consult their own tax advisors as to the particular tax consequences to them of tendering old notes for new notes and the ownership and disposition of new notes, including the applicability of any state, local or foreign tax laws, and any changes (or proposed changes) in applicable tax laws or their interpretation.

         Federal Income Tax Consequences of Tendering Old Notes for New Notes

         Exchange Offer. A U.S. Holder will not recognize taxable gain or loss on the exchange of old notes for new notes pursuant to the exchange offer, and a U.S. Holder's tax basis and holding period for the new notes will be the same as for the old notes immediately before the exchange.

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         Federal Income Tax Consequences of Owning and Disposing of New Notes

         Interest on New Notes. Interest paid on the new notes will be taxable to a U.S. Holder as ordinary interest income, generally at the time it is received or accrued, in accordance with such holder's regular method of accounting for U.S. federal income tax purposes. If Canadian withholding taxes are imposed on the interest payments, 360networks inc. will be required to pay Additional Amounts to holders of the new notes (see "Description of Notes--Payment of Additional Amounts"). 360networks inc. believes that the imposition of Canadian withholding taxes with respect to interest on the new notes as a result of a change in Canadian tax law is a remote and incidental contingency. Accordingly, 360networks inc. does not intend to treat the new notes as contingent payment debt instruments for U.S. federal income tax purposes.

         Interest paid on a new euro note will be includible in income by a U.S. Holder in an amount equal to the U.S. Dollar value of the payment, regardless of whether the payment is in fact converted to U.S. Dollars at that time. If such U.S. Holder uses the cash method of accounting for tax purposes, the U.S. Dollar value of such payment is determined using the spot rate at the time such payment is received. If a U.S. Holder uses the accrual method of accounting for tax purposes, the U.S. Dollar value of such payment is determined using the average exchange rate during the relevant accrual period (or partial accrual period with respect to interest paid in a subsequent taxable year) or, if elected, the spot rate (a) on the last day of the relevant accrual period (or partial accrual period) or (b) on the payment date, if such date is within five business days of the last day of the accrual period or taxable year. Any differences in the exchange rate between the rate at which interest on a new euro note is included in income and the spot rate on the payment (or disposition) date for interest will result in exchange gain or loss with respect to the related amount of interest, and will generally be treated as ordinary income or loss for U.S. federal income tax purposes. The U.S. Dollar value of interest accrued or received, adjusted for any exchange gain or loss with respect to the amount accrued, generally will be a U.S. Holder's tax basis in the euros received as interest on a new euro note.

         Original Issue Discount. Because the new notes are issued at a discount from their stated redemption price at maturity, the new notes will have original issue discount ("OID") for federal tax purposes and U.S. Holders of new notes will be subject to special tax accounting rules, as described in greater detail below. U.S. Holders of new notes should be aware that they generally must include OID in gross income for U.S. federal income tax purposes on an annual basis under the constant-yield-to-maturity method regardless of their method of tax accounting. As a result, U.S. Holders will include OID in income in advance of the receipt of cash attributable to such income. However, U.S. Holders of the new notes generally will not be required to include separately in income cash payments received on such new notes, to the extent such payments constitute payments of previously accrued OID.

         A new note will be treated as issued with OID equal to the excess of the "stated redemption price at maturity" of a new note over its "issue price." The "stated redemption price at maturity" of a new note is the total of all payments on the new note that are not payments of "qualified stated interest." A "qualified stated interest" payment is a payment of stated interest unconditionally payable in cash or property (other than debt instruments of the Company), at least annually at a single fixed rate during the entire term of the new note that appropriately takes into account the length of intervals between payments. The stated interest on the new note will constitute "qualified stated interest" and thus will not be included in the stated redemption price.

         The amount of OID includible in income by an initial U.S. Holder of a new note is the sum of the "daily portions" of OID with respect to the new note for each day during the taxable year or portion thereof in which such U.S. Holder holds such new note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro-rata portion of the OID that accrued in such period. The "accrual period" for a new note will generally be the semi-annual period between interest payment dates, but may be of any length and may vary in length over the term of an OID note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period.

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

         The amount of OID on a new euro note will be determined for any accrual period using Euro and then translated into U.S. Dollars in the same manner as interest income accrued by a U.S. Holder on the accrual basis, as described above, whether the U.S. Holder is a cash method taxpayer or an accrual method taxpayer. A U.S. Holder will generally recognize exchange gain or loss when the OID is paid (including a payment attributable to OID upon the sale or other disposition of a new euro note) to the extent of the difference between the U.S. Dollar value of such payment, determined based on the spot rate for Euro on the date of payment, and the U.S. Dollar value of the accrued OID, determined in the same manner as for accrued interest.

         Sale, Redemption or Retirement of Notes. Upon the sale, redemption, retirement at maturity or other taxable disposition of a new note, a U.S. Holder generally will recognize gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on that sale, redemption, retirement or disposition (except to the extent the cash or property is attributable to accrued but unpaid interest that has not previously been included in the holder's income) and the U.S. Holder's tax basis in the new note (generally, its cost).

         Gain or loss recognized on the sale or other taxable disposition of a new note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the new note has been held for more than one year. In the case of a U.S. Holder who is an individual, long term capital gains generally are subject to a maximum capital gains rate of 20%.

         The cost of a new euro note to a U.S. Holder will be the U.S. Dollar value of the euro purchase price translated at the spot rate for the date of purchase (or, in some cases, the settlement date). The conversion of U.S. Dollars into euros and the immediate use of those euros to purchase a new euro note generally will not result in a taxable gain or loss for a U.S. Holder. A U.S. Holder will have a tax basis in any euros received on the sale, exchange or retirement of a new euro note equal to the U.S. Dollar value of the euro on the date of receipt.

         Upon the sale, exchange, retirement or repayment of a new euro note, a U.S. Holder will also recognize exchange gain or loss to the extent that the rate of exchange on the date of retirement or disposition differs from the rate of exchange on the date of the new euro note was acquired, or deemed acquired. Exchange gain or loss is recognized, however, only to the extent of total gain or loss on the transaction. For purposes of determining the total gain or loss on the transaction, a U.S. Holder's tax basis in a new euro note will generally equal the U.S. Dollar cost of the new euro note.

         Exchange gain or loss recognized by a U.S. Holder will generally be treated as ordinary income or loss.

         Foreign Tax Credit Considerations. Interest on the new notes will constitute income from sources without the United States for U.S. foreign tax credit purposes. Payment of interest on the new notes will not be subject to Canadian withholding tax. See "--Canada." If, however, the interest payments become subject to Canadian withholding taxes as the result of a change in Canadian tax law, U.S. Holders will be treated for U.S. federal income tax purposes as having actually received the amount of the taxes withheld and as having paid that amount to the Canadian taxing authorities. As a result, the amount of interest income included in gross income by a U.S. Holder generally will be greater than the amount of cash actually received by the U.S. Holder from 360networks inc. for the interest income. A U.S. Holder may be able, subject to generally applicable limitations, to claim a foreign tax credit or take a deduction for Canadian withholding taxes imposed on interest payments (including withholding taxes imposed on Additional Amounts).

         Gain or loss on the sale, redemption, retirement at maturity or other taxable disposition of a new note generally will constitute U.S. source gain or loss for U.S. foreign tax credit purposes.

         Backup Withholding. Backup withholding may apply to certain payments of principal, premium, if any, and interest on a new note and to proceeds of the sale or other disposition of a new note before maturity. 360networks inc., or its U.S. agent or broker, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of the payment, unless the U.S. Holder furnishes its taxpayer identification number (social security or employer identification number), certifies that the number is correct, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Certain U.S. Holders, including corporations, are not subject to backup withholding. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder generally will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Canada

         The following summarizes the material Canadian federal income tax considerations as of the date of this prospectus under the Income Tax Act (Canada) (the "Canadian Tax Act") and the published administrative practice of the Canada Customs and Revenue Agency generally applicable to a holder of new notes who acquires new notes under the exchange offer.

         This summary is based upon the provisions of the Canadian Tax Act and the regulations adopted under the Canadian Tax Act (the "Regulations") in force on the date of this prospectus, proposed amendments to the Canadian Tax Act and the Regulations publicly announced prior to the date of this prospectus by or on behalf of the Minister of Finance (Canada) and current published administrative practices and assessing policies of the Canada Customs and Revenue Agency. This summary does not otherwise take into account or anticipate any changes in law or administrative practice, whether by legislative, governmental or judicial action, nor does it take into account provincial or foreign income tax considerations. This summary of Canadian federal income tax considerations does not take into account the individual circumstances of any particular investor and does not purport to discuss all of the possible tax consequences of an investment in the new notes. Prospective holders should consult their tax advisors for advice regarding the income tax considerations applicable to them.

         The following discussion is applicable to a holder (other than an initial purchaser) who, for purposes of the Canadian Tax Act and any relevant tax treaty, deals at arm's length with 360networks, is not and is not deemed to be a resident of Canada, does not use or hold, and is not deemed to use or hold, the new notes in the course of carrying on a business in Canada and, in the case of a person who carries on an insurance business in Canada and elsewhere, establishes the new notes are not effectively connected with the insurance business carried on in Canada and are not "designated insurance property" for purposes of the Canadian Tax Act (a "Non-Resident Holder"). For purposes of the Canadian Tax Act, related persons (as defined in the Canadian Tax Act) are deemed not to deal at arm's length, and it is a question of fact whether persons not related to each other deal at arm's length.

         The payment by 360networks of interest, principal or premium on the new notes to a Non-Resident Holder will be exempt from Canadian withholding tax.

         No other tax on income (including taxable capital gains) will be payable by a Non-Resident Holder under the Canadian Tax Act as a result of the acquisition, holding, sale, redemption or other disposition of the new notes, including the receipt of interest or premium thereon.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives new notes for its own account through the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business on the 180th day following the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with a resale.

         We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account through the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. The resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the new notes. Any broker-dealer that resells new notes that were received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of new notes may be considered to be an "underwriter" within the meaning of the Act and any profit of resale of new notes and any commissions or concessions received by any person may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not have admitted that it is an "underwriter" within the meaning of the Securities Act. By acceptance of the exchange offer, each broker-dealer that receives new notes under the exchange offer agrees to notify us before using this prospectus in connection with the sale or transfer of new notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus to make the statements in this prospectus not misleading, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of this prospectus until we have amended or supplemented the prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the broker-dealer.

         For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses for the exchange offer (including the expenses of any one special counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes participating in the exchange offer (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

         The holder of each old note accepted for exchange will receive a new note in an amount equal to the surrendered old note. Old notes accepted for exchange will not accrue interest from the date the exchange offer is completed. Holders of old notes accepted for exchange will not receive any payment of accrued interest on those old notes. Old notes which are not tendered or not accepted for exchange will continue to accrue interest.

         The old dollar notes were issued on April 26, 2000 and the old euro notes were issued on April 28, 2000, each in transactions exempt from the registration requirements of the Securities Act. They may not be offered or sold in the United States unless registered or under an applicable exemption under the Securities Act. We are offering the new notes under this prospectus to satisfy certain of our obligations contained in the registration rights agreements we entered into concerning the offerings. Based on interpretations by the staff of the Securities and Exchange Commission as described in no-action letters issued to others, we believe that new notes issued through the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any holder of notes, except a holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act,

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

provided that these new notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in a distribution of these new notes. However, we have not sought a no-action letter concerning the exchange offer and we cannot assure you that the staff of the Securities and Exchange Commission would make a similar determination about the exchange offer. Each holder of old notes, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage or participate in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. Each broker-dealer that receives new notes for its own account through the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not have admitted that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer with resales of new notes received in exchange for old notes acquired by that broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending at the close of business on the 180th day following the expiration date, we will make this prospectus available to any broker-dealer to use with resales. See "Plan of Distribution."

         We will not receive any proceeds from the exchange offer. We will pay all the expenses of the exchange offer. In the event we terminate the exchange offer and do not accept any old notes for exchange we will promptly return the old notes to the holders of the notes. See "The Exchange Offer."

         There has previously been only a limited secondary market, and no public market, for the old notes. The old notes are eligible for trading in The Portal Market. We have been advised by the initial purchasers that they intend to make a market for the new notes; however, the initial purchasers are not obligated to do so. We do not currently intend to list the new notes on any securities exchange. Any market-making may be discontinued at any time, and there is no assurance that an active public market for the new notes will develop or, if it does develop, that it will continue. This prospectus may be used by the initial purchasers in connection with offers and sales of the new notes which may be made by them from time to time in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. The initial purchasers may act as principal or agent in this transaction.

         The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not comply with the securities or blue sky laws of that jurisdiction.

         You should rely only on the information contained in this document or what we have referred you to. We have not authorized anyone to provide you with information that is different.

         The market data included in this prospectus, including information relating to our relative position in the industry, are based on independent industry publications, other publicly available information or our management's good faith beliefs. Although we believe that these independent sources are reliable, the accuracy and completeness of these independent sources has not been independently verified.

         Old dollar notes in the aggregate principal amount of $600 million were issued originally in global form. The global old note was deposited with The Depository Trust Company, as initial depository. The global old note is registered in the name of Cede & Co., as nominee of the depository. Beneficial interests in the global old note are shown on, and transfers of the global old note are effected only through, records maintained by the depository and its participants. The use of the global old note to represent certain of the old notes permits the depository's participants, and anyone holding a beneficial interest in an old note registered in the name of that a participant, to transfer interests in the old notes electronically in accordance with the depository's established procedures without the need to transfer a physical certificate. The new notes will also be issued initially as a note in global form and deposited with the depository.

         Old euro notes in the aggregate principal amount of EURO 200 million were issued originally in global form. The global old note was deposited with HSBC Bank plc, as common depositary for Euroclear and Clearstream

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Banking, as initial depository. The global old note is registered in the name of
MSS (Common Depositary) Nominees Limited. Beneficial interests in the global old note are shown on, and transfers of the global old note are effected only through, records maintained by the depository and its participants. The use of the global old note to represent certain of the old notes permits the depository's participants, and anyone holding a beneficial interest in an old note registered in the name of that a participant, to transfer interests in the old notes electronically in accordance with the depository's established procedures without the need to transfer a physical certificate. The new notes will also be issued initially as a note in global form and deposited with HSBC Bank plc, as common depositary for Euroclear and Clearstream Banking, as initial depository.


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

                                  LEGAL MATTERS

         Certain legal matters concerning the new notes will be passed upon for us by Cahill Gordon & Reindel, New York, New York (concerning matters of U.S.
law), Farris, Vaughan, Wills & Murphy, Vancouver, British Columbia (concerning matters of Canadian law) and Stewart McKelvey Stirling Scales, Halifax, Nova Scotia (concerning matters of Nova Scotia law).

                                     EXPERTS

         Our financial statements for the years ended December 31, 1998 and 1999 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by PricewaterhouseCoopers LLP, chartered accountants, Vancouver, British Columbia, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports. The divisional financial statements of the predecessor division incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Deloitte & Touche LLP, Edmonton, Alberta, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports. The financial statements of GlobeNet Communications Group Limited incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by PricewaterhouseCoopers LLP, chartered accountants, Toronto, Ontario, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

           ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

         We are a corporation organized under the laws of Nova Scotia, Canada. A majority of our directors and officers as well as certain experts named in this prospectus reside principally in Canada. Because all or a substantial portion of our assets and the assets of these persons are located outside the United States, it may not be possible for you to effect service of process within the United States upon us or those persons. Furthermore, it may not be possible for you to enforce against us or them in the United States, judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. Federal securities laws or other laws of the United States. We have been advised by Farris, Vaughan, Wills & Murphy, our Canadian counsel, that there is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon the U.S. Federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. Federal securities laws. Therefore, it may not be possible to enforce those actions against us, our directors and officers or the experts named in this prospectus.

                              CURRENCY TRANSLATION

         Unless otherwise indicated, all references to "$" or dollars in this prospectus refer to United States dollars and all references to "Cdn.$" refer to Canadian dollars. As of May 31, 2000, the noon buying rate in New York City for cable transfers in Canadian dollars was U.S.$1.00 = Cdn.$1.4974.

         The following table sets forth, for each period presented, the high and low exchange rates, the average of the exchange rates on the last day of each month during the period indicated and the exchange rates at the end of the period indicated for one United States dollar, expressed in Canadian dollars, based on the noon buying rate in New York City for cable transfer payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

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

                                              Year Ended December 31,
                                    ------------------------------------------
                                     1999     1998    1997     1996     1995
                                    ------   ------  ------   ------   -------
End of Period.....................  1.4455   1.5295  1.4293   1.3706   1.3641
Average for the period............  1.4945   1.4940  1.3875   1.3560   1.3770
High for the period...............  1.5470   1.5845  1.4413   1.3865   1.4267
Low for the period................  1.4420   1.4037  1.3338   1.3263   1.3270

In this prospectus references to euros are converted to dollars at a rate of
0.9369 dollars to 1.0 euro.


                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form F-4 under the Securities Act, and the rules and regulations promulgated thereunder, concerning the new notes offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in or annexed as exhibits or schedules to the registration statement. Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document. Our Commission file number is 001-15841.

         You may review a copy of the registration statement, including exhibits and schedules filed with it, at the Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         You may read and copy any reports, statements or other information that we file with the Commission at the addresses indicated above, and you may also access them electronically at the web site set forth above. These Commission filings are also available to the public from commercial document retrieval services.

         We are a "foreign private issuer" as defined in Rule 405 of the Securities Act. As a foreign private issuer, we are exempt from provisions of the Exchange Act which prescribe the furnishing and content of proxy statements to shareholders and relating to short swing profits reporting and liability. We have agreed that for so long as any notes remain outstanding we will furnish to the holders of notes the information required to be delivered under Rule 144A(d)(4) under the Securities Act. Whether or not we are subject to Section 13(a) or 15(d) of the Exchange Act, we will file with the Securities and Exchange Commission and furnish to the holders of notes and the trustee (1) within 140 days after the end of each fiscal year, annual reports on Form 20-F or 40-F, as applicable (or any successor form), containing the information required to be contained therein (or required in such successor form) and (2)
(a) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q or (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K (or any successor form) which, regardless of applicable requirements, shall, at a minimum, contain a "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         We are required to file reports and other information with the securities commission in all provinces of Canada. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the provincial securities commissions. These filings are also electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) (http://www.sedar.com), the Canadian equivalent of the Commission's electronic document gathering and retrieval system.

         We have previously filed the following documents with the Commission and incorporate them by reference into this prospectus:

         1. our annual report on Form 20-F for the year ended December 31, 1999;

         2. the consolidated financial statements of 360networks inc. for the six months ended June 30, 2000 and 1999, contained in our report of foreign issuer on Form 6-K, filed with the Commission on July 25, 2000;

         3. the consolidated financial statements of 360networks inc, together with the report thereon of PricewaterhouseCoopers LLP dated February 25, 2000, except for note 15 which is as of March 20, 2000, appearing on pages F-2 to F-27 in Amendment No. 2 to our Registration Statement on Form F-1 (No. 333-95621), filed with the Commission on April 18, 2000;

         4. the consolidated financial statements of Worldwide Fiber (USA), Inc., together with the report thereon of PricewaterhouseCoopers LLP dated March 12, 1999 appearing on pages F-28 to F-36 in Amendment No. 2 to our Registration Statement on Form F-1 (No. 333-95621), filed with the Commission on April 18, 2000;

         5. the consolidated financial statements of our predecessor division, the telecommunications division of Ledcor Industries Limited, together with the report thereon of Deloitte & Touche LLP dated November 30, 1998, appearing on page F-37 to F-47 in Amendment No. 2 to our Registration Statement on Form F-1 (No. 333-95621), filed with the Commission on April 18, 2000;

         6. the consolidated financial statements of GlobeNet Communications Group Limited, together with the report thereon of PricewaterhouseCoopers LLP dated February 16, 2000, appearing on page F-48 to F-67 in Amendment No. 2 to our Registration Statement on Form F-1 (No. 333-95621), filed with the Commission on April 18, 2000; and

         7. our reports of foreign issuer on Form 6-K, filed with the Commission on June 21, 2000, May 16, 2000 and May 5, 2000.

         All subsequent annual reports filed by us on Form 20-F, Form 10-K or Form 40-F and all reports filed pursuant to sections 13(a) or 15(d) of the Exchange Act subsequent to the date of this prospectus and before the termination of the offering shall be deemed to be incorporated by reference and a part of this prospectus from the date such documents are filed. We may incorporate by reference any reports of foreign issuer submitted by us on Form 6-K by identifying on such forms that they are being incorporated by reference into this prospectus.

         For purposes of this prospectus, any statement in a document incorporated or deemed incorporated by reference is modified or superseded to the extent that a statement in this prospectus, or in any subsequently filed document which is or is deemed to be incorporated by reference, modifies or supersedes it. Any statement so modified or superseded is not, except as so modified or superseded, to constitute a part of this prospectus.

         We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, on the written or oral request of such person, a copy of any or all documents referred to above which have been or may be incorporated by reference in this prospectus (not including exhibits to such incorporated information that are not specifically incorporated by reference into such information). Requests for such copies should be directed to us at the following address: 360networks inc., 1500-1066 West Hastings Street, Vancouver, British Columbia, Canada V6E 3X1, Attention:
Secretary, telephone number: (604) 681-1994. In order to obtain timely delivery of these documents you must request this information no later than five business days before the date on which you would like to receive the documents. YOU MUST REQUEST THIS INFORMATION BY AUGUST 25, 2000.


                           GENERAL LISTING INFORMATION

Listing

         Our articles of association and the legal notice relating to the issue of the notes have been deposited with the Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d'Arrondissement a Luxembourg), where such documents are available for inspection and where copies thereof can be obtained upon request. As long as the notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, notes will be maintained in Luxembourg.

         The issuance of the notes was authorized by the board of directors of 360networks inc. by meeting on April 19, 2000.

Documents

         For so long as the notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, copies of the following documents may be inspected at the specified office of the Paying Agent and Registrar in
Luxembourg:

         o Memorandum of Association and Articles of Association of 360networks inc.;

         o   the purchase agreement;

         o the indentures relating to the notes, which include the forms of the note certificates;

         o   the registration rights agreements; and

         o other documents that we state in this prospectus will be available at the office of the Paying Agent and Registrar in Luxembourg.

         In addition, copies of the most recent consolidated financial statements of 360networks inc. for the preceding financial year and any interim quarterly financial statements published by 360networks inc. will be available at the specified office of the Paying Agent in Luxembourg for so long as the notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require.

Responsibility Statement

         Having made all reasonable inquiries, we confirm that this prospectus contains all information with respect to 360networks inc. and the notes which is material in the context of the issue and offering of the notes, that such information is true and accurate in every material respect and is not misleading in any material respect and that this prospectus does not omit to state any material fact necessary to make such information not misleading.

The opinions, assumptions and intentions expressed in this prospectus with regard to 360networks inc. are honestly held, have been reached after considering all relevant circumstances and are based on reasonable assumptions. We accept responsibility for the information contained in this prospectus accordingly. We represent that, other than as contemplated by the pro forma financial information presented in this prospectus, there has been no material adverse change in our financial position since December 31, 1999.

         Neither we nor any of our affiliates is involved in any litigation or arbitration proceedings that relate to claims or amounts that are material in the context of the issue of the notes or that may have, or have had during the 12 months preceding the date of this prospectus, a material adverse effect on our financial position, nor, so far as we or any of our affiliates is aware, is any such proceeding pending or threatened.

                                360networks inc.

                    Index to Pro Forma Financial Information
                                   (unaudited)






                                                                            Page
                                                                            ----
Pro Forma Consolidated Income Statement for
  the six month period ended June 30, 2000.............................     PF-2
Pro Forma Consolidated Income Statement for
  the year ended December 31, 1999.....................................     PF-3
Notes to Pro Forma Financial Information...............................     PF-4

                                360networks inc.
                     Pro Forma Consolidated Income Statement
                                   (unaudited)
                  For the six month period ended June 30, 2000
         (tabular amounts expressed in thousands of U.S. dollars except per share amounts)



                                                                         Pro forma
                                                                  -------------------------
                                                     GlobeNet                                                     Pro forma
                                                  Communications                               Pro forma    Consolidated Income
                                360networks inc.  Group Limited   Acquisition       Combined  Adjustments        Statement
                                       $                $         Adjustments          $            $                 $
                                ----------------  -------------   -----------       --------  -----------   -------------------
Revenue.......................        234,000         13,373           --            247,373       --                  247,373
Costs.........................        147,000          4,408           --            151,408       --                  151,408
                                ----------------  -------------   -----------       --------  ---------         ---------------

Gross Profit..................         87,000          8,965           --             95,965       --                   95,965
                                ----------------  -------------   -----------       --------  ---------         ---------------

 Expenses
General and administrative....         36,000         18,451           --             54,451       --                   54,451
Stock-based compensation......        153,000         10,670           --            163,670       --                  163,670
Depreciation..................          8,000          1,368           --              9,368       --                    9,368
                                                                     13,548  4(i)
Amortization of goodwill......           --             --            6,962  4(ii)    20,510       --                   20,510
                                ----------------  -------------   -----------       --------  ---------        ----------------
                                      197,000         30,489         20,510          247,999       --                  247,999
                                ----------------  -------------   -----------       --------  ---------         ---------------
                                     (110,000)       (21,524)       (20,510)        (152,034)      --                 (152,034)

Interest expense..............         52,000         16,190         (1,310) 4(i)     66,880     32,770 4(iii)          99,650
Interest income...............         28,000         13,785           --             41,785       --                   41,785
                                ----------------  -------------   -----------       --------  ---------        ---------------

Income (loss) before
  income taxes and minority
  interest....................       (134,000)       (23,929)       (19,200)        (177,129)   (32,770)              (209,899)

Provision for income taxes....         13,000             56           --             13,056    (14,943) 4(iv)          (1,887)
                                ----------------  -------------   -----------       --------  ---------        ----------------

Income (loss) before minority
  interest ...................       (147,000)       (23,985)       (19,200)        (190,185)   (17,827)              (208,012)
Income attributable to
  minority interest...........         (2,000)          --            2,000  4(ii)      --         --                     --
                                ----------------  -------------   -----------       --------  ---------        ----------------


Net income (loss) for the
period........................       (149,000)       (23,985)       (17,200)        (190,185)   (17,827)              (208,012)
                                ================  =============   ===========       ========  =========        ================


Basic and fully diluted loss
per share. ....................         $(0.33)                                                                          $(0.29)
Weighted average number of
  shares used to compute basic
  and fully diluted loss per
  share.......................    524,174,000                                                             4(v)     724,945,262

                                360networks inc.
                     Pro Forma Consolidated Income Statement
                                   (unaudited)
                      For the year ended December 31, 1999
         (tabular amounts expressed in thousands of U.S. dollars except per share amounts)



                                                                         Pro forma
                                                                  -------------------------
                                                     GlobeNet                                                     Pro forma
                                                  Communications                               Pro forma    Consolidated Income
                                360networks inc.  Group Limited   Acquisition       Combined  Adjustments        Statement
                                       $                $         Adjustments          $            $                 $
                                ----------------  -------------   -----------       --------  -----------   -------------------

Revenue ......................        359,746        26,348            --           386,094        --                 386,094
Costs ........................        250,612        10,989            --           261,601        --                 261,601

                                                                                                                 ------------

Gross Profit .................        109,134        15,359            --           124,493        --                 124,493

                                                                                                                 ------------

 Expenses
General and administrative ...         21,846        15,104            --            36,950                            36,950
Stock-based compensation .....          7,116         4,207            --            11,323        --                  11,323
Depreciation .................          2,998         1,854            --             4,852        --                   4,852
                                                                     28,583  5(i)
Amortization of goodwill .....           --            --            23,100 5(ii)    51,683        --                  51,683

                                                                                                                 ------------

                                       31,960        21,165          51,683         104,808        --                 104,808
                                       77,174        (5,806)        (51,683)         19,685        --                  19,685
Interest expense .............         33,908        20,965          (1,310) 5(i)    53,563     143,443 5(iii)        197,006
Interest income ..............         18,122        12,588            --            30,710        --                  30,710

                                                                                                                 ------------

Income (loss) before income
  taxes, minority interest and
  equity accounted for
  investment..................         61,388       (14,183)        (50,373)         (3,168)   (143,443)             (146,611)

Provision for income taxes ...         30,314           141            --            30,455     (65,410) 5(iv)        (34,955)

                                                                                                                 ------------

Income (loss) before minority
  interest and equity
  accounted for investment ...         31,074       (14,324)        (50,373)        (33,623)    (78,033)             (111,656)
Income attributable to
  minority interest and equity
  accounted for investment ...         (7,434)         (773)          7,434 5(ii)      (773)       --                    (773)

                                                                                                                 ------------

Net income (loss) for
  the year....................         23,640       (15,097)        (42,939)        (34,396)    (78,033)             (112,429)

                                                                                                                 ============


Basic and fully diluted loss
  per share ..................    $     (0.03)                                                                   $      (0.19)
Weighted average number of
  shares used to compute basic
  and fully diluted loss per
  share.......................    327,313,808                                                            5(vi)     614,964,070

                                360networks inc.
                    Notes to Pro Forma Financial Information
                                   (unaudited)
           For the six month period ended June 30, 2000 and the year
                             ended December 31, 1999
            (tabular amounts expressed in thousands of U.S. dollars)


1.       Nature and Purpose of Pro Forma Financial Information

         The pro forma consolidated income statement of the Company for the six months ended June 30, 2000 assumes that the following transactions occurred on January 1, 2000: (i) the Company's acquisition of GlobeNet, (ii) the elimination of minority interest earnings and amortization of goodwill as a result of the Michels and CN/IC minority interest acquisitions and (iii) the effect of the interest expense including accretion of the discount on the $600 million 13% senior notes due 2008 and EURO 200 million 13% senior notes due 2008 (collectively, the "Notes") and amortization of deferred financing costs relating to the Notes. The pro forma consolidated income statement of the Company for the year ended December 31, 1999 assumes that the following transactions occurred on January 1, 1999: (i) the Company's acquisition of GlobeNet; (ii) the elimination of minority interest earnings and amortization of goodwill as a result of the Michels and CN/IC minority interest acquisitions; and (iii) the effect of the interest expense including accretion of the discount on the Notes and amortization of deferred financing costs relating to the Notes and $500,000,000 12% senior notes issued July 28, 1999 (the "1999 Notes").

2.       Basis of presentation

         The unaudited pro forma consolidated income statements have been prepared by management in accordance with generally accepted accounting principles in the United States and the pro forma assumptions and adjustments described in notes 1, 4 and 5.

         The unaudited pro forma consolidated income statement for the year ended December 31, 1999 is based on the audited historical consolidated financial statements of the Company for the year ended December 31, 1999 and audited historical consolidated financial statements of GlobeNet for the year ended December 31, 1999.

         The unaudited pro forma consolidated income statement for the six months ended June 30, 2000 is based on the unaudited historical consolidated financial statements of the Company and GlobeNet for the six months ended June 30, 2000.

         The unaudited pro forma financial statements give effect to the acquisition by the Company of GlobeNet in a transaction to be accounted for as a purchase. The unaudited pro forma consolidated income statements are based on the individual statements of income of the Company and GlobeNet and combines the results of the operations for the year ended December 31, 1999 and the six month period ended June 30, 2000, as if the acquisition occurred on January 1, 1999 and January 1, 2000 respectively.

         The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that actually would have resulted if the transactions reflected herein had been completed on the dates indicated or the results which may be obtained in the future. The unaudited pro forma consolidated financial statements should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements of the Company, including the respective notes thereto, incorporated by reference.

3.       Significant accounting policies

         The significant accounting policies used in the preparation of the pro forma consolidated income statements include those disclosed in the consolidated financial statements of the Company.

4. Pro forma consolidated income statement assumptions and adjustments for the six month period ended June 30, 2000

         (i) Acquisition of GlobeNet

                                360networks inc.
                    Notes to Pro Forma Financial Information
                                   (unaudited)
           For the six month period ended June 30, 2000 and the year
                             ended December 31, 1999
            (tabular amounts expressed in thousands of U.S. dollars)

         The pro forma income statement has been prepared to reflect the following adjustments and assumptions resulting from the acquisition of
GlobeNet:

         o This elimination of the amortization of deferred financing costs of $1,310,000 related to GlobeNet's debt.

         o   The amortization of goodwill of $13,548,000.

         o The assumption that GlobeNet's long term debt will not be repaid as a result of a change in control of GlobeNet.

         (ii) Michels and CN/IC minority interest acquisitions

         This adjustment records the amortization of goodwill from the acquisition of the minority equity interests of Michels and CN/IC and elimination of minority interest earnings assuming the acquisitions occurred on January 1, 2000.

         (iii) Interest expense on the Notes

         This adjustment records the interest expense, including accretion of the discount on the Notes and amortization of deferred financing costs of $32,770,000 for the six months ended June 30, 2000 assuming the Notes were issued on January 1, 2000. Amortization of the deferred financing costs and accretion of the discount on the Notes was computed based on the effective interest rate method. The Company would have capitalized a portion of interest expense related to the Notes to the cost of the fiber optic network assets constructed in 2000, which is not reflected in these pro forma statements.

         (iv) Income taxes

         This adjustment records an income tax recovery of $1,887,000 for the six months ended June 30, 2000 using an effective tax rate of 45.6%. Management believes that, based on a number of factors, it is more likely than not that the deferred tax asset will be fully realized, such that no valuation allowance would be recorded.

         (v) Pro forma basic and fully diluted loss per share

         The weighted average number of shares used to compute pro forma basic and fully diluted loss per share is determined as follows:


Weighted average number of shares used to compute historical
  basic and fully diluted loss per share.......................   542,174,000
Issuance of shares in a public offering........................    51,566,250
Purchase of GlobeNet...........................................    42,822,316
Purchase of Michels minority equity interest...................    22,285,714
Purchase of CN/IC minority equity interests....................    11,428,571
Issuance and conversion or exchange of Series A Non-Voting        160,084,346
  Preferred Shares.............................................
Reciprocal shareholdings adjustment from the Canadian
  telecommunications arrangement transaction...................      (536,935)

                                360networks inc.
                    Notes to Pro Forma Financial Information
                                   (unaudited)
           For the six month period ended June 30, 2000 and the year
                             ended December 31, 1999
            (tabular amounts expressed in thousands of U.S. dollars)

Less: Weighted average number of shares for the above noted pro forma transactions already included in June 30, 2000 historical basic and fully
diluted earnings per share.                                      (104,879,000)
                                                              -----------------
                                                                  724,945,262
                                                              =================

5. Pro forma consolidated income statement assumptions and adjustments for the year ended December 31, 1999

         (i) Acquisition of GlobeNet

         The pro forma income statement has been prepared to reflect the following adjustments and assumptions resulting from the acquisition of
GlobeNet:

         o This elimination of the amortization of deferred financing costs of $1,310,000 related to GlobeNet's debt.

         o   The amortization of goodwill of $28,583,000.

         o The assumption that GlobeNet's long term debt will not be repaid as a result of a change in control of GlobeNet.

         (ii) Michels and CN/IC minority interest acquisitions

         This adjustment records the amortization of goodwill from the acquisition of the minority equity interests of Michels and CN/IC and elimination of minority interest earnings assuming the acquisitions occurred on January 1, 1999.

         (iii) Interest expense on the Notes and 1999 Notes

         This adjustment records the interest expense, including accretion of the discount on the Notes and amortization of deferred financing costs of $143,443,000 for the year ended December 31, 1999 assuming the Notes and the 1999 Notes were issued on January 1, 1999. Amortization of the deferred financing costs and accretion of the discount on the Notes was computed based on the effective interest rate method. The Company would have capitalized a portion of interest expense related to the Notes and the 1999 Notes to the cost of the fiber optic network assets constructed in 1999, which is not reflected in these pro forma statements.

         (iv) Income taxes

         This adjustment records an income tax recovery of $34,955,000 for 1999 using an effective tax rate of 45.6%. Management believes that, based on a number of factors, it is more likely than not that the deferred tax asset will be fully realized, such that no valuation allowance would be recorded.

         (v) Pro forma basic and fully diluted loss per share

                                360networks inc.
                    Notes to Pro Forma Financial Information
                                   (unaudited)
           For the six month period ended June 30, 2000 and the year
                             ended December 31, 1999
            (tabular amounts expressed in thousands of U.S. dollars)


         The weighted average number of shares used to compute pro forma basic and fully diluted loss per share is determined as follows:

Weighted average number of shares used to compute historical        327,313,808
  basic and fully diluted loss per share........................
Issuance of shares in a public offering.........................     51,566,250
Purchase of GlobeNet............................................     42,822,316
Purchase of Michels minority equity interest....................     22,285,714
Purchase of CN/IC minority equity interests.....................     11,428,571
Issuance and conversion or exchange of Series A Non-Voting          160,084,346
  Preferred Shares..............................................
Reciprocal shareholdings adjustment from the Canadian
  telecommunications arrangement transaction....................       (536,935)
                                                                   ------------
                                                                    614,964,070

Pro forma loss available to common stockholders is computed as follows:

  Pro forma net loss............................................    $  (112,429)
  Stock dividend................................................         (5,000)
                                                                   ------------
  Pro forma net loss available to common stockholders...........    $  (117,429)
                                                                   ============

                      PRINCIPAL OFFICE OF 360NETWORKS INC.

                         1500-1066 West Hastings Street
                           Vancouver, British Columbia
                                 Canada V6E 3X1


                       TRUSTEE, PAYING AGENT AND REGISTRAR

                                  HSBC Bank USA
                              140 Broadway, Level A
                          New York, New York 10005-1180


                       LISTING, PAYING AND TRANSFER AGENT

                          Banque Generale du Luxembourg
                            50 Avenue John F. Kennedy
                                L-2951 Luxembourg


                       PAYING AGENT AND COMMON DEPOSITARY

                                  HSBC Bank plc
                                  Mariner House
                                  Pepys Street
                         London EC3N 4DA, United Kingdom


                                LEGAL ADVISORS TO
                                   THE COMPANY

                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005

                         Farris, Vaughan, Wills & Murphy
                          2600-700 West Georgia Street
                           Vancouver, British Columbia
                                 Canada V7Y 1B3

                        Stewart McKelvey Stirling Scales
                       Suite 900, Purdy's Wharf Tower One
                             1959 Upper Water Street
                              Halifax, Nova Scotia
                                 Canada B3J 3N2

August 3, 2000







                         [OBJECT OMITTED - COMPANY LOGO]



                     $600,000,000 13% senior notes due 2008
                   EURO 200,000,000 13% senior notes due 2008



                                 --------------

                                   PROSPECTUS

                                 --------------



--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.
--------------------------------------------------------------------------------